                                                                    EXHIBIT 99.1

A copy of this document, which comprises listing particulars relating to IVAX prepared in accordance with the listing rules of the UK Listing Authority made under section 142 of the Financial Services Act 1986 of Great Britain, has been delivered to the Registrar of Companies in England and Wales in accordance with section 149 of that Act.

Application has been made to the UK Listing Authority for all the existing issued IVAX Common Stock to be admitted to the Official List and application has been made for admission of such IVAX Common Stock to trading on the London Stock Exchange's market for listed securities. It is expected that Admission will become effective and that dealings in IVAX Common Stock on the London Stock Exchange's market for listed securities will commence on August 1, 2001. IVAX Common Stock is listed on the American Stock Exchange.

The IVAX Common Stock has not been marketed and none of the IVAX Common Stock is available, in whole or in part, to the public in conjunction with the application for Admission.

--------------------------------------------------------------------------------

                                     [LOGO]
                                IVAX CORPORATION

           (INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA, USA)
                        INTRODUCTION TO THE OFFICIAL LIST
                                  SPONSORED BY

                                   UBS WARBURG

--------------------------------------------------------------------------------

SHARE CAPITAL UPON ADMISSION

             SHARES OF IVAX COMMON STOCK WITH A PAR VALUE OF US$0.10

                          NUMBER                          AMOUNT
                          ------                          ------
                                                          (US$)

AUTHORISED             437,500,000                       43,750,000

ISSUED                 200,374,106                    20,037,410.60

--------------------------------------------------------------------------------

UBS Warburg, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for IVAX and no one else in connection with the Admission and will not be responsible to anyone other than IVAX for providing the protections afforded to clients of UBS Warburg or for providing advice in relation to the Admission.

THIS DOCUMENT DOES NOT CONSTITUTE OR CONTAIN AN OFFER OR INVITATION TO SUBSCRIBE FOR OR PURCHASE ANY SECURITIES OF IVAX. THIS DOCUMENT MAY NOT BE TAKEN OR TRANSMITTED INTO THE UNITED STATES, CANADA, AUSTRALIA OR JAPAN OR DISTRIBUTED TO ANY NATIONAL, CITIZEN OR RESIDENT OF THE UNITED STATES, CANADA, AUSTRALIA OR JAPAN OR TO ANY CORPORATION, PARTNERSHIP OR ANY OTHER ENTITY CREATED OR ORGANISED UNDER THE LAWS THEREOF.


                                                                                                           PAGE
                                                                                                           ----
DIRECTORS AND ADVISERS                                                                                       ii

                                                                                                              1

PART I     THE IVAX GROUP'S ACTIVITIES

PART II    FINANCIAL INFORMATION ON THE IVAX GROUP                                                           35

PART III   UNAUDITED FINANCIAL INFORMATION ON THE IVAX GROUP FOR THE QUARTER ENDED
           MARCH 31, 2001                                                                                    74

PART IV    UNAUDITED FINANCIAL INFORMATION ON THE IVAX GROUP FOR
           THE QUARTER ENDED JUNE 30, 2001                                                                   88

PART V     ADDITIONAL INFORMATION                                                                            92
           1.        Responsibility                                                                          92
           2.        Directors                                                                               92
           3.        Executive Compensation                                                                  94
           4.        Agreements with Directors                                                               96
           5.        Directors' and Others' Interests                                                       103
           6.        Incorporation and status                                                               105
           7.        IVAX Subsidiaries                                                                      105
           8.        Share Capital                                                                          110
           9.        Articles of Incorporation and Bylaws                                                   113
           10.       Stock Incentive Plans                                                                  117
           11.       Material Contracts                                                                     121
           12.       Property                                                                               127
           13.       Litigation                                                                             128
           14.       Taxation                                                                               133
           15.       Listings and Dealings                                                                  135
           16.       Working Capital                                                                        135
           17.       General                                                                                135
           18.       Documents available for inspection                                                     136

PART VI    DEFINITIONS                                                                                      137



                             DIRECTORS AND ADVISERS

DIRECTORS                          MARK EDWIN ANDREWS
                                   (NON-EXECUTIVE DIRECTOR)

                                   ERNST RUDOLPH BIEKERT, PH.D.
                                   (NON-EXECUTIVE DIRECTOR)

                                   CHARLES MATTHEW FERNANDEZ
                                   (NON-EXECUTIVE DIRECTOR)

                                   JACK FISHMAN, PH.D.
                                   (NON-EXECUTIVE DIRECTOR)

                                   NEIL WILLIAM FLANZRAICH
                                   (VICE CHAIRMAN AND PRESIDENT)

                                   PHILLIP FROST, M.D.
                                   (CHAIRMAN AND CHIEF EXECUTIVE OFFICER)

                                   JANE HUEY HSIAO, PH.D.
                                   (VICE CHAIRMAN, TECHNICAL AFFAIRS AND CHIEF
                                   TECHNICAL OFFICER)

                                   ISAAC KAYE
                                   (DEPUTY CHIEF EXECUTIVE OFFICER)

HEAD OFFICE AND BUSINESS           4400 Biscayne Boulevard
ADDRESS FOR DIRECTORS              Miami
                                   Florida 33137
                                   United States of America

SPONSOR                                          SOLICITORS TO IVAX

UBS Warburg Ltd                                  Theodore Goddard
2 Finsbury Avenue                                150 Aldersgate Street
London EC2M 2PP                                  London EC1A 4EJ



ENGLISH LEGAL ADVISERS TO THE SPONSOR            AUDITORS

Linklaters                                       Andersen LLP
One Silk Street                                  Suite 1470
London EC2Y 8HQ                                  1 Biscayne Tower
                                                 Miami
                                                 Florida FL 33131
                                                 United States of America

                                     PART I

                           THE IVAX GROUP'S ACTIVITIES

BUSINESS OVERVIEW

IVAX is a multinational company engaged in the research, development, manufacture and marketing of pharmaceutical products. IVAX has grown through the development of proprietary and brand equivalent products and through strategic acquisitions, focused primarily on countries whose pharmaceutical markets are developing, where there is the greatest growth potential.

IVAX's full line of brand equivalent drugs includes the first FDA-approved equivalent to branded Taxol(R), a US$1.5 billion oncology drug. IVAX has marketing applications pending for many other products that are equivalent to important branded drugs. Based on its unique patented inhalers, IVAX has built a strong franchise in the asthma market, and is expanding that franchise by conducting studies to support marketing applications for respiratory products in the United States and in other markets served by its global marketing network. IVAX's product pipeline also includes novel compounds that it has discovered or licensed from third parties, some of which have already successfully completed Phase II clinical trials and are now undergoing Phase III trials, which is the final step before submission of applications for marketing approval.

IVAX's business has grown significantly during the past year. During the year 2000, IVAX generated net revenues of US$793 million, up from US$656million in 1999, and net income of US$ 131 million, up from US$71 million in 1999. During the second quarter of 2001, IVAX generated net revenues of US$302 million, up from US$185 million in the second quarter of 2000, and net income of US$67.9 million, up from US$30.2 million in the second quarter of 2000.

IVAX has pharmaceutical manufacturing facilities located in Argentina, Chile, China, the Czech Republic, England, Germany, Hungary, Ireland, Mexico, Puerto Rico, the United States, Uruguay, Venezuela and the Virgin Islands. Marketing and/or research facilities are located in these same countries, and also in Canada, France, India, Kazakhstan, Latvia, the Netherlands, Peru, Poland, Russia, Sweden, Switzerland, the Slovak Republic, Taiwan, and the Ukraine. In other countries, IVAX products are marketed through distributors or joint ventures.

GROWTH STRATEGIES

IVAX expects future growth to come from:

o     discovering and developing and/or acquiring new products;

o leveraging proprietary technology and development strengths in the respiratory and oncology areas;

o     pursuing complementary, accretive or strategic acquisitions; and

o     strategically expanding sales and distribution of its products.

DISCOVERY AND DEVELOPMENT AND/OR ACQUISITION OF NEW PRODUCTS

IVAX expects that new products it discovers, develops and/or acquires will provide a cornerstone for future growth. In October 1999, IVAX dramatically increased the size and scope of its new product development capability through the acquisition of IVAX Drug Research Institute Ltd, which had approximately 250 employees engaged in drug research and development. In 2000, IVAX spent US$65.3 million for company-sponsored research and development activities compared to US$53.4 million in 1999 and US$47.9 million in 1998.

Among the new products that have either entered or are about to enter clinical trials in the near future are:

o     the Paxoral(TM) oral form of paclitaxel;

o     a product for the treatment of multiple sclerosis;

o     a patented drug for allergic disorders;

o     a product for the treatment of severe epilepsy;

o     a compound for the treatment of brain cancer;

o one or more of the soft steroids that IVAX is developing for asthma and gastrointestinal indications both in humans and companion animals; and

o     a patented drug to treat benign prostatic hypertrophy.

Other new compounds in earlier stages of development are being designed to treat cystic fibrosis, asthma, cancer by inhibiting angiogenesis and thrombotic states and neurological disorders such as epilepsy, Parkinson's disease, multiple sclerosis and Alzheimer's disease. IVAX believes that its basic research programs at IVAX Drug Research Institute Ltd will allow it to develop further improved forms of some of these drugs as well as other novel compounds and delivery systems.

LEVERAGE PROPRIETARY TECHNOLOGY AND DEVELOPMENT STRENGTHS

IVAX intends to continue to leverage its proprietary technology and development strengths to develop a significant portfolio of proprietary, high value pharmaceutical products in the areas of respiratory diseases and oncology.

Primary among these strengths are its patented inhalation technology and expertise in developing and commercializing respiratory products; and experience in the development and commercialization of oncology drugs.

Technology and capabilities in these areas have also allowed IVAX to pursue new business opportunities in the form of strategic collaborations with pharmaceutical partners desiring to license its technologies and utilize its expertise. In the respiratory area, IVAX has successfully challenged a number of European patents held by 3M Corporation on chlorofluorocarbon ("CFC")-free formulations of anti-asthmatic drugs and has become the first company to obtain approvals of its CFC-free formulations of these drugs. In the oncology field, IVAX was the first company after Bristol-Myers Squibb to complete original clinical trials accepted by the United States Food and Drug Administration, known as the FDA, as establishing the safety and efficacy of paclitaxel. The product is currently being marketed, under the trademarks Paxene(R) and Onxol(TM), by its subsidiaries in the United States, Eastern Europe and the European Union. Through these activities, IVAX has developed a considerable body of clinical data, technology and know-how that is proprietary. IVAX believes that its regulatory and marketing experience with paclitaxel will be beneficial as it continues to seek improved formulations of paclitaxel and develop complementary products such as Paxoral(TM), its angiogenesis inhibitor and compounds it is studying for the treatment of brain cancer. In addition, IVAX expects that the relationships that it establishes with oncology drug distributors, hospitals and cancer centers will assist it in marketing brand equivalent biotech drugs, such as the colony-stimulating factors, interferon and human growth hormone, that it is in the process of developing.

PURSUE COMPLEMENTARY, ACCRETIVE OR STRATEGIC ACQUISITIONS

Acquisitions have in the past helped to build IVAX, and it expects to use well-timed, carefully selected acquisitions to continue to drive growth. It intends to pursue primarily acquisitions that will complement existing businesses and provide new product and market opportunities, as well as leverage existing assets. In assessing strategic opportunities, IVAX will consider whether the acquisition:

o     is accretive to earnings;

o allows it to leverage expertise in its areas of therapeutic focus by adding new products or product development capabilities;

o     offers geographic expansion opportunities into key strategic markets; and

o allows it to further penetrate existing markets, thereby enabling it to take advantage of economies of scale.

In addition to business acquisitions, IVAX will continue to actively pursue strategic product acquisitions and other collaborative arrangements. Integral to these initiatives is the ability to leverage its existing infrastructure by adding sales from acquired products while minimizing incremental costs.

STRATEGICALLY EXPAND SALES AND DISTRIBUTION OF PRODUCTS

IVAX intends to continue to strategically expand the sales and distribution of its products. It currently has research, manufacturing, distribution and/or marketing operations in more than 20 countries throughout the world, and its products are distributed in approximately 70 countries. It reacquired rights to Easi-Breathe(R) and paclitaxel products in various European countries and is developing sales capabilities in those countries to market these and future products. It has begun marketing additional products through its subsidiaries in the United States and in Eastern Europe. IVAX recently completed acquisitions of pharmaceutical companies in Venezuela, Mexico and Chile which complement its operations in Argentina, Peru and Uruguay and continues the expansion of its Latin American operations. Future plans include the acquisition of additional manufacturing and distribution capabilities in Europe and Latin America. In Asia, IVAX believes that it can complement the operations of its subsidiaries IVAX Asia Limited and Beijing Jiai Pharmaceuticals, and its joint venture with the Kunming Pharmaceutical Factory, by establishing additional joint ventures and selectively establishing distribution channels for its major products.

At the same time, IVAX is attempting to integrate operations and seeking to identify and exploit the cross-marketing and distribution opportunities that exist among its various subsidiaries. For example, its Czech Republic subsidiary is a large producer of bulk cyclosporin, a drug used to prevent rejection in organ transplant recipients. Bulk cyclosporin is one of the ingredients used in its Paxoral(TM)product.

PHARMACEUTICAL BUSINESS

CURRENT PROPRIETARY AND BRANDED PRODUCTS

IVAX markets a number of proprietary and brand name products treating a variety of conditions through its subsidiaries throughout the world. These products are marketed by its direct sales force to physicians, pharmacies, hospitals, managed health care organizations and government agencies. These products are sold primarily to wholesalers, retail pharmacies, distributors, hospitals and physicians.

ONCOLOGY

IVAX has a strong foundation in the oncology field based on its proprietary anti-cancer drug Paxene(R) (paclitaxel).

PAXENE(R)/ONXOL(TM)

The active substance in the injectable drug paclitaxel is an unpatented compound which, in clinical trials sponsored by the United States National Cancer Institute, exhibited promising results in the treatment of ovarian and breast cancer and AIDS-related Kaposi's Sarcoma. Bristol-Myers Squibb currently markets an injectable product containing paclitaxel under the brand name Taxol(R) for the treatment of ovarian and breast cancer and AIDS-related Kaposi's Sarcoma. IVAX's formulation of injectable paclitaxel is marketed under a license from NaPro BioTherapeutics and is marketed in Europe as Paxene(R) and in the United States as Onxol(TM).

IVAX announced on May 29, 2001 that the FDA had approved an additional manufacturer of the paclitaxel active ingredient, as well as an additional manufacturer of finished product for IVAX's paclitaxel injection product.

IVAX submitted a New Drug Application, or NDA, for Paxene(R) for the treatment of AIDS-related Kaposi's Sarcoma in March 1997. In December 1997, the FDA determined Paxene(R) to be safe and effective for that purpose, but concluded that Paxene(R) could not be finally approved for this indication until August 4, 2004. The delay in final approval is due to a seven-year market exclusivity period under the Orphan Drug Act granted to Taxol(R), which was approved for AIDS-related Kaposi's Sarcoma earlier in 1997. The Orphan Drug exclusivity of Taxol(R) does not apply to NDAs or Abbreviated New Drug Applications, known as ANDAs, for the use of paclitaxel to treat indications other than AIDS-related Kaposi's Sarcoma and does not apply in any market other than the United States.

IVAX filed an application for regulatory approval of Paxene(R) to treat AIDS-related Kaposi's Sarcoma in the European Union in 1997, and the European Committee for Proprietary Medical Products approved this application in July 1999. In April 2000, Paxene(R) was approved for the same indication in Canada by the Health Protection Branch.

IVAX filed its own ANDA for paclitaxel with the FDA in December 1997. In August 1998 it purchased Immunex Corporation's ANDA for paclitaxel, which was the first ANDA filed with the FDA for paclitaxel injection. This ANDA was approved on September 15, 2000 and IVAX is marketing paclitaxel in the United States under the name Onxol(TM). In connection with such approval, it received an exclusivity period which allows its product to be the only brand equivalent paclitaxel on the market for a period of 180 days. It is marketing Onxol(TM) in the United States through its direct sales force to oncologists and distributors of oncological drugs. IVAX believes that these relationships can be used in the future to facilitate its commercialization of Paxoral(TM) and other oncology products.

IVAX's subsidiary IVAX C.R. received an exception from registration to market Paxene(R)for various indications in Belarus in July 1999, and in the Czech Republic in September 2000. In March 2000 its product was approved in Poland for breast and ovarian cancers and is being marketed in Poland under the name Paxenor. It has also applied for approval to market Paxene(R)in other countries. RESPIRATORY

IVAX has substantial expertise in the development, manufacture and marketing of respiratory drugs, primarily for asthma, in metered-dose inhaler formulations. Its Norton Healthcare Limited subsidiary in the United Kingdom is the third largest respiratory company in that market. At the core of its respiratory franchise are advanced delivery systems, which include a patented metered-dose inhaler called Easi-Breathe(R), and a unique new dry powder inhaler, as well as conventional metered-dose inhalers.

EASI-BREATHE(R)

IVAX holds patents on Easi-Breathe(R), its breath-activated metered-dose inhaler, which is designed to overcome the difficulty many persons experience with conventional metered-dose inhalers in attempting to coordinate their inhalation with the emission of the medication. Easi-Breathe(R) emits the medication automatically in one step upon inhalation, minimizing coordination problems and better ensuring that the medication is delivered to the lungs. IVAX markets its Easi-Breathe(R) breath-activated inhaler through its Norton Healthcare Limited subsidiary in the United Kingdom and through its subsidiary IVAX C.R. in the Czech Republic.

IVAX has pioneered the development of propellants for aerosol products that do not contain CFCs, chemicals believed to be harmful to the environment which are being phased out on a global basis. In November 1997, IVAX received the world's first approval for a CFC-free beclomethasone, and in April 2000, it received approval in the United Kingdom for a CFC-free albuterol. Both beclomethasone and albuterol are widely-prescribed anti-asthmatic drugs.

UROLOGY

ELMIRON(R). IVAX received its first United States approval to market its patented prescription medication Elmiron(R) (pentosan polysulfate sodium) in September 1996. Elmiron(R) is approved in the United States and Canada for the treatment of interstitial cystitis, a chronic, progressive and debilitating urinary bladder disease primarily affecting women. In September 1997, IVAX sold the United States and Canadian marketing rights to Elmiron(R) and the urological medications Bicitra(R), Polycitra(R), Polycitra-K Crystals(R), Polycitra-LC(TM),

Neutra-Phos(R), and Neutra-Phos-K(TM), to ALZA Corporation. Although this sale represented AN exit by IVAX from the urology business in 1997, it retained the marketing rights to these products outside of the United States and Canada and all proprietary rights and is currently seeking product approvals in various countries. It also retained rights to Elmiron(R) for veterinary uses and is developing it to treat feline interstitial cystitis.

NEW PROPRIETARY AND BRANDED PRODUCTS UNDER DEVELOPMENT

IVAX is committed to the cost-effective development of proprietary pharmaceuticals directed primarily towards indications having relatively large patient populations or for which limited or inadequate treatments are available. IVAX is seeking to accelerate product development and commercialization by in-licensing compounds, especially after clinical testing has begun, and by developing new dosage forms of existing products or new therapeutic indications for existing products. IVAX intends to emphasize the development of drug products in the oncology and respiratory fields and has a variety of proprietary pharmaceuticals in varying stages of development.

PAXORAL(TM)

Presently, paclitaxel, which is one of the leading anticancer drugs in the world, is marketed only in injectable form. IVAX is developing an oral formulation of paclitaxel that it believes may provide significant advantages over the injectable dosage form in terms of patient convenience and reduced side-effects. IVAX believes that its patented new system will allow patients to obtain effective doses of paclitaxel through oral administration and that this patented system can be applied to other chemotherapeutic agents that are not currently orally available.

On June 8, 2001 IVAX announced that the U.S. Patent and Trademark Office had issued a notice of allowance in connection with IVAX's patent applications relating to the oral formulation. This allowance follows the issuance of U.S. Patent Number 5,968,972 entitled "Method for Increasing the Oral Bioactivity of Pharmaceutical Agents".

Phase II studies of oral paclitaxel are currently being conducted in non-small cell lung cancer, breast cancer and stomach cancer. IVAX plans to expand its oral paclitaxel development program to include Phase III pivotal trials as well as Phase II trials for additional indications.

INHALATION AEROSOL PRODUCTS

IVAX is continuing to develop the Easi-Breathe(R) inhaler for use with various compounds. In light of international agreements calling for the eventual phase-out of CFCs, it is developing CFC-free inhalation aerosol products. It received regulatory approval to market CFC-free beclomethasone in Ireland and France in 1997 in its standard metered-dose inhaler and its Easi-Breathe(R) inhaler, the first such approvals for any company anywhere in the world. It received regulatory approval to market CFC-free beclomethasone in its standard metered-dose inhaler in Belgium, Italy, Finland and Portugal in 1999 and in Japan, Germany and Spain in 2000. In 1998, it also applied for approval to market an albuterol CFC-free formulation in various European countries, and in April 2000, this product was approved for marketing in the United Kingdom. This approval will provide the basis for expedited approvals in other European countries under the mutual recognition procedure. IVAX has also developed a multi-dose dry powder inhaler which uses no propellant and is believed to have superior dosing accuracy than competing models. In 1998, it completed clinical trials in the United Kingdom for budesonide in its multi-dose dry powder inhaler. In 1999, it submitted Marketing Authorization Applications in the United Kingdom for approval to market a multi-dose dry powder inhaler for use with albuterol and budesonide. In the United States Phase III clinical trials to support U.S. marketing approval of CFC-free albuterol are in progress. On May 10, 2001 IVAX announced that its wholly owned veterinary products subsidiary, DVM Pharmaceuticals, Inc., will begin clinical trials for the asthma medicine beclomethasone in a special formulation utilizing IVAX's proprietary Easi-Breathe(R) device in conjunction with its patented delivery mask to treat heaves, the equivalent to asthma in horses. Thoroughbreds and other horses frequently suffer from this condition. Asthma also occurs frequently in other companion animals, which are presently treated with human drugs such as albuterol, cromolyn and beclomethasone. DVM Pharmaceuticals Inc.'s new product, developed specifically for animals in an environmentally friendly non-CFC formulation, addresses the significant challenge to pet owners who administer these medications, especially in aerosol form, due to the need to coordinate the release of the medication with the animal's breathing. DVM Pharmaceuticals Inc.'s plans to file an New Animal Drug Application for the first of several products early next year. DVM Pharmaceuticals, Inc. specializes in development, manufacturing and marketing of pharmaceutical and nutritional products to companion animals.

In developing environmentally friendly, CFC-free formulations for metered-dose inhalers, IVAX and many of its competitors have obtained or licensed patents on formulations containing alternative propellants. There are many existing patents covering the use of hydrofluoroalkane with pharmaceuticals, and successful product development by IVAX may require that it incurs substantial expense in seeking to develop formulations that do not infringe competitors' patents, or that it licenses or invalidates such patents. It successfully invalidated certain relevant United Kingdom and European patents in the United Kingdom during 1997, 1998 and 1999.

SOFT DRUG TECHNOLOGY

In December 1999, IVAX acquired Soft Drugs, Inc., a private company with a significant patent portfolio. This acquisition enters IVAX into a new field of technology and provides it with several new chemical entities to add to its growing pipeline of proprietary new drugs. These chemical entities include a corticosteroid that is rapidly converted to an inactive form after absorption, which will minimize the side effects normally associated with these drugs. Initial applications will be to treat asthma (as an inhaled product) and inflammatory diseases of the large intestine (in a special oral form).

BRAND EQUIVALENT PRODUCTS

Another important part of IVAX's pharmaceutical business is the broad line of brand equivalent products, both prescription and over-the-counter, that are marketed by its various subsidiaries as brand equivalent substitutes or under a brand name. Brand equivalent drugs are therapeutically equivalent to their brand name counterparts, but are generally sold at lower prices and as alternatives to the brand name products. In order to remain successful in the brand equivalent pharmaceutical business, IVAX is working to develop new formulations and to obtain marketing authorizations which will enable it to be the first or among the first to launch brand equivalent products on the market.

In the United States, the IVAX Pharmaceuticals, Inc. subsidiary (which changed its name from Zenith Goldline Pharmaceuticals, Inc. in February 2001) manufactures and markets approximately 56 brand equivalent prescription drugs in capsule or tablet forms in an aggregate of approximately 123 dosage strengths under the "Zenith Goldline" and "Goldline" trade names. IVAX also distributes in the United States approximately 282 additional brand equivalent prescription and over-the-counter drugs and vitamin supplements, in various dosage forms, dosage strengths and package sizes. Its domestic brand equivalent drug distribution network encompasses most trade classes of the pharmaceutical market, including wholesalers, retail drug chains, retail pharmacies, mail order companies, managed care organizations, hospital groups, nursing home providers and government agencies.

In the United Kingdom, IVAX is a leading provider of brand equivalent pharmaceuticals. It markets approximately 110 brand equivalent prescription and over-the-counter drugs, about half of which it manufactures, in various dosage forms and dosage strengths, constituting an aggregate of approximately 229 products under the "Norton" trade name. Such products are marketed to wholesalers, retail pharmacies, hospitals, physicians and government agencies. In addition, it manufactures and markets various "blow-fill-seal" pharmaceutical products, such as solutions for injection or irrigation, and unit-dose vials for nebulization to treat respiratory disorders.

Brand equivalent products (but not including branded products) represented 49%, 56% and 51% of IVAX's revenues for the years ended December 31, 2000, 1999 and 1998, respectively. NEW BRAND EQUIVALENT PRODUCTS UNDER DEVELOPMENT During 2000 IVAX received final FDA approval of 9 ANDAs, tentative FDA approval of 5 ANDAs, approval of 7 Abridged Product License Applications, or APLAs, the United Kingdom equivalent of an ANDA, from the United Kingdom Medicines Control Agency and approval of 2 APLAs in 2 other European Countries. As of January 1, 2001, IVAX had ANDAs or its foreign equivalent pending as follows:

       NUMBER PENDING                        COUNTRY
       --------------                        -------
       34                                    United States
       30                                    England
       9                                     Ireland
       10                                    Germany
       3                                     France
       1                                     Canada

ACQUISITIONS

A significant component of the expansion of IVAX's pharmaceutical business has been the acquisition of strategic and complementary businesses. Some of IVAX's recent acquisitions are described below.

LABORATORIO CHILE S.A.

On May 31, 2001 IVAX launched a tender offer in Chile for all of the outstanding shares of Laboratorio Chile S.A. (the "Chilean Offer"), and simultaneously launched a tender offer in the United States for all of the outstanding American Depositary Shares ("ADSs") and all of the outstanding shares of Laboratorio Chile S.A. held by U.S. holders (the "U.S. Offer" and jointly with the Chilean Offer, the "Tender Offers"). IVAX offered to purchase shares of common stock for US$1.25 per share payable in Chilean pesos and US$25.00 per ADS payable in United States dollars. On July 2, 2001 IVAX announced the successful completion of the Tender Offers and its acceptance of all validly tendered shares and ADSs of Laboratorio Chile S.A.. On July 6, 2001 IVAX announced that it had purchased 99.6% of the outstanding shares of Laboratorio Chile S.A., including shares represented by ADSs. The aggregate purchase price of approximately US$394,000,000 will be paid from IVAX's cash on hand.

Laboratorio Chile was, at the time of purchase, the largest Chilean pharmaceutical company in revenue terms and was also among the major pharmaceutical companies in Argentina and Peru. Laboratorio Chile manufactures and markets a broad line of more than 900 branded and brand equivalent products in Chile, Argentina and Peru and reported revenues over US$173 million in 2000. Its main products are to treat respiratory and infectious diseases, but it also has strong franchises with cardiovascular, neurological and gynecologic products.

NETPHARMA SCANDINAVIA AB

On March 13, 2001, IVAX acquired Netpharma Scandinavia AB ("Netpharma"), a Swedish pharmaceutical company that, together with its affiliated companies, sells prescription pharmaceutical products in several countries in Scandinavia. Netpharma is a small but rapidly growing company, whose business is significant for the Swedish market.

LABORATORIOS FUSTERY, S.A. DE C.V.

In February 2001, IVAX acquired Laboratorios Fustery, S.A. de C.V., which is based in Mexico City, Mexico. Fustery manufactures, markets and distributes a broad range of prescription pharmaceutical products and is a leading manufacturer of antibiotics and injectable products in Mexico. Fustery's therapeutic areas of primary emphasis are antibiotics, anti-inflammatories, analgesics, cardiovascular and gastrointestinal products. Fustery employs over 120 medical representatives whose objective is to promote Fustery's prescription products.

WAKEFIELD PHARMACEUTICALS, INC.

In September 2000, IVAX acquired Wakefield Pharmaceuticals, Inc. which is based in Georgia. Wakefield Pharmaceuticals, Inc. markets and sells respiratory products to allergists, ear, nose and throat doctors, lung doctors and primary care physicians. Wakefield Pharmaceuticals, Inc. employs over 50 marketing professionals to market and sell respiratory products.

LABORATORIOS ELMOR, S.A.

In June 2000, IVAX acquired Laboratorios Elmor, S.A., which is based in Caracas, Venezuela. Laboratorios Elmor, S.A. is the second largest Venezuelan pharmaceutical company in terms of units sold, and one of the fastest growing pharmaceutical companies in Venezuela.

IVAX DRUG RESEARCH INSTITUTE LTD

In October 1999, IVAX acquired IVAX Drug Research Institute Ltd, which is based in Budapest, Hungary. IVAX Drug Research Institute Ltd employs approximately 250 scientists and support staff and engages in original drug discovery and provides contract research services to other pharmaceutical companies. It was originally founded in 1950 as a government-owned pharmaceutical research and development



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

center for the Hungarian pharmaceutical industry. Through the acquisition of IVAX Drug Research Institute Ltd, IVAX obtained a research capability that includes drug discovery, screening, synthesis and pre-clinical development. Additionally, IVAX Drug Research Institute Ltd has a depository of more than 1,500 microorganisms to produce chemicals of medicinal value through fermentation. As part of the acquisition, IVAX also acquired rights to several important compounds, including a patented drug for the treatment of benign prostatic hypertrophy which is currently undergoing clinical trials. IVAX Drug Research Institute Ltd also has a number of other new drug candidates that are now in clinical trials, including a tri-peptide with anti-thrombin activity similar to heparin, which helps prevent blood clots.

IVAX C.R.

In 1994, IVAX acquired a 60% interest in IVAX C.R., one of the oldest and best known pharmaceutical companies based in the Czech Republic. Through open market purchases made in 1995, 1996, 1999 and 2000, and public tender offers made in 1999 and 2000, IVAX increased its ownership interest in IVAX C.R. to 98%. IVAX C.R. develops, manufactures and markets a variety of human pharmaceutical and veterinary products, as well as syrup for a herbal based cola and an energy sport beverage, and active ingredients and herbal extracts used in the manufacture of pharmaceuticals, including cyclosporin and ergot alkaloids. All such products are manufactured in the Czech Republic. IVAX C.R. sells its products primarily in Central and Eastern European countries, including Russia.

COLLABORATIVE AGREEMENTS

IVAX also seeks to enter into collaborative alliances which allow it to exploit its drug discovery and development capabilities or provide it with valuable intellectual property and technologies. Some of these collaborative alliances are described below.

ELI LILLY

In February 2001, IVAX entered into an exclusive agreement with Eli Lilly and Company to develop and market talampanel, a compound discovered by its subsidiary, IVAX Drug Research Institute Ltd, for the treatment of epilepsy.

CENTER FOR BLOOD RESEARCH

In December 2000, IVAX entered into a license and collaborative agreement with the Center for Blood Research, Inc., an affiliate of the Harvard Medical School. Pursuant to this agreement IVAX will be collaborating with the Center to develop products to treat cystic fibrosis using technology licensed from the Center.

SCRIPPS RESEARCH INSTITUTE

In December 2000, IVAX entered into an exclusive agreement with The Scripps Research Institute to develop and market cladribine for the treatment of multiple sclerosis.

BRISTOL-MYERS SQUIBB COMPANY

In November 1999, IVAX entered into a three-year product collaboration and development services agreement with Bristol-Myers Squibb Company ("Bristol-Myers")in the areas of inhalation technology and oncology. With respect to inhalation technology, the agreement calls for IVAX and Bristol-Myers to collaborate to develop one or more of Bristol-Myers' proprietary molecules using IVAX's patented devices, which Bristol-Myers would purchase from IVAX. Bristol-Myers would retain the worldwide rights to market respiratory products containing its compounds.

INDIANA PROTEIN TECHNOLOGIES, INC.

In August 1999, IVAX entered into an agreement with Indiana Protein Technologies, Inc.("Indiana"), a privately held company, to use Indiana's recombinant technology in the joint development of a number of brand equivalent peptide-based pharmaceutical products, such as human growth hormone and interferon, for which no current brand equivalent equivalents exist. On April 3, 2001, IVAX acquired the remaining 70% of Indiana.

IVAX continues to seek strategic collaborations with third parties in order to exploit its proprietary technologies on an opportunistic basis.

LICENSING

IVAX has obtained licenses to technology and compounds for development into new pharmaceutical products from various inventors, universities and the United States government. For example, IVAX is working with compounds licensed from The US National Institute of Health to develop a potential new treatment for brain cancer. IVAX also grants licenses to other pharmaceutical companies relating to technologies or compounds under development and, in some cases, finished products. IVAX will continue to seek new licenses from third parties, including pharmaceutical companies.

OTHER BUSINESSES

NUTRACEUTICALS

Utilizing herbal extracts manufactured by its subsidiary IVAX C.R., IVAX manufactures a line of high quality herbal nutraceutical products in soft gelatin capsules. It also provides contract manufacturing services for the



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

nutritional supplement industry from its encapsulating facility in Miami, Florida. Turnkey services include custom formulation, raw material sourcing, soft gelatin encapsulation, and specialized packaging.

VETERINARY PRODUCTS

IVAX formulates, packages and distributes under the "DVM Pharmaceuticals" trade name various veterinary products in the United States, primarily nutraceutical and dermatological products for companion animals. These products are marketed through a direct sales force and a national network of veterinary product distributors primarily to small animal practitioners. DVM Pharmaceuticals has submitted a New Animal Drug Application for a product to treat certain feline urological disorders. DVM Pharmaceuticals is also developing proprietary products in the therapeutic areas of asthma, gastrointestinal disorders and skin conditions in companion animals.

DIAGNOSTICS

IVAX owns approximately 70% of the equity of IVAX Diagnostics, Inc., a publicly traded company whose stock is listed on the American Stock Exchange under the symbol IVD. IVAX Diagnostics, Inc. develops, manufactures and markets proprietary diagnostic reagents, instrumentation and software through its subsidiaries located in the United States and Italy. Its products include Mago(R) instruments and related diagnostic kits, as well as autoimmune reagents and other in vitro diagnostic products for use in research, clinical, and hospital laboratories.

PATENTS AND PROPRIETARY RIGHTS

IVAX believes that patents and other proprietary rights are important to its business. Its policy is to file patent applications to protect its products, technologies, inventions and improvements that it considers important to the development of its business. It also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position.

IVAX holds approximately 470 United States and foreign patents and has filed several hundred United States and foreign patent applications. In addition, it has exclusively licensed several additional United States and foreign patents and patent applications. Success depends, in part, on IVAX's ability to obtain United States and foreign patent protection for its products, to preserve its trade secrets and proprietary rights and to operate without infringing on the proprietary rights of third parties or having third parties circumvent its rights. Because of the length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the pharmaceutical industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes.



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GOVERNMENT REGULATION

IVAX's pharmaceutical and diagnostic operations are subject to extensive regulation by governmental authorities in the United States and other countries with respect to the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical and diagnostic products. IVAX devotes significant time, effort and expense to addressing the extensive government regulations applicable to its business. In general, the trend is towards more stringent regulation.

In the United States, the FDA requires extensive testing of new pharmaceutical products to demonstrate that such products are both safe and effective in treating the indications for which approval is sought. Testing in humans may not be commenced until after an Investigational New Drug exemption is granted by the FDA. An NDA must be submitted to the FDA for new drugs that have not been previously approved by the FDA and for new combinations of, and new indications and new delivery methods for, previously approved drugs. Three phases of clinical trials must be successfully completed before an NDA is approved. Phase I clinical trials involve the administration of the drug to a small number of healthy subjects to determine safety, tolerance, absorption and metabolism characteristics. Phase II clinical trials involve the administration of the drug to a limited number of patients for a specific disease to determine dose response, efficacy and safety. Phase III clinical trials involve the study of the drug to gain confirmatory evidence of efficacy and safety from a wide base of investigators and patients. In the case of a drug that has been previously approved by the FDA, an abbreviated approval process is available. For such drugs an ANDA may be submitted to the FDA for approval. For an ANDA to be approved, among other requirements, the drug must be shown to be bioequivalent to the previously approved drug. The NDA and ANDA approval processes generally take a number of years and involve the expenditure of substantial resources. Even so, the time and resources devoted to seeking regulatory approval for new products will not necessarily result in product approvals or earnings.

The owner of an approved drug is required to list with the FDA all patents which cover the approved drug and its approved uses. A company filing an ANDA and seeking approval to market a product before expiration of all listed patents must certify that such patents are invalid or will not be infringed by the manufacture, use or sale of the applicant's product, and must notify the patent owner and the owner of the approved drug of its filing. If the approved drug owner sues the ANDA filer for patent infringement within 45 days after it receives such notice, then the FDA will not grant final approval of the ANDA until the earlier of 30 months from the date the approved drug owner receives



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

such notice or the date when a court finally determines that the applicable patents are either invalid or would not be infringed by the applicant's product. As a result, brand equivalent drug manufacturers, including IVAX, are often involved in lengthy, expensive patent litigation against brand name drug companies that have considerably greater resources and that are typically inclined to actively pursue patent litigation in an effort to protect their franchises.

On an ongoing basis, the FDA reviews the safety and efficacy of marketed pharmaceutical products and products considered medical devices and monitors labeling, advertising and other matters related to the promotion of such products. The FDA also regulates the facilities and procedures used to manufacture pharmaceutical and diagnostic products in the United States or for sale in the United States. Such facilities must be registered with the FDA and all products made in such facilities must be manufactured in accordance with "good manufacturing practices" established by the FDA. Compliance with good manufacturing practices guidelines requires the dedication of substantial resources and requires significant costs. The FDA periodically inspects manufacturing facilities and procedures to assure compliance. The FDA may cause a recall or withdraw product approvals if regulatory standards are not maintained. The FDA approval to manufacture a drug is site-specific. In the event an approved manufacturing facility for a particular drug becomes inoperable, obtaining the required FDA approval to manufacture such drug at a different manufacturing site could result in production delays, which could adversely affect IVAX's business and results of operations.

In connection with its activities outside the United States, IVAX is also subject to regulatory requirements governing the testing, approval, manufacture, labelling, marketing and sale of pharmaceutical and diagnostic products, which requirements vary from country to country. Whether or not FDA approval has been obtained for a product, approval of the product by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. The approval process may be more or less rigorous from country to country, and the time required for approval may be longer or shorter than that required in the United States. No assurance can be given that clinical studies conducted outside of any country will be accepted by such country, and the approval of any pharmaceutical or diagnostic product in one country does not assure that such product will be approved in another country.

The federal and state governments in the United States, as well as many foreign governments, including the United Kingdom, from time to time explore ways to reduce medical care costs through health care reform. These efforts have resulted in, among other things, government policies that encourage the use of brand equivalent drugs rather than brand name drugs to reduce drug reimbursement



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

costs. Virtually every state in the United States has a brand equivalent substitution law which permits the dispensing pharmacist to substitute a brand equivalent drug for the prescribed brand name product. The debate to reform the United States' health care system is expected to be protracted and intense. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, IVAX cannot predict what impact any reform proposal ultimately adopted may have on the pharmaceutical or diagnostic industries or on its business or operating results.

COMPETITION

The pharmaceutical market is highly competitive and includes many established companies. Some of IVAX's major competitors are:

o     3M

o     Astra Zeneca

o     Barr Laboratories

o     Boehringer Ingelheim

o     Bristol-Myers Squibb

o     Geneva Pharmaceuticals

o     GlaxoSmithKline

o     Eli Lilly

o     Mylan Pharmaceuticals

o     Novartis Pharmaceuticals

o     Schering-Plough

o     Teva Pharmaceuticals

IVAX's competitors may be able to develop products and processes competitive with or superior to its own for many reasons, including that they may have:

o     significantly greater financial resources;

o     larger research and development and marketing staffs;

o     larger production facilities; or

o     extensive experience in preclinical testing and human clinical trials.


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


The pharmaceutical market is undergoing, and is expected to continue to undergo, rapid and significant technological change, and IVAX expects competition to intensify as technological advances are made. IVAX intends to compete in this marketplace by developing or licensing pharmaceutical products that are either patented or proprietary and which are primarily for indications having relatively large patient populations or for which limited or inadequate treatments are available, and, with respect to brand equivalent pharmaceuticals, by developing therapeutic equivalents to previously patented products which it expects to have less intensive competition. Developments by others could make its pharmaceutical products or technologies obsolete or uncompetitive.

In addition to product development, other competitive factors in the pharmaceutical industry include product quality, price, customer service, and reputation. Price is a key competitive factor in the brand equivalent pharmaceutical business. To compete effectively on the basis of price and remain profitable, a brand equivalent drug manufacturer must manufacture its products in a cost-effective manner.

Revenues and gross profit derived from brand equivalent pharmaceutical products tend to follow a pattern based on regulatory and competitive factors unique to the brand equivalent pharmaceutical industry. As patents for brand-name products and related exclusivity periods mandated by regulatory authorities expire, the first brand equivalent manufacturer to apply for regulatory approval for brand equivalent equivalents of such products may be entitled to a 180-day period of marketing exclusivity under the Hatch-Waxman Act. During this exclusivity period, the FDA cannot approve any other brand equivalent. If IVAX is not the first brand equivalent applicant, its brand equivalent product will be kept off the market for an additional 180 days after the first brand equivalent commercial launch of the product. The first brand equivalent on the market is usually able to achieve relatively high revenues and gross profit. As other brand equivalent manufacturers receive regulatory approvals and enter the market prices typically decline. Accordingly, the level of revenues and gross profit attributable to brand equivalent products developed and manufactured by IVAX is dependent, in part, on:

o     its ability to maintain a pipeline of products in development;

o     its ability to develop and rapidly introduce new products;

o     the timing of regulatory approval of such products;

o     the number and timing of regulatory approvals of competing products; and

o     its ability to manufacture such products efficiently.


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


Because of the regulatory and competitive factors discussed above, IVAX's revenues and results of operations historically have fluctuated from period to period. IVAX expects this fluctuation to continue as long as a significant part of its revenues are generated from sales of brand equivalent pharmaceuticals.

In addition to competition from other brand equivalent drug manufacturers, IVAX faces competition from brand-name companies as they increasingly sell their products into the brand equivalent market directly by establishing, acquiring or forming licensing or business arrangements with brand equivalent pharmaceutical companies. No regulatory approvals are required for a brand-name manufacturer to sell directly or through a third party to the brand equivalent market, nor do such manufacturers face any other significant barriers to entry into such market.

In addition, many large drug companies are increasingly pursuing strategies to prevent or delay the introduction of brand equivalent competition. These strategies include:

o seeking to establish regulatory obstacles to demonstrating that there is no significant difference in the rate and extent to which the active ingredient in the brand equivalent product becomes available at the site of drug action as compared to the brand name counterpart;

o instituting legal actions that automatically delay approval of brand equivalent products the approval of which requires certifications that the brand name drug's patents are invalid or would not be infringed by the brand equivalent;

o obtaining approvals of patented drugs for a rare disease or condition and, as a result, obtaining seven years of exclusivity for that indication;

o obtaining extensions of patent exclusivity by conducting trials of brand name drugs using children; and

o persuading the FDA to withdraw the approvals of brand name drugs the patents for which are about to expire so that the brand name company can substitute a new patented product.

Additionally, in the United States, some companies have lobbied Congress for amendments to the Hatch-Waxman legislation which could give them additional advantages over brand equivalent competitors such as IVAX. For example, although the life of a drug company's drug patent is extended for a period equal to the time that it takes the FDA to approve the drug, some companies have proposed eliminating the five-year maximum on the period of those patent extensions and extending the patent life by a full year for each year spent in clinical trials,



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rather than the one-half year that is currently allowed. If proposals like these become effective, IVAX's entry into the U.S. market and its ability to generate revenues associated with these products will be delayed.

A significant amount of IVAX's United States brand equivalent pharmaceutical sales are made to a relatively small number of drug wholesalers and retail drug chains, which represent an essential part of the distribution chain of brand equivalent pharmaceutical products in the United States. Drug wholesalers and retail drug chains have undergone, and are continuing to undergo, significant consolidation, which has resulted in IVAX's customers gaining more purchasing leverage and consequently increasing the pricing pressures facing IVAX's United States brand equivalent pharmaceutical business. Further consolidation among its customers may result in even greater pricing pressures and correspondingly reduce the gross margins of this business.

Other competitive factors affecting IVAX's business include the emergence of large buying groups representing independent retail pharmacies and the prevalence and influence of managed care organizations and similar institutions, which are able to seek price discounts on pharmaceutical products. As the influence of these entities continues to grow, IVAX may continue to face increased pricing pressure on the products it markets.

BACKLOG ORDERS

As of February 21, 2001, the dollar amount of backlog orders for IVAX Pharmaceuticals, Inc. was US$20.6 million compared to US$6.6 million as of February 21, 2000, and in the case of Norton Healthcare Limited was US$0.8 million compared to US$2.4 million. Approximately US$5.6 million of the backlog orders for IVAX Pharmaceuticals, Inc. may not be filled during the current fiscal year.

RAW MATERIALS

Raw materials needed for the business are generally readily available from multiple sources. Certain raw materials and components used in the manufacture of IVAX's products are, however, available from limited sources, and in some cases, a single source. A problem with the availability of such raw materials could cause production or other delays, and, in the case of products for which only one raw material supplier exists, could result in a material loss of sales, with consequent adverse effects on its business. In addition, because raw material sources for pharmaceutical products must generally be approved by regulatory authorities, changes in raw material suppliers may result in production delays, higher raw material costs and loss of sales and customers. IVAX obtains a significant portion of its raw materials from foreign suppliers,



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and its arrangements with such suppliers are subject to FDA, customs and other government clearances, duties and regulation by the countries of origin.

RETURNS

Based on industry practice, brand equivalent manufacturers, including IVAX, have liberal return policies and have been willing to give customers post-sale inventory allowances. Under these arrangements, the manufacturers give customers credits on the manufacturer's brand equivalent products which the customers hold in inventory after decreases in the market prices of the brand equivalent products. Like its competitors, IVAX also gives credits for charge-backs to wholesale customers that have contracts with it for their sales to hospitals, group purchasing organizations, pharmacies or other retail customers.

SEASONALITY

While certain of its individual products may have a degree of seasonality, there are no significant seasonal aspects to IVAX's business, except that sales of pharmaceutical products indicated for colds and flu symptoms are higher during the fourth quarter as customers supplement inventories in anticipation of the cold and flu season. In addition, revenues that are contingent upon licensees achieving certain sales targets during the year tend to be higher in the second half of the year.

ENVIRONMENT

IVAX believes that its operations comply in all material respects with applicable laws and regulations concerning the environment. While it is impossible to accurately predict the future costs associated with environmental compliance and potential remediation activities, compliance with environmental laws is not expected to require significant capital expenditures and has not had, and is not presently expected to have, a material adverse effect on its earnings or competitive position.

DISPOSITION OF NON-CORE BUSINESSES

During 1997 and 1998, IVAX divested its intravenous products, specialty chemicals and personal care products businesses, all of which had been classified as discontinued operations since 1997. Income from discontinued operations totaled US$600,000 and US$48.9 million for the years ended December 31, 1999 and 1998, respectively.

On September 18, 1997, IVAX sold the United States and Canadian marketing rights to its proprietary drug Elmiron(R) and three additional urology products to ALZA Corporation. Although this sale represented an exit by IVAX from the urology business in 1997, it retained the rights to these products outside of the United States and Canada.



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EMPLOYEES

As of May, 2001, IVAX had approximately 5,900 employees worldwide.

The following table shows the number of people employed by the IVAX Group as set forth in IVAX's Forms 10-K filed with the SEC for the years ended December 31, 2000, 1999 and 1998

                                  2000                  1999             1998
                                  ----                  ----             ----
TOTAL                            5,900                 3,800             3,580

RIGHTS AGREEMENT

On December 19, 1997, the Directors authorised and declared a dividend of one right (a "Right") for each share of IVAX Common Stock outstanding at the close of business on December 29, 1997, each such Right representing the right to purchase one half (1/2) of a share of IVAX Common Stock at a price of US$12.00 (subject to adjustment).

On December 29, 1997 a Rights Agreement was entered into between IVAX and ChaseMellon Shareholder Services, L.L.C.("ChaseMellon"), pursuant to which IVAX appointed ChaseMellon to act as agent for IVAX and the holders of the Rights.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire IVAX on terms not approved by the Directors. The Rights should not interfere with any merger or other business combination approved by the Directors.

Further details of the terms of the Rights Agreement are contained in paragraph 11 (a) of Part V of this document.

RISK FACTORS

The following risks regarding IVAX should be carefully considered. These and other risks could materially and adversely affect IVAX's business, operating results or financial condition. The other information contained in this document should also be referred to.

RISKS RELATING TO IVAX

IVAX'S RESEARCH AND DEVELOPMENT EXPENDITURES MAY NOT RESULT IN COMMERCIALLY SUCCESSFUL PRODUCTS.

IVAX spent approximately US$65.3 million during 2000 on research and development efforts. This amount represents a significant increase in the amounts allocated to research and development in prior periods. IVAX may in the future increase the amounts it expends for research and development. As a result, research and development expenditures may have an adverse impact on its earnings in the short



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term. Further, IVAX cannot be sure that research and development expenditures will, in the long term, result in the discovery or development of products which prove to be commercially successful.

POTENTIAL ACQUISITIONS MAY REDUCE EARNINGS, BE DIFFICULT TO COMBINE INTO OPERATIONS OR REQUIRE IVAX TO OBTAIN ADDITIONAL FINANCING.

IVAX searches for and evaluates acquisitions which will provide new product and market opportunities, benefit from and maximize existing assets and add critical mass. Acquisitions commonly involve risks and may have a material effect on results of operations. Any acquisition IVAX makes may:

o     fail to accomplish its strategic objectives;

o     not be successfully combined with its operations;

o     not perform as expected; and

o     expose it to cross-border risk.

In addition, based on current acquisition prices in the pharmaceutical industry, IVAX's acquisitions could initially reduce per share earnings and add significant intangible assets and related goodwill amortization charges. Its acquisition strategy may require it to obtain additional debt or equity financing, resulting in additional leverage or increased debt obligations as compared to equity and dilution of ownership. IVAX may not be able to finance acquisitions on terms satisfactory to it.

IVAX's future success is largely dependent upon its ability to develop, manufacture and market commercially successful new pharmaceutical products and brand equivalent versions of pharmaceutical products that are no longer subject to patents. Generally, the commercial marketing of pharmaceutical products depends upon:

o     continually developing and testing products;

o     proving that new products are safe and effective in clinical trials;

o proving that there is no significant difference in the rate and extent to which the active ingredient in the brand equivalent product becomes available at the site of drug action as compared to the brand name version; and

o     receiving requisite regulatory approval for all new products.

Delays in the development, manufacture and marketing of new products will impact IVAX's results of operations. Each of the steps in the development, manufacture



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and marketing of its products, as well as the process taken as a whole, involves significant periods of time and expense. IVAX cannot be sure that:

o any of its products presently under development, if and when fully developed and tested, will perform as it expects;

o it will obtain necessary regulatory approvals in a timely manner, if at all; or

o     it can successfully and profitably produce and market any of its products.

IVAX DEPENDS ON ITS PATENTS AND PROPRIETARY RIGHTS AND CANNOT BE CERTAIN OF THEIR CONFIDENTIALITY AND PROTECTION.

IVAX's success with its proprietary products depends, in large part, on its ability to protect its current and future technologies and products and to defend its intellectual property rights. If it fails to adequately protect its intellectual property, competitors may manufacture and market similar products. IVAX has numerous patents covering its technologies. It has filed, and expects to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. The United States Patent and Trademark Office does not publish patent applications or make information about pending applications available to the public until it issues the patent. Since publication of discoveries in the scientific or patent literature tends to follow actual discovery by several months, IVAX cannot be certain that it was the first to file patent applications on its discoveries. It cannot be sure that it will receive patents for any of its patent applications or that any existing or future patents that it receives or licenses will provide competitive advantages for its products. IVAX also cannot be sure that competitors will not challenge, invalidate or avoid the application of any existing or future patents that it receives or licenses. In addition, patent rights may not prevent its competitors from developing, using or selling products that are similar or functionally equivalent to its products.

IVAX also relies on trade secrets, unpatented proprietary know-how and continuing technological innovation. IVAX uses confidentiality agreements with licensees, suppliers, employees and consultants to protect its trade secrets, unpatented proprietary know-how and continuing technological innovation. It cannot be sure that these parties will not breach their agreements with it. It also cannot be certain that it will have adequate remedies for any breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, IVAX cannot be sure that its trade secrets and proprietary technology will not otherwise become



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known or that its competitors will not independently develop its trade secrets and proprietary technology. IVAX also cannot be sure, if it does not receive patents for products arising from research, that it will be able to maintain the confidentiality of information relating to its products.

THIRD PARTIES MAY CLAIM THAT IVAX INFRINGES THEIR PROPRIETARY RIGHTS AND MAY PREVENT IVAX FROM MANUFACTURING AND SELLING SOME OF ITS PRODUCTS.

The manufacture, use and sale of new products that are the subject of conflicting patent rights have been the subject of substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. IVAX may have to defend itself against charges that it violated patents or proprietary rights of third parties. This is especially true for the sale of the brand equivalent version of products on which the patent covering the branded product is expiring, an area where infringement litigation is prevalent. IVAX's defence against charges that it infringed third party patents or proprietary rights could require it to incur substantial expense and to divert significant effort of its technical and management personnel. If IVAX infringes on the rights of others, it could lose its right to develop or make some products or could be required to pay monetary damages or royalties to license proprietary rights from third parties.

Although the parties to patent and intellectual property disputes in the pharmaceutical product area have often settled their disputes through licensing or similar arrangements, the costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, IVAX cannot be certain that the necessary licenses would be available to it on terms it believes to be acceptable. As a result, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent IVAX from manufacturing and selling a number of its products.

MARKETING PRACTICES SUCH AS RETURNS, ALLOWANCES AND CHARGE-BACKS AND MARKETING PROGRAMS ADOPTED BY WHOLESALERS MAY REDUCE SALES REVENUES IN SUBSEQUENT PERIODS.

Based on industry practice, brand equivalent manufacturers, including IVAX, have liberal return policies and have been willing to give customers post-sale inventory allowances. Under these arrangements, the manufacturers give customers credits on the manufacturer's brand equivalent products which the customers hold in inventory after decreases in the market prices of the brand equivalent products. Like its competitors, IVAX also gives credits for charge-backs to wholesale customers that have contracts with it for their sales to hospitals, group purchasing organizations, pharmacies or other retail customers. A charge-back is the difference between the price the wholesale customer pays and the price that the wholesale customer's end-customer pays for a product.



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

Although IVAX establishes reserves based on its prior experience and its best estimates of the impact that these policies may have in subsequent periods, it cannot ensure that its reserves are adequate or that actual product returns, inventory allowances and charge-backs will not exceed its estimates. In the second quarter of 1996, based upon price declines at a time of significant inventory levels, these credits were approximately US$44 million higher than the average levels that IVAX experienced in prior quarters. Following the announcement of the expected credits prior to the end of the second quarter, the market price of IVAX Common Stock immediately fell approximately 36%, and a number of persons subsequently filed class action litigation against IVAX based on the decline. That class action litigation was resolved in IVAX's favour when the court dismissed it on the merits.

THE CONCENTRATION OF OWNERSHIP AMONG IVAX'S PRINCIPAL SHAREHOLDERS MAY PERMIT THOSE SHAREHOLDERS TO INFLUENCE CORPORATE MATTERS AND POLICIES.

As of June 30, 2001, IVAX's executive officers and directors had or shared voting control over approximately 21.75% of the issued and outstanding IVAX Common Stock. As a result, these persons may have the ability to significantly influence the election of the Directors and other corporate decisions.

A NUMBER OF INTERNAL AND EXTERNAL FACTORS HAVE CAUSED AND MAY CONTINUE TO CAUSE THE MARKET PRICE OF IVAX COMMON STOCK TO BE VOLATILE.

The market prices for securities of companies engaged in pharmaceutical development, including IVAX, have been volatile. Many factors, including many over which IVAX has no control, may have a significant impact on the market price of IVAX Common Stock, including without limitation:

o IVAX's or its competitors' announcement of technological innovations or new commercial products;

o     changes in governmental regulation;

o     IVAX's or its competitors' receipt of regulatory approvals;

o IVAX's or its competitors' developments relating to patents or proprietary rights;

o publicity regarding actual or potential medical results for products that IVAX or its competitors have under development; and

o     period-to-period changes in financial results.

POLITICAL AND ECONOMIC INSTABILITY AND FOREIGN CURRENCY FLUCTUATIONS MAY ADVERSELY AFFECT THE REVENUES IVAX'S FOREIGN OPERATIONS GENERATE.

IVAX's foreign operations may be affected by the following factors, among others:

o political instability in some countries in which the IVAX Group currently does business or may do business in the future through acquisitions or otherwise;

o uncertainty as to the enforceability of, and government control over, commercial rights;

o     expropriation by foreign governmental entities; and

o     currency exchange fluctuations and currency restrictions.

IVAX sells products in many countries that are susceptible to significant foreign currency risk. IVAX generally sells these products for United States dollars, which eliminates direct currency risk but increases credit risk if the local currency devalues significantly and it becomes more difficult for customers to purchase the United States dollars required to pay IVAX. Acquisitions IVAX is currently evaluating or pursuing may increase its foreign currency risk. On June 20, 2000, IVAX announced its acquisition of Laboratorios Elmor, S.A., a pharmaceutical company based in Venezuela. Venezuela is considered a highly inflationary country. Any future acquisition of additional operations that IVAX may make may expose it to additional risk.

FUTURE INABILITY TO OBTAIN RAW MATERIALS OR PRODUCTS FROM CONTRACT MANUFACTURERS COULD SERIOUSLY AFFECT IVAX'S OPERATIONS.

IVAX currently obtains raw materials and other products from single domestic or foreign suppliers. Although to date it has not experienced difficulty in obtaining these raw materials and products, IVAX cannot be sure that supply interruptions will not occur in the future or that it will not have to obtain substitute materials or products, which would require additional regulatory approvals. Further, IVAX cannot be certain that its third party suppliers will continue to supply it. In addition, changes in IVAX's raw material suppliers could result in delays in production, higher raw material costs and loss of sales and customers because regulatory authorities must generally approve raw material sources for pharmaceutical products. Any significant interruption of supply could have a material adverse effect on IVAX's operations.

INCREASED INDEBTEDNESS MAY IMPACT IVAX'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

On June 30, 2001, IVAX had approximately US$979.3 million of long-term debt. IVAX may incur additional indebtedness in the future. The level of indebtedness will have several important effects on future operations, including, without limitation:

o IVAX will use a portion of cash flow from operations for the payment of any principal or interest due on outstanding indebtedness;

o outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures; and

o the level of outstanding debt may affect IVAX's ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.

General economic conditions, industry cycles and financial, business and other factors affecting operations, many of which are beyond IVAX's control, may affect future performance. As a result, these and other factors may affect the ability to make principal and interest payments on indebtedness. IVAX anticipates that approximately US$52 million of cash flow from operations will be required to discharge the annual obligations on its currently outstanding indebtedness. IVAX's business might not continue to generate cash flow at or above current levels. If IVAX cannot generate sufficient cash flow from operations in the future to service its debt, it may, among other things:

o     seek additional financing in the debt or equity markets;

o     refinance or restructure all or a portion of its indebtedness;

o     sell selected assets;

o     or reduce or delay planned capital expenditures.

These measures might not be sufficient to enable IVAX to service its debt. In addition, any financing, refinancing or sale of assets might not be available on economically favourable terms.

COMPLIANCE WITH GOVERNMENT REGULATIONS IS CRITICAL TO IVAX'S BUSINESS.

IVAX's pharmaceutical and diagnostic operations are subject to extensive regulation by governmental authorities in the United States and other countries with respect to the testing, approval, manufacture, labelling, marketing and sale of pharmaceutical and diagnostic products. IVAX devotes significant time, effort and expense to addressing the extensive government regulations applicable to its business. In general, the trend is toward more stringent regulation.

On an ongoing basis, the FDA reviews the safety and efficacy of marketed pharmaceutical products and products considered medical devices and monitors labelling, advertising and other matters related to the promotion of such products. The FDA also regulates the facilities and procedures used to manufacture pharmaceutical and diagnostic products in the United States or for sale in the United States. Such facilities must be registered with the FDA and all products made in such facilities must be manufactured in accordance with "good manufacturing practices" established by the FDA. Compliance with good manufacturing practices guidelines requires the dedication of substantial resources and requires significant expenditure. The FDA periodically inspects IVAX's manufacturing facilities and procedures to assure compliance. The FDA may cause a recall of or a withdrawal of product approvals if regulatory standards are not maintained. The FDA approval to manufacture a drug is site-specific. In the event an approved manufacturing facility for a particular drug becomes inoperable, obtaining the required FDA approval to manufacture such drug at a different manufacturing site could result in production delays, which could adversely affect IVAX's business and results of operations.

In connection with IVAX's activities outside the United States, IVAX is also subject to regulatory requirements governing the testing, approval, manufacture, labelling, marketing and sale of pharmaceutical and diagnostic products, which requirements vary from country to country. Whether or not FDA approval has been obtained for a product, approval of the product by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. The approval process may be more or less rigorous from country to country, and the time required for approval may be longer or shorter than that required in the United States. IVAX's inability to obtain, delay in receiving or loss of any approval could have a material adverse effect on its results of operations.

IVAX HAS ENACTED A SHAREHOLDER RIGHTS PLAN AND CHARTER PROVISIONS THAT MAY HAVE ANTI-TAKEOVER EFFECTS.

IVAX has in place a shareholders rights plan under which it issued common stock purchase rights. As a result of the plan, each share of IVAX Common Stock carries with it one common stock purchase right. Each common stock purchase right entitles the registered holder to purchase from IVAX one-half of a share of IVAX Common Stock at a price of US$15 per one-half of a share, subject to adjustment. The common stock purchase rights are intended to cause substantial dilution to a person or group who attempts to acquire IVAX on terms that the Directors have not approved. The existence of the common stock purchase rights could make it more difficult for a third party to acquire a majority of IVAX Common Stock. Other provisions of IVAX's articles of incorporation and bylaws may also have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could have an adverse effect on the market price of IVAX Common Stock.

RISKS RELATING TO IVAX'S INDUSTRY

Revenues and profits from brand equivalent pharmaceuticals will decline as IVAX or its competitors introduce additional brand equivalents of those products. Revenues and gross profit derived from brand equivalent pharmaceutical products tend to follow a pattern based on regulatory and competitive factors unique to the brand equivalent pharmaceutical industry. As patents for brand name products and the related exclusivity periods established by regulation expire, the first brand equivalent manufacturer to apply for regulatory approval for a brand equivalent of a brand name product may be entitled to a 180-day period of marketing exclusivity under the Hatch-Waxman Act. During this exclusivity period, the FDA cannot approve any other brand equivalent. If IVAX is not the first brand equivalent applicant, its brand equivalent product will be kept off the market for an additional 180 days after the brand name drug's patents expire. Whether due to the 180-day period of marketing exclusivity or other factors that delay the approval of other brand equivalent competitors, the first brand equivalent on the market is usually able to initially achieve relatively high revenues and gross profit. As other brand equivalent manufacturers receive regulatory approvals on competing products, prices and revenues typically decline. The timing of these declines is unpredictable and can result in a significantly curtailed period of profitability for a brand equivalent product. The level of revenues and gross profit attributable to brand equivalent products that IVAX develops and manufactures is dependent, in part, on:

o     its ability to develop and introduce new brand equivalent products;

o     the timing of regulatory approval of brand equivalent products;

o     the number and timing of regulatory approvals of competing products;

o     strategies brand name companies adopt to maintain their market share; and

o     its cost of manufacturing.

Brand equivalent products (but not including branded products) represented 49%, 56% and 51% of IVAX's revenues for the years ended December 31, 2000, 1999 and 1998, respectively.

LEGISLATIVE PROPOSALS, REIMBURSEMENT POLICIES OF THIRD PARTIES, COST CONTAINMENT MEASURES AND HEALTH CARE REFORM COULD AFFECT THE MARKETING, PRICING AND DEMAND FOR IVAX'S PRODUCTS.

Various legislative proposals, including proposals relating to prescription drug benefits, could materially impact the pricing and sale of IVAX's products. Further, reimbursement policies of third parties may affect the marketing of IVAX's products. Its ability to market its products will depend in part on reimbursement levels for the cost of the products and related treatment established by health care providers, including government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs") and managed care organizations ("MCOs"). Insurance companies, HMOs, MCOs, Medicaid and Medicare administrators and others are increasingly challenging the pricing of pharmaceutical products and reviewing their reimbursement practices. In addition, the following factors could significantly influence the purchase of pharmaceutical products, which would result in lower prices and a reduced demand for IVAX products:

o     the trend toward managed health care in the United States;

o     the growth of organizations such as HMOs and MCOs;

o legislative proposals to reform health care and government insurance programs; and

o price controls and non-reimbursement of new and highly priced medicines for which the economic therapeutic rationales are not established.

THESE COST CONTAINMENT MEASURES AND HEALTH CARE REFORM PROPOSALS COULD AFFECT IVAX'S ABILITY TO SELL ITS PRODUCTS.


The reimbursement status of a newly approved pharmaceutical product may be uncertain. Reimbursement policies may not include some of IVAX's products. Even if reimbursement policies of third parties grant reimbursement status for a product, IVAX cannot be sure that these reimbursement policies will remain in effect. Limits on reimbursement could reduce the demand for IVAX products. The unavailability or inadequacy of third party reimbursement for IVAX products would reduce or possibly eliminate demand for such products. IVAX is unable to predict whether governmental authorities will enact additional legislation or regulation which will affect third party coverage and reimbursement that reduces demand for its products.

IVAX'S INDUSTRY IS HIGHLY COMPETITIVE WHICH AFFECTS PRODUCT SELECTION, PRICING, GROSS PROFIT AND MARKET SHARE.

The pharmaceutical industry is intensely competitive. Most or all of the products that IVAX sells or licenses will face competition from different chemical or other agents intended to treat the same diseases. Current and future products will also face competition from traditional forms of drug delivery and from advanced delivery systems others are developing. IVAX's competitors vary depending upon geographic regions, product categories, and within each product category, upon dosage strengths and drug delivery systems. Some of IVAX's major competitors are:

o     3M

o     Astra Zeneca

o     Barr Laboratories

o     Boehringer Ingelheim

o     Bristol-Myers Squibb

o     Geneva Pharmaceuticals

o     GlaxoSmithKline

o     Eli Lilly

o     Mylan Pharmaceuticals

o     Novartis Pharmaceuticals

o     Schering-Plough

o     Teva Pharmaceuticals

IVAX's competitors may be able to develop products and processes competitive with or superior to its own for many reasons, including that they may have:

o     significantly greater financial resources;

o     larger research and development and marketing staffs;

o     larger production facilities; or

o     extensive experience in preclinical testing and human clinical trials.

FORWARD LOOKING STATEMENTS

This document contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the United States Securities Exchange Act of 1934. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this document contains forward-looking statements regarding:

o IVAX's intention to generate growth through the introductions of new proprietary drugs, the expanded sale and distribution of its current products, the acquisition of new businesses and products and strategic collaborations;

o the ability of IVAX's research programs to develop improved forms of drugs, novel compounds and new delivery systems, including the development of improved formulations of paclitaxel and complementary products;

o its ability to integrate operations and exploit opportunities among its subsidiaries;

o     its capacity to become a worldwide leader in the asthma market;

o its ability to capitalize on current relationships in the oncology market to market new brand equivalent biotech drugs and its commercialization of Paxoral(trademark) and other oncology products;

o its capability to identify, acquire and successfully integrate new acquisitions of companies and products;

o the ability of its new patented oral administration system to provide patients effective doses of paclitaxel with more convenience and reduced side-effects and the applicability of this system to other chemotherapeutic agents;

o     its ability to develop Easi-Breathe(R) for use with various compounds;

o     its ability to further develop CFC-free inhalation aerosol products;

o its ability to develop a corticosteroid with minimal side effects to treat asthma and inflammatory diseases of the large intestine;

o its ability to develop new formulations and obtain marketing authorizations which will enable it to be the first, or among the first, to launch brand equivalent products;

o its ability to further develop and market talampanel, cladribine, human growth hormone, interferon and products to treat cystic fibrosis;

o its ability to develop or license proprietary products for indications having large patient populations, or for which limited or inadequate treatments exist;

o its capacity to accelerate product development and commercialization by in-licensing products and by developing new dosage forms or new therapeutic indications for existing products;

o anticipated trends in the pharmaceutical industry and the effect of technological advances on competition;

o     its estimates regarding the capacity of its facilities; and

o its intention to fund 2001 capital expenditures from existing cash and internally generated funds.

These forward-looking statements reflect IVAX's current views about future events and are subject to risks, uncertainties and assumptions. Certain important factors may have affected and could in the future affect IVAX's actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent IVAX from achieving its goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

o     difficulties in product development;

o efficacy or safety concerns with respect to marketed products, whether or not scientifically justified, leading to recalls, withdrawals or declining sales;

o its ability to identify potential acquisitions and to successfully acquire and integrate such operations or products;

o the ability of the company to obtain approval from the FDA to market new pharmaceutical products

o the acceptance of new products by the medical community as effective as alternative forms of treatment for indicated conditions;

o     the outcome of any pending or future litigation; and

o the impact of new regulations or court decisions regarding the protection of patents and the exclusivity period for the marketing of branded drugs.

CURRENT TRADING AND PROSPECTS FOR THE IVAX GROUP

On July 25, 2001 IVAX announced that second quarter 2001 income from continuing operations had increased by 109% over the 2000 second quarter to more than US$67 million, and that earnings per diluted share had grown to US$0.33.

In May 2001 IVAX sold US$725 million of 4.5% Convertible Senior Subordinated Notes due 2008. Net proceeds from the sale of the notes will be used to acquire businesses and products that expand IVAX's global reach or its product portfolio; to fund the research, development, testing and commercialization of IVAX's pharmaceutical products; and for general corporate purposes.

IVAX has now completed its tender offer to acquire all of the shares of Laboratorio Chile S.A., a Latin American pharmaceutical company whose American Depositary Shares are traded on the New York Stock Exchange. Laboratorio Chile was, at the time of purchase, the largest Chilean pharmaceutical company in revenue terms and was also among the major pharmaceutical companies in Argentina and Peru.

The Directors anticipate continued year-over-year increases in revenues and normal operating income for the remainder of this year.

                                     PART II

                     FINANCIAL INFORMATION ON THE IVAX GROUP

The following financial statements and notes are extracted without material adjustment from the section headed "2000 Consolidated Financial Statements" in the Financial Information section of the Annual Report on Form 10-K for the fiscal year ended on December 31, 2000, filed with the SEC on March 30, 2001 and from the same section of the Annual Report on Form 10-K for the fiscal year ended on December 31, 1999, filed with the SEC on March 30, 2000 in respect of the 1998 balance sheet figures. IVAX's financial statements for the 3 years ended December 31, 2000 received an unqualified audit opinion by Andersen LLP in accordance with auditing standards generally accepted in the United States.

                        IVAX CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)


                                                                                                  DECEMBER 31,
                                                                                  -----------------------------------------------
                                                                                       2000              1999              1998
                                                                                  -----------       -----------       -----------
ASSETS

Current assets:
    Cash and cash equivalents                                                     $   251,528       $    41,408       $   208,593
    Accounts receivable, net of allowances for doubtful accounts
       of $19,703 in 2000, $22,058 in 1999 and $22,834 in 1998                        155,685           110,472           109,732
    Inventories                                                                       178,910           146,624           135,324
    Other current assets                                                               72,991            36,265            33,143
                                                                                  -----------       -----------       -----------
Total current assets                                                                  659,114           334,769           486,792

Property, plant and equipment, net                                                    250,852           226,198           210,228
Intangible assets, net                                                                117,171            55,745            56,150
Other assets                                                                           41,049            17,802            24,845
                                                                                  -----------       -----------       -----------
Total assets                                                                      $ 1,068,186       $   634,514       $   778,015
                                                                                  ===========       ===========       ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Loans payable                                                                 $     1,877       $       746       $     1,229
    Current portion of long-term debt                                                     934               763               890
    Accounts payable                                                                   49,951            48,675            48,614
    Accrued income taxes payable                                                       11,854            13,058             5,082
    Accrued expenses and other current liabilities                                    156,008           147,154           161,466
                                                                                  -----------       -----------       -----------
Total current liabilities                                                             220,624           210,396           217,281

Long-term debt, net of current portion                                                253,755            47,854            77,776
Note payable - related party, net                                                          --            45,619                --
Other long-term liabilities                                                            23,472             8,672            12,617
Minority interest                                                                       1,712             9,414            17,133
Put options                                                                            84,503            20,188                --
Commitments and contingencies - see Note 14

Shareholders' equity:
    Common stock, $.10 par value, authorized 350,000 shares, issued and
     outstanding 158,837 shares in 2000, 152,235 in 1999 and 172,253 in 1998           15,884            15,224            11,484
    Capital in excess of par value                                                    319,010           232,318           453,293
    Retained earnings                                                                 203,206            71,689              (700)
    Accumulated other comprehensive loss                                              (53,980)          (26,860)          (10,869)
                                                                                  -----------       -----------       -----------
Total shareholders' equity                                                            484,120           292,371           453,208
                                                                                  -----------       -----------       -----------
Total liabilities and shareholders' equity                                        $ 1,068,186       $   634,514       $   778,015
                                                                                  ===========       ===========       ===========


                        IVAX CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)




                                                                             YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------------
                                                                       2000            1999            1998
                                                                    ---------       ---------       ---------
Net product revenues                                                $ 699,671       $ 604,619       $ 581,990
Other revenues                                                         93,734          51,863          43,737
                                                                    ---------       ---------       ---------
    Total net revenues                                                793,405         656,482         625,727
                                                                    ---------       ---------       ---------

Cost of product sales                                                 408,599         376,206         404,407
Cost of other revenues                                                  1,304           1,761           1,584
                                                                    ---------       ---------       ---------
    Total cost of sales                                               409,903         377,967         405,991
                                                                    ---------       ---------       ---------

    Gross profit                                                      383,502         278,515         219,736
                                                                    ---------       ---------       ---------
Operating expenses:
    Selling                                                            92,032          71,131          71,152
    General and administrative                                         84,900          85,092          88,434
    Research and development                                           65,331          53,403          47,886
    Amortization of intangible assets                                   9,042           3,121           3,673
    Restructuring accrual (reversal)                                   (4,535)           (612)         12,222
                                                                    ---------       ---------       ---------
    Total operating expenses                                          246,770         212,135         223,367
                                                                    ---------       ---------       ---------

    Income (loss) from operations                                     136,732          66,380          (3,631)
Other income (expense):
    Interest income                                                    13,986           6,142          11,972
    Interest expense                                                  (14,624)         (5,556)         (6,857)
    Other income, net                                                  17,497          19,513          32,777
                                                                    ---------       ---------       ---------
    Total other income                                                 16,859          20,099          37,892
                                                                    ---------       ---------       ---------

    Income from continuing operations before income taxes
       and minority interest                                          153,591          86,479          34,261

Provision for income taxes                                             13,214          14,850          10,047
                                                                    ---------       ---------       ---------

    Income from continuing operations before minority interest        140,377          71,629          24,214

Minority interest                                                        (608)         (2,085)            403
                                                                    ---------       ---------       ---------

    Income from continuing operations                                 139,769          69,544          24,617

Discontinued operations, net of taxes                                      --             585          48,904
                                                                    ---------       ---------       ---------

    Income before extraordinary item and cumulative effect of
       a change in accounting principle                               139,769          70,129          73,521

Extraordinary item:
    Gains (losses) on extinguishment of debt                           (2,254)            593           1,121

Cumulative effect of a change in accounting principle, net of
    tax benefit of $2,773 in 2000                                      (6,471)             --          (3,048)
                                                                    ---------       ---------       ---------

Net income                                                          $ 131,044       $  70,722       $  71,594
                                                                    =========       =========       =========


                        IVAX CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                 (Continuation)


                                                                          YEAR ENDED DECEMBER 31,
                                                               ----------------------------------------------
                                                                    2000              1999             1998
                                                               -----------       -----------      -----------
BASIC EARNINGS PER COMMON SHARE:
    Continuing operations                                      $      0.89       $      0.43      $      0.14
    Discontinued operations                                             --                --             0.27
    Extraordinary items                                              (0.02)             0.01             0.01
    Cumulative effect of a change in accounting principle            (0.04)               --            (0.02)
                                                               -----------       -----------      -----------
    Net income                                                 $      0.83       $      0.44      $      0.40
                                                               ===========       ===========      ===========

DILUTED EARNINGS PER COMMON SHARE:
    Continuing operations                                      $      0.86       $      0.42      $      0.14
    Discontinued operations                                             --                --             0.27
    Extraordinary items                                              (0.02)             0.01             0.01
    Cumulative effect of a change in accounting principle            (0.04)               --            (0.02)
                                                               -----------       -----------      -----------
    Net income                                                 $      0.80       $      0.43      $      0.40
                                                               ===========       ===========      ===========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
    OUTSTANDING:
    Basic                                                          157,021           161,508          178,674
                                                               ===========       ===========      ===========
    Diluted                                                        163,247           164,401          178,897
                                                               ===========       ===========      ===========



                        IVAX CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (In thousands)


                                            COMMON STOCK                         RETAINED     ACCUMULATED
                                      ------------------------   CAPITAL IN      EARNINGS        OTHER
                                       NUMBER OF                 EXCESS OF     (ACCUMULATED  COMPREHENSIVE
                                        SHARES         AMOUNT    PAR VALUE        DEFICIT)     INCOME (LOSS)  TOTAL
                                        ------         ------    ---------        --------     -------------  -----
BALANCE, JANUARY 1, 1998               121,518     $  12,152     $ 515,234     $ (72,294)    $ (20,053)    $ 435,039
  Comprehensive income:
   Net income                               --            --            --        71,594            --        71,594
   Translation adjustment                   --            --            --            --         8,225         8,225
   Unrealized net gain on
     available-for-sale equity
     securities                             --            --            --            --           959           959
                                                                                                           ---------
      Comprehensive income                                                                                    80,778
  Exercise of stock options                397            40         2,918            --            --         2,958
  Repurchase and retirement of
   common stock                         (7,080)         (708)      (65,223)           --            --       (65,931)
  Value of stock options issued
   to non-employees                         --            --           364            --            --           364
                                       -------     ---------     ---------     ---------     ---------     ---------

BALANCE, DECEMBER 31, 1998             114,835        11,484       453,293          (700)      (10,869)      453,208
  Comprehensive income:
   Net income                               --            --            --        70,722            --        70,722
   Translation adjustment                   --            --            --            --       (16,077)      (16,077)
   Unrealized net gain on
     available-for-sale equity
     securities, net of tax                 --            --            --            --            86            86
                                                                                                           ---------
      Comprehensive income                                                                                    54,731
  Exercise of stock options              1,263           126        12,098            --            --        12,224
  Repurchase and retirement of
   common stock                        (14,851)       (1,485)     (219,913)           --            --      (221,398)

  Shares issued in acquisitions            243            24         4,976            --            --         5,000
  Premium received on put options           --            --         2,079            --            --         2,079
  Put options - temporary equity            --            --       (20,188)           --            --       (20,188)

  Warrants issued                           --            --         4,875            --            --         4,875
  Pre-acquisition earnings of
   acquired company                         --            --            --         1,667            --         1,667
  Value of stock options issued
   to non-employees                         --            --           173            --            --           173
  Effect of 3-for-2 stock split         50,745         5,075        (5,075)           --            --            --
                                       -------     ---------     ---------     ---------     ---------     ---------

BALANCE, DECEMBER 31, 1999             152,235        15,224       232,318        71,689       (26,860)      292,371
  Comprehensive income:
   Net income                               --            --            --       131,044            --       131,044
   Translation adjustment                   --            --            --            --       (27,125)      (27,125)
   Unrealized net gain on
     available-for-sale equity
     securities, net of tax                 --            --            --            --             5             5
                                                                                                           ---------
      Comprehensive income                                                                                   103,924
  Exercise of stock options              3,586           358        34,726            --            --        35,084
  Tax effect of option exercises            --            --        25,469            --            --        25,469
  Employee stock purchases                  24             2           515            --            --           517
  Repurchase and retirement of
   common stock                         (1,473)         (147)      (51,450)           --            --       (51,597)
  Convertible debt conversion            2,050           205        43,808            --            --        44,013
  Shares issued in acquisitions          2,415           242        86,680            --            --        86,922
  Premium received on put options           --            --        11,259            --            --        11,259
  Put options - temporary equity            --            --       (64,315)           --            --       (64,315)
  Pre-acquisition earnings of
   acquired company                         --            --            --           473            --           473
                                       -------     ---------     ---------     ---------     ---------     ---------
BALANCE, DECEMBER 31, 2000             158,837     $  15,884     $ 319,010     $ 203,206     $ (53,980)    $ 484,120
                                       =======     =========     =========     =========     =========     =========





                        IVAX CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                                                  YEAR ENDED DECEMBER 31,
                                                                            -------------------------------------
                                                                               2000          1999          1998
                                                                            ---------     ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                              $ 131,044     $  70,722     $  71,594
    Adjustments to reconcile net income to net cash flows from operating activities:
       Restructuring accrual (reversal)                                        (4,535)         (612)       12,222
       Depreciation and amortization                                           32,948        29,108        32,552
       Deferred tax provision (benefit)                                       (29,084)       (4,910)        3,623
       Tax effect of stock option exercises                                    25,469            --            --
       Provision for doubtful accounts                                           (132)        4,147         7,650
       Provision for inventory obsolescence                                    12,801        16,696        35,075
       Minority interest                                                          608         2,085          (403)
       Gain on sale of product rights                                          (7,175)      (13,033)      (27,350)
       Gains (losses) on disposal of assets, net                                 (310)          338           844
       Losses (gains) on extinguishment of debt                                 2,254          (593)       (1,121)
       Cumulative effect of a change in accounting principle                    6,471            --         3,048
       Income from discontinued operations                                         --          (585)      (48,904)
       Changes in operating assets and liabilities:
          Accounts receivable                                                 (45,111)       (9,195)       (9,586)
          Inventories                                                         (44,254)      (33,327)      (21,376)
          Other current assets                                                  1,143         6,785       (10,567)
          Other assets                                                         (6,156)        1,266         8,000
          Accounts payable, accrued expenses, and other
              current liabilities                                               6,805        (3,038)       (2,867)
          Other long-term liabilities                                          (2,164)       (3,310)          907
       Other, net                                                                 (79)         (446)          891
       Net operating activities of discontinued operations                         --           585         5,028
                                                                            ---------     ---------     ---------
          Net cash flows from operating activities                             80,543        62,683        59,260
                                                                            ---------     ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from divestitures                                                     --            --        87,885
    Proceeds from sale of product rights                                        7,175        13,033        12,350
    Capital expenditures                                                      (49,955)      (42,685)      (64,622)
    Proceeds from sales of assets                                               1,350           932        22,159
    Acquisitions of patents, trademarks, licenses and other
       intangibles                                                             (1,537)         (903)      (17,543)
    Acquisitions of businesses, net of cash acquired                          (11,359)       (8,345)           --
    Investment in affiliated companies                                         (5,137)          465            --
    Net investing activities of discontinued operations                            --            --          (202)
                                                                            ---------     ---------     ---------
       Net cash flows from investing activities                               (59,463)      (37,503)       40,027
                                                                            ---------     ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings on long-term debt and loans payable                            254,048        53,059         3,905
    Payments on long-term debt and loans payable                              (53,495)      (34,956)      (29,152)
    Exercise of stock options and employee stock purchases                     35,601        12,224         2,958
    Repurchase of common stock net of put option premium                      (40,338)     (219,319)      (65,931)
                                                                            ---------     ---------     ---------
       Net cash flows from financing activities                               195,816      (188,992)      (88,220)
                                                                            ---------     ---------     ---------

Effect of exchange rate changes on cash and cash equivalents                   (6,776)       (3,373)       (1,709)
                                                                            ---------     ---------     ---------
Net increase (decrease) in cash and cash equivalents                          210,120      (167,185)        9,358
Cash and cash equivalents at the beginning of the year                         41,408       208,593       199,235
                                                                            ---------     ---------     ---------
Cash and cash equivalents at the end of the year                            $ 251,528     $  41,408     $ 208,593
                                                                            =========     =========     =========



                        IVAX CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                 (Continuation)


                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  ---------------------------------
                                                                                    2000        1999         1998
                                                                                  --------    --------     --------

SUPPLEMENTAL DISCLOSURES:
    Interest paid                                                                 $ 10,311    $  4,572     $  6,628
                                                                                  ========    ========     ========
    Income tax payments                                                           $ 20,355    $  3,913     $ 16,196
                                                                                  ========    ========     ========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

       Information with respect to acquisitions which were accounted for under the purchase method of accounting is summarized as follows:

Fair value of assets acquired                                                     $ 24,712    $ 12,308
Liabilities assumed                                                                 10,154       3,941
                                                                                  --------    --------
                                                                                    14,558       8,367
Reduction of minority interest                                                       9,832       7,046
                                                                                  --------    --------
Net assets acquired                                                                 24,390      15,413
                                                                                  --------    --------
PURCHASE PRICE:
    Cash, net of cash acquired                                                      11,359       8,345
    Acquisition costs                                                                  138          --
    Fair market value of stock and options issued                                   86,922       5,000
                                                                                  --------    --------
    Total                                                                           98,419      13,345
                                                                                  --------    --------
Goodwill                                                                          $ 74,029    $ (2,068)
                                                                                  ========    ========



See Note 9, Debt, for information with respect to non-cash conversion of 6 1/2% Convertible Subordinated Notes.

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                        IVAX CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (In thousands, except per share data)

(1)        ORGANIZATION:

           IVAX Corporation is a multinational company engaged in the research, development, manufacture and marketing of pharmaceutical products. These products are sold primarily to customers within the United States and the United Kingdom. All references to "IVAX" mean IVAX Corporation and its subsidiaries unless otherwise required by the context.

(2)        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

          PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of IVAX Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Investments in affiliates representing 20% to 50% ownership interests are recorded under the equity method of accounting. Investments in affiliates representing less than 20% ownership interests are recorded at cost. The minority interest held by third parties in a majority owned subsidiary is separately stated. Certain amounts presented in the accompanying consolidated financial statements for prior periods have been reclassified to conform to the current period's presentation. Included in the consolidated financial statements are the financial results of IVAX International, B.V., a wholly-owned subsidiary of IVAX.

           USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. IVAX's actual results in subsequent periods may differ from the estimates and assumptions used in the preparation of the accompanying consolidated financial statements. Significant estimates include amounts for accounts receivable exposures, deferred tax asset allowances, inventory reserves, environmental reserves, litigation, restructuring costs and sales returns and allowances, including chargebacks, rebates, returns and shelf-stock adjustments.

           CASH AND CASH EQUIVALENTS - IVAX considers all investments with a maturity of three months or less as of the date of purchase to be cash equivalents.

           INVENTORIES - Inventories are stated at the lower of cost (first-in, first-out) or market. Components of inventory cost include materials, labor and manufacturing overhead. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and current market conditions. Reserves are provided as appropriate.

           Inventories consist of the following:

                                                       DECEMBER 31,
                                                --------------------------
                                                   2000            1999
                                                ----------     -----------

             Raw materials                      $   72,991     $    62,932
             Work-in-process                        27,683          10,773
             Finished goods                         78,236          72,919
                                                ----------     -----------
                Total inventories               $  178,910     $   146,624
                                                ==========     ===========


           PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are carried at cost less accumulated depreciation and amortization and consist of the following:

                                                         DECEMBER 31,
                                                  --------------------------
                                                      2000           1999
                                                  -----------    -----------

           Land                                   $    14,116    $    12,443
           Buildings and improvements                 161,737        164,139
           Machinery and equipment                    167,203        159,654
           Furniture and computer equipment            56,942         55,577
                                                  -----------    -----------
           Total cost                                 399,998        391,813
           Less: Accumulated depreciation
                 and amortization                     149,146        165,615
                                                  -----------    -----------
           Property, plant and equipment, net     $   250,852    $   226,198
                                                  ===========    ===========

           Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements (4-50 years), machinery and equipment (3-15 years) and furniture and computer equipment (3-10 years). Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or their estimated useful lives. Costs of major additions and improvements are capitalized and expenditures for maintenance and repairs that do not extend the life of the assets are expensed. Upon sale or disposition of property, plant and equipment, the cost and related accumulated depreciation or amortization are eliminated from the accounts and any resulting gain or loss is credited or charged to operations.

           CAPITALIZATION OF SOFTWARE DEVELOPMENT COSTS - Costs associated with software developed or obtained for internal use are capitalized when
           (1) the preliminary project stage is completed and (2) management has authorized further funding for the project, it is probable that the project will be completed and the software will be used for the intended purpose. Costs capitalized include (1) external direct costs of materials and services consumed (2) payroll and payroll-related costs for employees directly associated with or who devote time to the project and (3) interest costs, if material, incurred while developing the software. Upgrades and enhancements that add functionality are capitalized. Costs of training, maintenance, data conversion and nonspecific upgrades and enhancements are expensed.

           CAPITALIZATION OF INTEREST - During 2000, IVAX capitalized $148 of interest costs on certain software development projects.

           INTANGIBLE ASSETS - Intangible assets are carried at cost less accumulated amortization and consist of the following:

                                                                DECEMBER 31,
                                                            -------------------
                                                             2000        1999
                                                           --------    --------
           Cost in excess of net assets of acquired        $ 84,450    $ 12,936
           companies, Patents, trademarks, license
           and other intangibles                             64,595      60,986
                                                           --------    --------
           Total cost                                       149,045      73,922
           Less: Accumulated amortization                    31,874      18,177
                                                           --------    --------
           Intangible assets, net                          $117,171    $ 55,745
                                                           ========    ========

           Cost in excess of net assets of acquired companies (goodwill) is amortized using the straight-line method over periods not exceeding 40 years. Patents, trademarks, licenses and other intangibles are amortized using the straight-line method over their respective estimated lives (ranging from 4-20 years). As of December 31, 2000, the weighted average life of patents, trademarks, licenses and other intangibles was 9.7 years. During 2000, IVAX paid $10,943 for additional shares of IVAX C.R. which resulted in goodwill of $1,111. IVAX also acquired Laboratorios Elmor S.A. ("Elmor") and Wakefield Pharmaceuticals, Inc. ("Wakefield") which resulted in goodwill of $46,959 and $25,959, respectively. During 1999, IVAX acquired a variety of patents in a purchase of Soft Drugs for $5,000 of IVAX stock and paid $5,000 for additional shares of IVAX C.R. which resulted in negative goodwill of $2,068.

           IMPAIRMENT OF LONG-LIVED ASSETS - IVAX continually evaluates whether events and circumstances have occurred that indicate that the remaining estimated useful life of long-lived assets may require revision or that the remaining net book value may not be recoverable. When factors indicate that an asset may be impaired, IVAX uses various methods to estimate the asset's future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized based on the excess of the carrying amount over the estimated fair value of the asset. Any impairment amount is charged to operations (See Note 3, Restructuring Costs and Asset Write-Downs).

           FOREIGN CURRENCIES - IVAX's operations include subsidiaries which are located outside of the United States. Assets and liabilities as stated in local currencies are translated at the rate of exchange prevailing at the balance sheet date. The gains or losses that result from this process are shown in the "Accumulated Other Comprehensive Loss" caption in the shareholders' equity section of the accompanying consolidated balance sheets. Amounts in the statements of operations are translated at the average rates for the period. Elmor is located in Venezuela, a hyperinflationary economic environment. Its local currency financial statements are remeasured into the U.S. dollar by translating monetary assets at the current exchange rate, non-monetary assets and expenses related to non-monetary assets at the historical rates, and revenues and expenses at the average exchange rate in effect during the year. The resulting translation adjustment is included in the results of operations.

           FINANCIAL INSTRUMENTS - The carrying amounts of cash and cash equivalents, accounts receivable, loans payable and accounts payable approximate fair value due to the short maturity of the instruments and reserves for potential losses, as applicable. The disclosed fair value of other assets and long-term debt is estimated using quoted market prices, whenever available, or an appropriate valuation method (See Note 8, Investments In and Advances to Unconsolidated Affiliates, and Note 9, Debt).

           IVAX does not speculate in the foreign exchange market. IVAX may, however, from time to time, manage exposures that arise in the normal course of business related to fluctuations in foreign currency rates by entering into foreign exchange forward contracts. IVAX enters into these contracts with counterparties that it believes to be creditworthy and does not enter into any leveraged derivative transactions. Gains and losses on these contracts are included in the consolidated statements of operations as they arise. Costs associated with entering into these contracts are amortized over the contracts' lives, which typically are less than one year. IVAX held foreign exchange forward contracts with notional principal amounts of $27,621 at December 31, 2000, which mature January 2001 through December 2001, and $35,515 at December 31, 1999, which matured in January 2000 through September 2000.

           In addition, IVAX has short-term intercompany balances that are denominated in foreign currencies. A portion of these balances are hedged, from time to time, using foreign exchange forward contracts, and gains and losses on these contracts are included in the consolidated statements of operations as they arise. For the years ended December 31, 2000, 1999 and 1998, IVAX recorded net foreign exchange transaction losses of $2,297, $2,934 and $893, respectively, which are included in "Other income, net" in the accompanying consolidated statements of operations.

           CONCENTRATION OF CREDIT RISK - IVAX sells a significant amount of United States brand equivalent pharmaceutical products to a relatively small number of drug wholesalers and retail drug chains, which represent an essential part of the distribution chain of pharmaceutical products in the United States.

           IVAX monitors the creditworthiness of its customers and reviews outstanding receivable balances for collectibility on a regular basis and records allowances for bad debts as necessary.

           IVAX follows an investment policy that limits investments in individual issuers, generally, to the lesser of $10,000 or 10% of program size, that meet certain minimum credit rating and size requirements.

           REVENUE RECOGNITION - Revenues and the related cost of sales are recognized at the time product is shipped. Net revenues are comprised of gross revenues less provisions for expected customer returns, inventory credits, discounts, promotional allowances, volume rebates, chargebacks and other allowances. These sales provisions totaled $215,433, $121,286 and $131,273 in the years ended December 31, 2000,
           1999 and 1998, respectively. The reserve balances related to these provisions and included in "Accounts receivable, net of allowances for doubtful accounts" and "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets are $51,080 and $63,448, respectively, at December 31, 2000 and $38,065 and $61,241, respectively, at December 31, 1999.

           The custom in the pharmaceutical industry is generally to grant customers the right to return purchased goods. In the brand equivalent pharmaceutical industry, this custom has resulted in a practice of suppliers issuing inventory credits (also known as shelf-stock adjustments) to customers based on the customers' existing inventory following decreases in the market price of the related brand equivalent pharmaceutical product. The determination to grant a credit to a customer following a price decrease is generally at the discretion of IVAX, and generally not pursuant to contractual arrangements with customers.

           Provisions for estimated returns, inventory credits, chargebacks and other sales allowances are established by IVAX concurrently with the recognition of revenue. The provisions are established in accordance with generally accepted accounting principles based upon consideration of a variety of factors, including actual return and inventory credit experience for products during the past several years by product type, the number and timing of regulatory approvals for the product by competitors of IVAX, both historical and projected, the market for the product, estimated customer inventory levels by product and projected economic conditions. Actual product returns and inventory credits incurred are, however, dependent upon future events, including price competition and the level of customer inventories at the time of any price declines. IVAX continually monitors the factors that influence the pricing of its products and customer inventory levels and makes adjustments to these provisions when management believes that actual product returns, inventory credits and other allowances may differ from established reserves.

           Royalty and license fee income are recognized when obligations associated with earning the royalty or licensing fee have been satisfied and are included in "Other revenues" in the accompanying consolidated statements of operations. Other revenues in 2000, 1999 and 1998 included $1,820, $1,214 and $8,286, respectively, of milestone and up-front payments received under a license agreement. Through 1999, IVAX's accounting policy was to immediately recognize as revenue such cash payments that are nonrefundable or where the probability of refund is remote. As a result of SAB No. 101, IVAX has revised its accounting policy to defer up-front payments, whether or not they are refundable, and recognizes them in income over the license period. Where IVAX expends resources to achieve milestones, IVAX recognizes the milestone payments in income currently. The total amortization of up-front payments and current recognition of milestones is limited to nonrefundable provisions of the contract. Other revenues in 2000 included $1,725 of amortization of revenue deferred in accordance with SAB No. 101.

           Shipping and handling fees billed to customers are recognized in net product revenues. Shipping and handling costs are included in cost of sales.

           LEGAL COSTS - Legal charges are recorded for the costs anticipated to be incurred in connection with litigation and claims against IVAX when management can reasonably estimate these costs.

           RESEARCH AND DEVELOPMENT COSTS - Research and developments costs related to future products are expensed currently.

           INCOME TAXES - The provision for income taxes is based on the consolidated United States entities' and individual foreign companies' estimated tax rates for the applicable year. Deferred taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Deferred income tax provisions and benefits are based on the changes in the deferred tax asset or tax liability from period to period (See Note 10, Income Taxes).

         EARNINGS PER COMMON SHARE - A reconciliation of the denominator of the basic and diluted earnings per share computation is as follows:


                                                                           YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------------
                                                                      2000          1999          1998
                                                                  ----------     ---------     ----------
         Basic weighted average number of shares outstanding         157,021       161,508        178,674
         Effect of dilutive securities - stock options and
         warrants                                                      6,226         2,893            223
                                                                  ----------     ---------     ----------
         Diluted weighted average number of shares outstanding       163,247       164,401        178,897
                                                                  ==========     =========     ==========
         Not included in the calculation of diluted earnings
         per share because their impact is antidilutive:

         Stock options outstanding                                       165         3,179          6,953
         Convertible debt                                              6,730         2,063          3,546
         Put options                                                   2,440         2,250             --


           ACCUMULATED OTHER COMPREHENSIVE LOSS - Other comprehensive loss ("OCL") refers to revenues, expenses, gains and losses that under generally accepted accounting principles are excluded from net income as these amounts are recorded directly as an adjustment to shareholders' equity. Accumulated other comprehensive loss is comprised of the cumulative effects of foreign currency translation and unrealized gains on securities.

           STOCK-BASED COMPENSATION PLANS - As permissible under Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, IVAX accounts for all stock-based compensation arrangements using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and discloses pro forma net earnings and earnings per share amounts as if the fair value method had been adopted. Accordingly, no compensation cost is recognized for stock option awards granted to employees at or above fair market value. Pro forma net earnings and earnings per share amounts are presented in
           Note 12, Shareholders' Equity.

           CHANGES IN ACCOUNTING PRINCIPLE - Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, was adopted for up-front licensing fees during the fourth quarter of 2000, resulting in a cumulative change in accounting principle charge of $6,471, or $.04 per share, net of tax of $2,773, recorded as of the beginning of the first quarter of 2000. The offsetting impact was recorded in deferred revenue that will be recognized in income through 2011. IVAX amortized $1,725 of this deferred revenue to income during 2000.

           During 1998, Statement of Position ("SOP") 98-5, Reporting on the Cost of Start-Up Activities, was adopted and reported as a cumulative effect of a change in accounting principle reflecting a write-off of capitalized start-up costs of $3,048, or $.02 per share.

           RECENTLY ISSUED ACCOUNTING STANDARDS - Effective January 1, 2001, IVAX adopted SFAS No. 133, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in OCL and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

           Certain forecasted transactions are exposed to foreign currency risk. The principal currency hedged is the Irish punt against the British pound. Forward options used to hedge a portion of forecasted international expenses for up to one year in the future are designated as cash flow hedging instruments. The adoption of SFAS 133 on January 1, 2001 resulted in an increase to OCL of $1,613, net of tax of $179. The increase to OCL is mostly attributable to gains on cash flow hedges. The net derivative gains included in OCL as of January 1, 2001, will be reclassified into earnings during the twelve months ended December 31, 2001.

           EITF Issue No. 00-2, Accounting for Web Site Development Costs, adopted in the third quarter of 2000, did not have a significant effect on the Company's financial position or results of operations.

           EITF Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs, requires that amounts billed to a customer related to shipping and handling be classified as revenue, and allows companies to adopt a policy of including shipping and handling costs in cost of sales or another income statement line item. IVAX adopted EITF Issue No. 00-10 in the fourth quarter of 2000 and elected to report the costs of shipping and handling in cost of sales. Prior quarter and annual amounts have been reclassified to conform to current classification resulting in approximately 1% decrease in gross profit margins from those previously reported.

           EITF Issue No. 00-14, Accounting for Certain Sales Incentives, addresses the recognition, measurement and income statement classification for sales incentives offered voluntarily by a vendor, without charge to the customer, in a single exchange transaction at the point of sale. In addition to providing guidance on when to recognize and how to measure the cost of sales incentives, it requires that incentives in the form of a reduction in or refund of the selling price of a product or service be classified as a reduction of revenue and incentives in the form of free products or services delivered at the time of sale should be classified as an expense. The amended effective date of adoption is the later of fiscal quarters beginning after March 15, 2001 or fiscal years beginning after December 15, 1999. IVAX elected to adopt EITF Issue No. 00-14 in the fourth quarter of 2000. The impact of adoption was not significant.

           EITF Issue No. 00-19, Determination of Whether Share Settlement is within the Control of the Issuer for Purposes of Applying Issue No. 96-13, and EITF Issue No. 00-7, Application of Issue No. 96-13 to Equity Derivative Instruments that Contain Certain Provisions that Require Net Cash Settlement if Certain Events Outside the Control of the Issuer Occur, address the classification and accounting treatment of equity derivative contracts (such as IVAX's put options) as equity instruments (either temporary or permanent) or assets and liabilities. They are effective prospectively for contracts entered into after September 20, 2000 as of June 30, 2001. Management believes that adoption will not have a significant effect on the Company's financial position or results of operations.

(3)        RESTRUCTURING COSTS AND ASSET WRITE-DOWNS:

           During 1998, IVAX continued its efforts to reduce costs and enhance operating efficiency by initiating restructuring programs at its United Kingdom pharmaceutical operations and continuing restructuring of its United States pharmaceutical operations. During 1998, IVAX recorded a pre-tax charge of $13,562 comprised of $3,648 for severance and other employee termination benefits, $4,308 associated with lease commitments, $215 for the write-down of leasehold improvements and $5,391 in asset write-downs resulting from management's re-evaluation of the carrying value of certain long-lived assets primarily in conjunction with initiatives to further consolidate facilities of IVAX's United Kingdom operations. This restructuring plan eliminated 260 positions from the workforce throughout all functions.

           Also during 1998, IVAX recorded a pre-tax charge of $15,647 comprised of $2,657 for severance and other employee termination benefits, $4,432 for estimated plant closure costs and $8,558 for asset write-downs resulting from management's decision to cease manufacturing at its Northvale, New Jersey pharmaceutical facility and the re-evaluation of the carrying value of certain long-lived assets of IVAX's domestic brand equivalent pharmaceutical operations due to facility consolidation and market conditions. The New Jersey restructuring plan eliminated 165 positions. This restructuring and the continued consolidation of manufacturing are anticipated to generate approximately $3,400 of annual pre-tax cost savings. This impact was offset by the reversal of $16,987 of previously recorded restructuring reserves that were ultimately not needed primarily related to two facilities that were sold in 1998.

           During 1998, pursuant to the restructuring programs, IVAX sold its Ft. Lauderdale, Florida office, packaging and warehouse facility, its Syosset, New York pharmaceutical manufacturing facility, its Kirkland, Quebec, Canada pharmaceutical manufacturing facility, and its Shreveport, Louisiana pharmaceutical manufacturing facility and closed two of its London, England manufacturing facilities. During 1997, IVAX consolidated its United States pharmaceutical distribution facilities into a single leased distribution center in Kenton County, Kentucky. In 1999, IVAX substantially ceased manufacturing at its Northvale, New Jersey manufacturing facility. Production from these facilities has been transferred to other IVAX manufacturing facilities.

           These restructuring costs and asset write-downs are shown as "Restructuring accruals (reversals)" in the accompanying consolidated statements of operations. Management determined the amount of the write-downs by estimating the fair market value of the impaired assets using various valuation techniques, including discounted cash flow analysis, independent appraisals and third party offers.

           The components of the restructuring costs and asset write-downs, spending and other activity, as well as the remaining restructuring reserve balances at December 31, 2000, 1999 and 1998 are shown in the table below. The restructuring reserve balances are included in "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. The asset write-down column represents asset impairment losses for assets to be used in operations as well as assets to be disposed of. During 2000 and 1999, IVAX reversed restructuring costs of $4,535 and $612, respectively. In the second quarter of 2000, as a result of a change in strategy to keep the Northvale, New Jersey pharmaceutical facility operating as back-up capacity in the event of hurricane damage at the Puerto Rico facility, the related restructuring reserves were reversed. Also during 2000, IVAX was released from certain non-cancelable operating leases associated with its United Kingdom restructuring and determined that reserves previously established for certain severance payments were determined to be unnecessary resulting in $1,324 of the reversal of restructuring reserves. The credit recorded in 1999 was primarily due to the reversal of a previously recorded reserve for a note receivable and 15% interest in a partnership received as consideration for the 1998 sale of a Ft. Lauderdale, Florida facility. Due to the uncertainty of collectibility, these assets were fully reserved in 1998. In 1999, the note was collected in full, the partnership interest was sold and the reserve against the assets was reversed.

                                                                                                       ANNUAL
                                                   EMPLOYEE                   TOTAL          ASSET   RESTRUCTURING
                                                  TERMINATION    PLANT   RESTRUCTURING      WRITE-     ACCRUAL
                                                  BENEFITS    CLOSURES     RESERVES         DOWNS    (REVERSAL)
                                                 -----------  --------   --------------     -----   --------------
           BALANCE AT JANUARY 1, 1998             $  4,547     $  9,367     $ 13,914                  $ 38,088
                                                                                                      ========
           1998 restructuring costs and asset
               write-downs                           6,305        8,740       15,045     $ 14,164       29,209
           Reversal of restructuring costs and
               asset write-downs charged in
               prior years                            (442)      (7,741)      (8,183)      (8,804)     (16,987)
           Cash payments during 1998                (3,538)      (3,042)      (6,580)                       --
           Non-cash activity                        (1,098)         936         (162)                       --
                                                   -------     --------     --------                  --------
           BALANCE AT DECEMBER 31, 1998              5,774        8,260       14,034                    12,222
                                                                                                      ========
           Reversal of restructuring costs and
               asset write-downs charged in
               prior years                             (73)          --          (73)        (539)        (612)

           Cash payments during 1999                (4,264)      (3,539)      (7,803)                       --
           Non-cash activities                         123         (298)        (175)                       --
                                                   -------     --------     --------                  --------
           BALANCE AT DECEMBER 31, 1999              1,560        4,423        5,983                      (612)
                                                                                                      ========
           Reversal of restructuring costs and
               asset write-downs charged in
               prior years                            (628)      (3,907)      (4,535)                   (4,535)

           Cash payments during 2000                  (795)        (422)      (1,217)                       --
           Non-cash activities                         (27)         525          498                        --
                                                   -------     --------     --------                  --------
           BALANCE AT DECEMBER 31, 2000           $    110     $    619     $    729                  $ (4,535)
                                                   =======     ========     ========                  ========

(4)        MERGERS AND ACQUISITIONS:

           During 2000, IVAX, through its Netherlands subsidiary IVAX International B.V., purchased 238 additional shares of Galena, a.s., its majority-owned subsidiary in the Czech Republic. The total cost of the shares acquired through open market transactions during 2000 was $8,190. The net book value underlying the shares purchased was $5,362 resulting in goodwill of $2,828 being recorded in the accompanying consolidated balance sheet at December 31, 2000. On September 1, 2000, Galena commenced a tender offer for 9.26% of all outstanding shares. The tender offer was for a period of 60 days. During the second half of 2000, Galena acquired 78 shares of its own stock at a cost of $2,753 through the tender offer. The book value of shares repurchased was $4,470 resulting in negative goodwill of $1,717 being recorded in the accompanying balance sheet as of December 31, 2000. Prior to these purchases, IVAX owned 86% of the outstanding shares of Galena, a.s. At December 31, 2000, IVAX owned 98.1% of the outstanding shares of Galena, a.s.

           On June 19, 2000 and August 2, 2000, IVAX acquired, through the acquisition of three holding companies, Elmor, a company located in Caracas, Venezuela for $63,911. Elmor manufactures, markets, and distributes pharmaceutical products in Venezuela. On June 19, 2000, IVAX issued 1,585 shares of IVAX common stock (valued at $55,000) and paid $1,663 in cash, net of cash acquired, for two of the holding companies. On August 1, 2000, IVAX acquired certain other assets utilized in the business of Elmor by the purchase of the third holding company for additional cash of $3,875 and other costs of $35. The fair value of net assets acquired was $16,951, resulting in goodwill of $46,959 which is included in "Intangible assets - net" in the accompanying consolidated balance sheet at December 31, 2000. The goodwill will be amortized over 20 years. The operating results of Elmor are included in the consolidated financial statements subsequent to the June 19, 2000 acquisition date.

           On September 7, 2000, IVAX acquired Wakefield, a U.S. pharmaceutical company located in Georgia, in exchange for 830 shares of IVAX common stock (valued at $28,273), $3,649 representing the fair value of stock options granted, $102 of other costs and received $5,120 of cash in excess of cash paid. The fair value of net assets acquired was $7,430 resulting in goodwill of $25,959 which is included in "Intangible assets - net" in the accompanying consolidated balance sheet at December 31, 2000. The goodwill will be amortized over 25 years. The operating results of Wakefield are included in the consolidated financial statements subsequent to the September 7, 2000 acquisition date.

           Pro-forma information for the above acquisitions as if the purchases occurred on January 1 of each year are presented below.

           Period Ended December 31,                       TWELVE MONTHS
           (In thousands)                           ------------------------
                                                      2000          1999
                                                   -----------   ----------
           Revenues                                $  818,547    $  704,115
           Net income                                 129,262        75,482

           Diluted weighted average shares            164,560       166,951
           Diluted earnings per share              $     0.79    $     0.45

           These pro-forma results of operations are not necessarily indicative of results that might have been achieved if the acquisitions had actually occurred on January 1 of the periods presented. The preacquisition results of the acquisitions completed in 1999 were not material to IVAX's results of operations.

           During 1999, IVAX increased its ownership interest in Galena, a.s. from 74% to 86% primarily through a tender offer and open market purchases. The total cost of the shares acquired was $4,978. The net book value underlying the share purchases was $7,046, resulting in negative goodwill of $2,068 being recorded.

           On August 9, 1999, IVAX acquired a 30% interest in Indiana Protein Technologies ("IPT"), a U.S. biotechnology research company, in exchange for a development agreement in which IVAX, through its U.S. subsidiary, Baker Norton Pharmaceuticals, will fund research and development of certain peptide-based biotech pharmaceutical products. In the event that these projects are successful, IVAX will receive an exclusive worldwide license to market the products, with a royalty payable to IPT on profit from the sale of the products. During 1999, $775 was funded to IPT, $233 of which is recorded in other assets and the remainder is expensed as "Research and development expenses" in the accompanying consolidated statement of operations for 1999.

           On October 12, 1999, IVAX, through its Netherlands subsidiary, IVAX International B.V. and Swiss subsidiary, IVAX Holdings A.G., acquired 100% ownership of the IVAX Drug Research Institute Ltd a pharmaceutical research and development company in Budapest, Hungary, for $3,367 in cash plus assumption of $3,540 in loans.

           On December 20, 1999, IVAX acquired Soft Drugs, a U.S. company with ownership of certain patents for $5,000 in stock of IVAX, which was accounted for as a purchase. In the event that IVAX does not utilize at least one of these patents within thirty months, the prior owners may be required to return half of the stock in exchange for the return of certain patents.

(5)        DIVESTITURES:

           During the first quarter of 1998, IVAX sold its vacuum pump fluids business, the only remaining segment of IVAX's specialty chemicals business, for $3,885 in cash (subject to certain post-closing adjustments). IVAX retained certain real estate assets of the specialty chemicals business, which are held for sale.

           Effective July 14, 1998, IVAX completed the sale of its personal care products business for $84,700 (after certain post-closing adjustments). At closing IVAX received $35,000 in cash and a $50,000 secured note due November 30, 1998. On August 27, 1998, IVAX sold the $50,000 note, without recourse, for $48,500 in cash. In addition, IVAX received a note for $2,500 as partial consideration from the sale of one of the personal care product subsidiaries. The note is payable at $250 of principal plus interest per quarter. As of December 31, 2000 and 1999, $563 and $1,500, respectively, of the gain on sale related to this note was deferred. The gain on sale and results of operations of the intravenous products, specialty chemicals and personal care products businesses were classified as part of discontinued operations during 1998 (See Note 7, Discontinued Operations).

(6)        SALE OF PRODUCT RIGHTS:

           On September 18, 1997, IVAX sold the United States and Canadian marketing rights to its proprietary drug Elmiron(R) and three additional urology products to ALZA Corporation ("ALZA"). Although this sale represented an exit by IVAX from the urology business in 1997, IVAX retained the rights to these products outside of the United States and Canada. On July 24, 1998, IVAX and ALZA terminated a research and development cost-sharing arrangement and, as a result of the termination, a reserve of $15,000 which was recorded concurrent with the sale was reversed during the third quarter of 1998, reflecting an adjustment to increase the previously recognized gain on the sale of those product rights. Royalty and milestone payments from the 1997 sale of rights to Elmiron(R) and certain other urology products in the United States and Canada to ALZA amounted to $7,175, $13,033, and $12,350 in 2000, 1999 and 1998, respectively, and are included in other income as additional gain on the sale of product rights. Royalties and milestone payments receivable from ALZA included in "Other current assets" in the accompanying consolidated balance sheets totaled $5,524 and $10,344 at December 31, 2000 and 1999, respectively. IVAX may receive additional royalties and milestone payments from ALZA based on sales of the products during the next few years. A portion of the up-front and milestone payments received and included in other income in prior years, $33,688 as of December 31, 2000, is refundable if IVAX's patent rights are found to be invalid and a generic equivalent of Elmiron(R) is introduced by another company. IVAX believes the probability of occurrence of these events is remote.

(7)        DISCONTINUED OPERATIONS:

           During 1997, IVAX's Board of Directors decided to divest its intravenous products, personal care products and specialty chemicals businesses. As a result, IVAX classified these businesses as discontinued operations and has included their results of operations in "Discontinued operations, net of taxes" in the accompanying consolidated statements of operations. The divestiture of businesses classified as discontinued operations was completed in 1998. During 1998, the Personal Care Products division had net revenues of $42,583 and the Specialty Chemicals division's vacuum pump fluids business had net revenues of $850. These amounts include intersegment sales of $14. The sale of assets of these divested businesses generated pretax gains of $585 in 1999 and $48,904 in 1998.

(8)        INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES:

           IVAX has ownership interests of 50% or less in various unconsolidated affiliates. At December 31, 2000 and 1999, IVAX's nonmarketable investments in these affiliates totaled $10,293 and $3,851, respectively, and are included in "Other assets" in the accompanying balance sheets. Undistributed earnings of these affiliates, as well as IVAX's equity in their earnings, were not significant in any of the periods presented in the accompanying consolidated financial statements.

           At December 31, 2000 and 1999, IVAX held marketable equity securities which it classified as available-for-sale. Based on quoted market prices, the securities are stated at fair value of $926 and $918, respectively, and are included in "Other assets" in the accompanying consolidated balance sheets. At December 31, 2000 and 1999, net unrealized gains of $5 and $86, respectively, are included in "Accumulated other comprehensive loss" in the accompanying consolidated balance sheets.

(9)    DEBT:

           Long-term debt consists of the following:

                                                                                         DECEMBER 31,
                                                                                  --------------------------
                                                                                      2000           1999
                                                                                  ----------     -----------
5 1/2% Convertible Senior Subordinated Notes due 2007. Interest
    payable semi-annually.  Convertible at the option of the holders into
    6,730 shares of common stock at December 31, 2000 at a
    conversion rate of $37.15 per share. 5 4/5% effective interest rate.          $  250,000     $        --
6 1/2% Convertible Subordinated Notes due 2001. Interest payable semi-annually. Convertible at the option of the holders into
    2,063 shares of common stock at December 31, 1999 at a
    conversion rate of $21.17 per share. 6 3/5% effective interest rate.                  --          43,661
International subsidiaries' debt                                                       4,248           4,945
Other                                                                                    441              11
                                                                                  ----------     -----------
Total long-term debt                                                                 254,689          48,617
Less:  Current portion of long-term debt                                                 934             763
                                                                                  ----------     -----------
Long-term debt, net of current portion                                            $  253,755     $    47,854
                                                                                  ==========     ===========
10% Note from related party due January 2001. Interest payable quarterly.
    22 3/5% effective interest rate.                                              $       --     $    45,619
                                                                                  ==========     ===========

           In July 1998, IVAX's Board of Directors authorized the repurchase of $20,000 face value of its 6 1/2% Convertible Subordinated Notes. In December 1998, IVAX's Board of Directors renewed its authorization to purchase up to $20,000 face value of the Notes, which included the amount remaining unpurchased from the July authorization. On August 11, 1999, IVAX's Board of Directors approved an increase of $15,000 of repurchases of the 6 1/2% Notes. During 1999 and 1998, IVAX repurchased a total of $31,405 and $15,959 of its 6 1/2% Convertible Subordinated Notes due November 2001. Extraordinary gains of $593 and $1,121 were recorded related to the debt repurchases during the years ended December 31, 1999 and 1998, respectively.

           On November 18, 1999, IVAX issued a $50,000 promissory note to Frost-Nevada, Limited Partnership ("FNLP"), an entity related to IVAX's Chairman and CEO. The note was due January 17, 2001 and bore interest at 10% payable quarterly. Proceeds from the note were used to purchase IVAX common stock under the share repurchase program (See
           Note 12, Shareholders' Equity). In conjunction with the loan, FNLP was issued a warrant to purchase 750 shares of IVAX common stock at an exercise price equal to the price paid for the repurchased shares, $12 per share. The warrant is exercisable through November 2006. The fair value of the warrant using the Black-Scholes option pricing model was $4,875 which was credited to capital in excess of par value. During 2000, IVAX paid $3,074 of interest to FNLP. During the first six months of 2000 and in 1999, IVAX amortized to interest expense $2,128 and $493, respectively, of the value of the warrant issued to FNLP. On June 30, 2000, the $50,000 loan from FNLP was repaid resulting in the write-off of the remaining $2,254 of debt issue costs as an extraordinary item.

           On February 9, 2000, IVAX called the remaining $43,661 face value of its 6 1/2% Convertible Subordinated Notes for redemption. During February 2000, IVAX converted $43,388 face value of the 6 1/2% Notes into 2,050 shares of IVAX common stock. In addition, IVAX charged $190 of unamortized debt issue cost and credited $815 of interest forfeited on the conversion to "Capital in excess of par value." On March 10, 2000, IVAX redeemed $273 face value of the 6 1/2% Notes, plus accrued interest, for cash.

           During May 2000, IVAX consummated a private offering of $250,000 of its 5 1/2% Convertible Senior Subordinated Notes due 2007 pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and received net proceeds of approximately $243,750. The 5 1/2% Notes were registered during the fourth quarter of 2000. The 5 1/2% Notes are convertible at any time prior to maturity, unless previously redeemed, into 0.0269 shares of IVAX's common stock per $1 of principal amount of the 5 1/2% Notes. This ratio results in a conversion price of approximately $37.15 per share. The 5 1/2% Notes are redeemable by IVAX on or after May 29, 2003. The net proceeds from the sale of the 5 1/2% Notes are expected to be used primarily to acquire technology, products or other businesses, to fund the research, development, testing and commercialization of pharmaceutical products, and for general corporate purposes. At December 31, 2000, the unamortized discount related to the 5 1/2% Notes is $5,834, which is being amortized to interest expense over the life of the 5 1/2% Notes.

           Certain of IVAX's international subsidiaries maintain relationships with foreign banks providing short-term lines of credit in the aggregate amount of approximately $17,000 and $19,000 at December 31, 2000 and 1999, respectively. Short-term borrowings totaled $1,877 and $746 at December 31, 2000 and 1999, respectively, and are included as "Loans payable" in the accompanying consolidated balance sheets.

           The estimated fair values of long-term notes and debt are as follows:


                                                                                 DECEMBER 31,
                                                                          ------------------------
                                                                              2000         1999
                                                                          -----------   ----------
           5 1/2% Convertible Senior Subordinated Notes due 2007          $   311,450   $       --
           6 1/2% Convertible Subordinated Notes due 2001                          --       42,569
           10% Note                                                                --       45,619
           Other                                                                4,689        4,956
                                                                          -----------   ----------
           Total                                                          $   316,139   $   93,144
                                                                          ===========   ==========


           Fair value of the 5 1/2% and 6 1/2% Convertible Subordinated Notes is based on available quoted market prices. Management believes that the carrying amounts of other debt approximate the fair value.

           The stated future maturities of all long-term debt for the next five years and thereafter are approximately $934, $1,338, $152, $40, $37 and $252,188, respectively.

(10)       INCOME TAXES:

           The provision for income taxes on continuing operations before minority interest consists of the following:

                                                                            YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------
                                                                       2000           1999           1998
                                                                     ---------      ---------      ---------
           Current:
               U.S. Federal                                          $  25,111      $   6,505      $      --
               State                                                       966          1,439             --
               Puerto Rico and the U.S. Virgin Islands                     999             81            509
               Foreign                                                  15,222         11,735          5,915
           Deferred                                                    (29,084)        (4,910)         3,623
                                                                      ---------      ---------      ---------
           Total                                                     $  13,214      $  14,850      $  10,047
                                                                      =========      =========      =========


           The components of income from continuing operations before income taxes and minority interest are as follows:


                                                                              YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------
                                                                       2000           1999           1998
                                                                     ---------      ---------      ---------
           United States                                             $ 112,656      $  43,339      $  29,128
           Puerto Rico and the U.S. Virgin Islands                       4,451          6,874           (991)
           Foreign                                                      36,484         36,266          6,124
                                                                     ---------      ---------      ---------
           Total                                                     $ 153,591      $  86,479      $  34,261
                                                                     =========      =========      =========

           A reconciliation of the difference between the expected provision for income taxes using the statutory U.S. Federal tax rate and IVAX's actual provision is as follows:


                                                                              YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------
                                                                       2000           1999           1998
                                                                     ---------      ---------      ---------
           Tax using statutory U.S. Federal tax rate at 35%          $  53,757      $  30,268      $  11,991
           Effect of state income taxes                                     59            833             --
           Write-down of non-deductible cost in excess of
               net assets of acquired companies                             66             63             71
           Utilization of net operating loss carryforwards             (29,326)       (18,900)       (10,575)
           Tax effect of intercompany income eliminated on books        17,500             --             --
           Reduction of valuation allowance on deferred
               tax assets                                              (31,113)       (11,365)            --
           Foreign tax rate differential                                (8,374)        (2,194)        (2,476)
           Effect of Puerto Rico taxes and tollgate                        999             81            509
           Puerto Rico and U.S. possessions tax incentives              (1,558)        (2,406)            --
           Foreign operating losses not benefited                       11,290          5,275          3,523
           Tax claims and other matters                                 (3,180)         5,094          3,033
           Other                                                         3,094          8,101          3,971
                                                                     ---------      ---------      ---------
           Total                                                     $  13,214      $  14,850      $  10,047
                                                                     =========      =========      =========


           The domestic current provision was favorably impacted by $29,326, $18,900 and $44,975 during 2000, 1999 and 1998, respectively, from utilization of previously reserved net operating loss ("NOL") carryforwards. All of the reductions in 2000 and 1999 were used against continuing operations. The $44,975 reduction in 1998 was comprised of a $10,575 decrease related to utilization against domestic continuing operations, a $28,200 decrease due to utilization against domestic discontinued operations, and a $6,200 decrease related to an adjustment to the domestic NOL carryforward based on adjustments made to prior tax periods. The current tax provision for 2000 recognized by foreign operations was favorably impacted by $3,180 as a result of the resolution of an Inland Revenue audit in the United Kingdom closing tax years 1992 through 1997. Payment of the current tax provision for the year ended December 31, 2000, for domestic and foreign operations will be reduced by $21,161 and $4,308, respectively, representing the incremental impact of compensation expense deductions associated with non-qualified stock option exercises during the current year. These amounts were credited to "capital in excess of par value". During the second quarter of 2000, IVAX recognized $45,000 U.S. taxable income on the intercompany assignment of a contract. For financial reporting purposes this income was eliminated in consolidation.

           During 2000 and 1999, $31,113 ($16,591 during the fourth quarter) and $11,365, respectively, of the valuation allowance previously recorded against the domestic net deferred tax asset was also reversed due to management's expectation of increased domestic taxable income in the coming year. As of December 31, 2000, the domestic net deferred tax asset was $42,478 and the aggregate net deferred tax asset in foreign countries with positive net deferred tax assets was $10,581. The domestic deferred tax asset was fully reserved as of December 31, 1998, approximately 90 percent reserved as of December 31, 1999 and approximately 50 percent reserved as of December 31, 2000. Approximately $7,390 of the valuation allowance relates to the tax benefit of stock options exercised in prior years which has not yet been credited to capital in excess of par value. Realization of the net deferred tax assets is dependent upon generating sufficient future domestic and foreign taxable income. Although realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized.

           Deferred taxes arise due to temporary differences in reporting of certain income and expense items for book purposes and income tax purposes. A detail of the significant components of deferred tax assets (liabilities) in the accompanying consolidated balance sheets is as follows:

                                                                                     DECEMBER 31,
                                                                               ----------------------
                                                                                 2000          1999
                                                                               --------      --------
           Accounts receivable allowances                                      $ 35,781      $ 26,698
           Reserves and accruals                                                 18,221        18,939
           Differences in capitalization of inventory costs                       1,102           347
           Other                                                                    798           217
           Valuation allowance                                                   (7,742)      (33,952)
                                                                               --------      --------
                    Amount included in "Other current assets"                    48,160        12,249
                                                                               --------      --------

           Basis differences on fixed assets                                      7,013         9,240
           Depreciation differences on fixed assets                               3,828         3,640
           Recognition of revenue                                                  (734)       (1,137)
           Carrying value of long-term assets                                     1,099            18
           Other                                                                  5,175          (288)
           Tax credits                                                           15,184        10,960
           Net operating losses                                                   8,652        39,977
           Valuation allowance                                                  (21,641)      (52,957)
                                                                               --------      --------
                    Amount included in "Other assets"                            18,576         9,453
                                                                               --------      --------
           Other                                                                 (9,841)           --
                                                                               --------      --------
                    Amount included in "Accrued expenses and other current
                       liabilities"                                              (9,841)           --
                                                                               --------      --------
           Other                                                                 (8,797)       (2,286)
                                                                               --------      --------
                    Amount included in "Other long-term liabilities"             (8,797)       (2,286)
                                                                               --------      --------
                    Net deferred tax asset                                     $ 48,098      $ 19,416
                                                                               ========      ========


           United States income taxes have not been provided on undistributed earnings of foreign subsidiaries, as such earnings are being retained indefinitely by such subsidiaries for reinvestment. The distribution of these earnings would first reduce the domestic valuation allowance before resulting in additional United States income taxes. The cumulative amount of such undistributed earnings is approximately $128,600. Any U.S. tax amounts due would be reduced by allowable foreign tax credits.

           Income from IVAX Pharmaceuticals, Inc.'s (which changed its name from Zenith Goldline Pharmaceuticals, Inc.) Puerto Rico manufacturing operations is subject to certain tax exemptions under the terms of a grant from the Puerto Rico government which will expire in 2017. The grant reduced tax expense by approximately $721, $747 and $0 for the years ended December 31, 2000, 1999 and 1998, respectively. Under the terms of the grant, IVAX Pharmaceuticals is required to maintain certain employment levels.

           IVAX has historically received a United States tax credit under
           Section 936 of the Internal Revenue Code for certain income generated by its Puerto Rico and Virgin Islands operations. For 2000, 1999, and 1998, this credit was approximately $1,558, $2,406 and $0, respectively, and completely offset the entire United States tax liability of such operations. In 1996, Congress repealed the Section 936 tax credit and it will be phased out over 4 years beginning in 2002. Under the current tax law, no tax credit will be available after December 31, 2005.

           At December 31, 2000, IVAX has a limited U.S. NOL carryforward which can be used only at an annual rate of $3,028 and foreign NOL carryforwards which are comprised of:

                 Expire                      U.S.       Foreign
                 ------                    --------    --------
                  2001                     $     --    $    300
                  2002                           --         200
                  2003                           --       1,800
                  2004                        1,943       2,200
                  2005                        2,884       6,800
                  2006                       10,313          --
                  2007                        2,733      16,300
                  2008                        4,896          --
               Indefinite                        --      18,600
                                           --------    --------
                  Total                    $ 22,769    $ 46,200
                                           ========    ========

           At December 31, 2000, IVAX had consolidated tax credit carryforwards of $15,184. The tax credits are comprised of foreign tax credits of $936, which expire in 2001, $1,132 of research and development credits, which begin to expire in 2008, and $13,116 of minimum tax credits, which never expire.

           Minority interest included in the accompanying consolidated statements of operations is net of a provision for income taxes of ($1,855), ($2,049) and $996 for the years ended December 31, 2000,
           1999 and 1998, respectively.

(11)       401(k) PLANS:

           IVAX's employees within the United States and the Virgin Islands are eligible to participate in a 401(k) retirement plan and Puerto Rico employees are eligible to participate in a 165(e) plan, which permit pre-tax employee payroll contributions (subject to certain limitations) and discretionary employer matching contributions. Total matching contributions (including those of discontinued operations) for the years ended December 31, 2000, 1999 and 1998 were $1,092, $816 and $627, respectively.

(12)       SHAREHOLDERS' EQUITY:

           AUTHORIZED SHARES - At the June 15, 2000 Annual Meeting of Shareholders, IVAX's shareholders approved an increase in the number of authorized shares of common stock from 250,000 to 350,000.

           STOCK SPLIT - On January 14, 2000, IVAX's Board of Directors approved a 3-for-2 stock split effective February 22, 2000, in the form of a stock dividend for shareholders of record February 1, 2000. All weighted average share, outstanding share, per share earnings and price and stock plan data contained in the accompanying consolidated financial statements have been retroactively restated to give effect to the stock split. To reflect the split, common stock was increased and capital in excess of par value was decreased by $5,075 in 1999.

         STOCK OPTION PLANS - IVAX administers and has stock options outstanding under IVAX's 1997 Employee Stock Option Plan ("1997 Plan"), IVAX's 1994 Stock Option Plan ("1994 Plan"), IVAX's 1985 Stock Option Plan ("1985 Plan"), and certain stock option plans assumed in business acquisitions. The options outstanding under the plans assumed in the business acquisitions were converted into options to acquire IVAX common stock using the applicable exchange ratios. No additional stock options may be issued under the 1985 Plan or the plans assumed in the business acquisitions.

           The 1997 Plan permits the issuance of options to employees and consultants to purchase up to 6,000 shares of IVAX common stock. On February 26, 1999, IVAX's Board of Directors approved an increase to 12,000 shares of IVAX common stock that may be issued under the 1997 Plan. The 1994 Plan permits the issuance of options to employees, non-employee directors and consultants to purchase up to 10,500 shares of IVAX common stock. Both plans provide that the exercise price of the issued options shall be no less than the fair market value of the common stock on the date of grant and that the option terms shall not exceed ten years.

           The following table presents additional information concerning the activity in the stock option plans (number of shares in thousands):


                                             2000                       1999                         1998
                                   ------------------------    ------------------------    -----------------------
                                                 WEIGHTED                    WEIGHTED                    WEIGHTED
                                     NUMBER       AVERAGE         NUMBER      AVERAGE        NUMBER       AVERAGE
                                       OF        EXERCISE           OF       EXERCISE          OF        EXERCISE
                                     SHARES        PRICE          SHARES       PRICE         SHARES        PRICE
                                   ----------    ----------    ----------    ----------    ----------    ---------
Balance at beginning of year            9,792    $     9.14        13,445    $    9.50        15,086     $   13.25
    Granted                             5,307         22.04           894         9.53         8,046          5.83
    Exercised                          (3,586)         9.78        (1,895)        6.45          (597)         4.96
    Terminated/exchanged                 (565)        13.35        (2,652)       12.00        (9,090)        12.77
                                   ----------                  ----------                  ---------
Balance at end of year                 10,948         14.85         9,792         9.14        13,445          9.50
                                   ==========                  ==========                  =========
Exercisable at December 31,             3,674    $     9.44         5,326    $   10.83         7,395     $   11.62



           The following table summarizes information about fixed stock options outstanding at December 31, 2000 (number of shares in thousands):


                                           OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                               -------------------------------------------------  ----------------------------
                                 NUMBER      WEIGHTED AVERAGE        WEIGHTED       NUMBER         WEIGHTED
      RANGE OF                 OUTSTANDING        REMAINING           AVERAGE     EXERCISABLE       AVERAGE
   EXERCISE PRICES             AT 12/31/00    CONTRACTUAL LIFE    EXERCISE PRICE  AT 12/31/00   EXERCISE PRICE
   ---------------             -----------    -----------------   --------------  -----------   --------------
    0.00  -   4.93                  116              3.7            $   4.52             98         $   4.50
    4.94  -   9.85                4,340              4.2                6.40          2,355             6.25
    9.86  -  14.78                  751              2.2               12.67            601            13.01
   14.79  -  19.70                3,339              7.1               18.18            513            17.55
   19.71  -  24.63                1,623              6.0               23.08             87            23.00
   24.64  -  29.55                  323              6.3               27.18             --               --
   29.56  -  34.48                    1              6.6               29.75             --               --
   34.49  -  39.40                  256              6.7               35.77             20            35.25
   39.41  -  44.33                  184              6.7               42.86             --               --
   44.34  -  49.25                   15              6.6               48.67             --               --
                                -------                                             -------
                                 10,948              5.4            $  14.85          3,674         $   9.44
                                =======                                             =======


           In December 1997, IVAX instituted a stock option exchange program in which it offered holders of certain outstanding out-of-the-money (exercise price in excess of then market prices) stock options, excluding executive officers and directors of IVAX, the right to exchange such options for the same or a lesser number of new options with a lower exercise price and, in some cases, a modified vesting schedule and term. As a result of the exchange program, on January 23, 1998, approximately 4,500 stock options with exercise prices ranging from $6.59 to $23.25 were exchanged for approximately 3,150 stock options with an exercise price of $5.55.

           IVAX's pro forma net income, pro forma net income per common share and pro forma weighted average fair value of options granted, with related assumptions, assuming IVAX had adopted the fair value method of accounting for all stock-based compensation arrangements consistent with the provisions of SFAS No. 123, using the Black-Scholes option pricing model for all options granted after January 1, 1995, are indicated below:


                                                                              YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------------
                                                                        2000            1999            1998
                                                                    ------------     -----------    ------------
Net income as reported                                              $    131,044     $    70,722    $     71,594
Pro forma net income                                                     114,098          66,298          65,973
Basic EPS as reported                                                       0.83            0.44            0.40
Pro forma basic EPS                                                         0.73            0.41            0.37
Diluted EPS as reported                                                     0.80            0.43            0.40
Pro forma diluted EPS                                                       0.70            0.40            0.37
Pro forma weighted average fair value of options granted            $      10.39     $      4.05    $       1.53
Expected life (years)                                                        5.4             4.1             4.6
Risk-free interest rate                                               5.44-6.63%      4.57-6.08%      4.37-5.65%
Expected volatility                                                          25%             27%             27%
Dividend yield                                                                0%              0%              0%


           As the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. In addition, valuations are based on highly subjective assumptions about the future, including stock price, volatility and exercise patterns.

           EMPLOYEE STOCK PURCHASE PROGRAM - On June 17, 1999, the IVAX Corporation 1999 Employee Stock Purchase Plan ("ESPP") was approved at the Annual Meeting of Shareholders. IVAX's Board of Directors also approved the purchase of common stock in the open market, as needed, for the ESPP. The maximum number of shares available for sale under the ESPP is 4,200 subject to future increases as stated in the plan. The ESPP became effective January 1, 2000 for employees based in the United States and Puerto Rico and allows them to purchase IVAX common stock at 85% of the fair market value on the enrollment date or exercise date, whichever is lower. The maximum amount of stock an employee may purchase in a year is $25 and subsequent resale is restricted as stated in the plan. The ESPP is accounted for as a non-compensatory plan.

           SHARE REPURCHASE PROGRAM - In December 1998, IVAX's Board of Directors approved an increase of 11,250 shares to a total of 18,750 shares of IVAX common stock that may be repurchased. In April, June and November 1999, IVAX's Board of Directors approved increases of 7,500, 2,250 and 7,500 shares, respectively in the share repurchase program. In August 2000, IVAX's Board of Directors approved an increase of 10,000 shares, bringing the total authorized for repurchase to 46,000 shares. Cumulatively through December 31, 2000, IVAX repurchased 34,380 shares of common stock at a total cost, including commissions, of $338,926. Under Florida law, repurchased shares constitute authorized but unissued shares.

           PUT OPTIONS - During 2000, IVAX issued 2,940 freestanding put options for IVAX common stock in connection with the share repurchase program; 500 of which have expired as of December 31, 2000. IVAX collected $11,259 in premiums that were credited to "Capital in excess of par value" in the accompanying consolidated balance sheet at December 31, 2000. The put options that are outstanding at December 31, 2000 bear strike prices ranging from $27.69 to $38.00 and will mature between February and July 2001. In the event the put options are exercised, IVAX may elect to settle by one of three methods: physical settlement by payment in exchange for IVAX shares, net cash settlement or net share settlement. These European style options are exercisable only on the respective expiration dates and would be exercised "in the money" once the strike price reduced by the premium paid per option exceeds the market value of IVAX's common stock on the expiration date of the option (or the market value of

           IVAX's common stock falls below a trigger price). The maximum potential repurchase obligation of $84,503 for physical settlement has been reclassified from "Capital in excess of par value" into a temporary equity account - "Put options" in the accompanying consolidated balance sheet at December 31, 2000. In the event the put options expire unexercised, the obligation associated with these instruments will be extinguished and the amount in the temporary account "Put Options" will be reclassified into "Capital in excess of par value." At December 31, 2000, the market value of IVAX's common stock was $38.30, which was higher than the strike prices for the put options. During 1999, IVAX issued 2,250 free-standing put options for IVAX common stock, now expired, and generated premiums totaling $2,079 which were credited to "Capital in excess of par value" in the accompanying consolidated balance sheet at December 31, 1999. The maximum potential repurchase obligation, now extinguished, of $20,188 for physical settlement was reclassified from "Capital in excess of par value" into a temporary equity account - "Put options" in the accompanying consolidated balance sheet at December 31, 1999.

           DIAGNOSTICS STOCK OPTION PLAN - Effective June 29, 1999, the Board of Directors of IVAX Diagnostics, Inc., a wholly owned subsidiary of IVAX, approved the IVAX Diagnostics, Inc. 1999 Stock Option Plan. The plan permits the issuance of options to employees, non-employee directors and consultants of IVAX Diagnostics to purchase up to 1,460 shares of the 14,600 authorized shares of IVAX Diagnostics, Inc. On June 29, 1999, non-qualified options of 835.7 shares of common stock were granted to employees of IVAX Diagnostics with an exercise price of $1 per share, a vesting schedule of 50% at the end of year 2 and 25% at the end of years 3 and 4 and an expiration date of June 28, 2006. The plan converts to a fair value plan upon an initial public offering.

           CONVERTIBLE DEBT - See Note 9, Debt, for comments regarding convertible subordinated debt.

           DIVIDENDS - IVAX did not pay dividends during the years ended December 31, 2000, 1999 and 1998.

(13)       BUSINESS SEGMENT INFORMATION:

           IVAX is a multinational company with subsidiaries that operate in the pharmaceutical business and are engaged in the research, development, manufacture, marketing and sale of pharmaceutical products. Pharmaceutical products include prescription drugs and over-the-counter products (See Note 5, Divestitures, and Note 7, Discontinued Operations for information regarding operations that have been sold). IVAX reviews financial information, allocates resources and manages its business by major operating subsidiary.

           However, IVAX's pharmaceutical subsidiaries utilize similar production processes, and sell similar types of products to similar types of customers under similar regulatory environments using similar methods of distribution. IVAX also expects these subsidiaries to have similar long-term financial performance. Since these pharmaceutical subsidiaries meet the aggregation criteria under paragraph 17 of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, the pharmaceutical operating subsidiaries are aggregated into one reportable segment, pharmaceutical, and all other subsidiaries are reported in Corporate and Other.

           To provide additional information, IVAX has disaggregated its pharmaceutical segment results into the geographic regions in which the subsidiaries are located. The North America region contains IVAX subsidiaries in the United States and Canada. The Europe region contains subsidiaries located in Europe. Latin America consists of subsidiaries in South America. Corporate and Other includes the diagnostic subsidiaries, animal health subsidiary and subsidiaries located in other geographic regions as well as corporate activities and elimination of intercompany transactions.

           The information provided is based on internal reports and was developed and utilized by management for the sole purpose of tracking trends and changes in the results of the regions. The information, including the allocations of expense and overhead, were calculated based on a management approach and may not reflect the actual economic costs, contributions or results of operations of the regions as stand alone businesses. If a different basis of presentation or allocation were utilized, the relative contributions of the regions might differ but the relative trends would, in management's view, likely not be materially impacted.

           The table below sets forth net revenues and profits in the regional presentation.


                                                    NORTH                      LATIN       CORPORATE       TOTAL
YEAR 2000                                           AMERICA       EUROPE       AMERICA      & OTHER        IVAX
---------------------------------------------------------------------------------------------------------------------
External net sales                               $ 319,028     $ 278,627     $  62,299     $  39,717     $ 699,671

Intercompany sales                                   1,638        28,999            --       (30,637)           --

Other revenues                                      20,573        71,996         1,136            29        93,734
                                                 ---------     ---------     ---------     ---------     ---------
Net revenues                                       341,239       379,622        63,435         9,109       793,405
                                                 ---------     ---------     ---------     ---------     ---------

Asset impairment and restructuring                  (3,677)         (858)           --            --        (4,535)

Income from operations                              64,121        39,626         6,570        26,415       136,732

Interest income                                        115         2,219           371        11,281        13,986

Interest expense                                       (20)         (135)          (55)      (14,414)      (14,624)

Other income/expense                                53,633        (3,741)          816       (34,060)       16,648

Equity earnings of affiliates                           --          (210)           --         1,059           849

Tax provision (benefit)                             40,781         9,993         3,120       (40,680)       13,214

Income from continuing operations before
    minority interest and extraordinary items       77,068        27,766         4,582        30,961       140,377

1999
---------------------------------------------------------------------------------------------------------------------
External net sales                               $ 247,424     $ 290,743     $  31,469     $  34,983     $ 604,619

Intercompany sales                                     461         8,332            --        (8,793)           --

Other revenues                                      26,761        23,570         1,512            20        51,863
                                                 ---------     ---------     ---------     ---------     ---------
Net revenues                                       274,646       322,645        32,981        26,210       656,482
                                                 ---------     ---------     ---------     ---------     ---------
Asset impairment and restructuring                  (1,289)          677            --            --          (612)

Income (loss) from operations                       45,745        39,483         2,342       (21,190)       66,380

Interest income                                         95           931             4         5,112         6,142

Interest expense                                        53          (188)          (84)       (5,337)       (5,556)

Other income/expense                                26,886        (5,157)         (735)       (1,927)       19,067

Equity earnings of affiliates                           --            --            --           446           446

Tax provision (benefit)                              9,129        19,679         1,067       (15,025)       14,850

Income (loss) from continuing operations
    before minority interest and
    extraordinary items                             63,650        15,390           460        (7,871)       71,629

1998
---------------------------------------------------------------------------------------------------------------------
External net sales                               $ 239,393     $ 272,479     $  33,547     $  36,571     $ 581,990

Intercompany sales                                     701        12,414            --       (13,115)           --

Other revenues                                      18,956        23,559         1,221             1        43,737
                                                 ---------     ---------     ---------     ---------     ---------
Net revenues                                       259,050       308,452        34,768        23,457       625,727
                                                 ---------     ---------     ---------     ---------     ---------
Asset impairment and restructuring                    (875)       13,150            --           (53)       12,222

Income (loss) from operations                        8,892         5,506         1,329       (19,358)       (3,631)

Interest income                                         47         1,612             3        10,310        11,972

Interest expense                                       (63)         (368)         (316)       (6,110)       (6,857)

Other income/expense                                14,530          (608)          478        16,746        31,146

Equity earnings of affiliates                           --            --            --         1,631         1,631

Tax provision (benefit)                             10,553         9,437           754       (10,697)       10,047

Income (loss) from continuing operations
    before minority interest and
    extraordinary items                             12,853        (3,295)          740        13,916        24,214

           The following table reconciles long-lived assets by geographic region to the consolidated total:


                                                    NORTH                      LATIN       CORPORATE       TOTAL
YEAR                                               AMERICA       EUROPE       AMERICA      & OTHER          IVAX
--------------------------------------------------------------------------------------------------------------------
2000                                             $   60,624   $   219,701   $   63,443     $  46,728    $ 390,496
1999                                                 54,491       207,188        7,413        21,200      290,292
1998                                                 57,793       184,174        7,977        25,601      275,545

           Long-lived assets exclude the long-term net deferred tax asset included in "Other assets" on the accompanying consolidated balance sheets.

           The following table shows capital expenditures and depreciation /amortization by region:

REGION                                   CAPITAL EXPENDITURES                DEPRECIATION/AMORTIZATION
--------                           ---------------------------------      ---------------------------------
                                    2000         1999         1998         2000         1999         1998
                                   -------      -------      -------      -------      -------      -------
North America                      $17,510      $ 6,386      $ 5,006      $12,357      $ 8,005      $10,168

Europe                              31,294       33,588       58,299       15,072       16,446       20,634

Latin America                          429          539          463        2,576        1,133          987



           IVAX sells products in a large number of countries; however, only two countries, the United States and the United Kingdom, have net revenues that are material to consolidated net revenues. Additionally, IVAX has material amounts of long-lived assets in only those two countries. The following table summarizes net revenues based on the location of the third party customer and long-lived assets based on the country of physical location:


                                                  UNITED         UNITED
GEOGRAPHIC AREAS:                                 STATES         KINGDOM         OTHER           TOTAL
                                               ---------------------------------------------------------
Net revenues                    2000           $  389,055      $  220,191     $  184,159      $  793,405
                                1999              303,607         229,769        123,106         656,482
                                1998              279,660         203,869        142,198         625,727


Long-lived assets               2000              106,977         153,021        130,498         390,496
                                1999               75,569         158,544         56,179         290,292
                                1998               83,007         149,569         42,969         275,545


NET REVENUES BY PRODUCT TYPE:


                                                                            NET REVENUES
                                                               -----------------------------------------
                                                                  2000           1999            1998
                                                               ----------     ----------      ----------
Proprietary and branded                                        $  367,760     $  237,615      $  246,272
Brand equivalent                                                  389,421        369,520         318,633
Other                                                              36,224         49,347          60,822
                                                               ----------     ----------      ----------
Total                                                          $  793,405     $  656,482      $  625,727
                                                               ==========     ==========      ==========


           No single customer accounted for 10% or more of IVAX's consolidated net revenues for any of the three years ended December 31, 2000.

           Other revenues included in net revenues in the accompanying consolidated statements of operations consist of license fees, royalties, and development service fees. Other revenues include $19,402 and $18,000 during 1999 and 1998, respectively, from the settlement of patent litigation with Abbott Laboratories discussed in
           Note 14, Commitments and Contingencies.

           In November 1999, IVAX entered into a three-year product collaboration and development services agreement with Bristol-Myers Squibb Company ("BMS") in the areas of inhalation technology and oncology. With respect to inhalation technology, the agreement calls for IVAX and BMS to collaborate to develop one or more of BMS' proprietary molecules using IVAX's patented devices, which BMS would purchase from IVAX. BMS would retain the worldwide rights to market respiratory products containing its compounds. On the oncology side, BMS' Taxol(R) (paclitaxel) is the leading anti-cancer drug in the world, with 1999 sales estimated to reach approximately $1.5 billion. However, Taxol(R) is an injectable product and is not orally available. As part of the agreement, BMS was granted an option to negotiate, for six months, a license to IVAX's patented system for making paclitaxel orally available.

(14)       COMMITMENTS AND CONTINGENCIES:

           SALES OF BUSINESSES AND GAIN ON SALE - Significant assumptions in the preparation of the financial statements include IVAX's belief that the outcome of contingencies indemnified by IVAX in the sale of certain businesses will not have a material effect on future operations and that the probability of a refund of previously recognized gain on sale of product rights is remote.

           LEASES - IVAX leases office, plant and warehouse facilities and automobiles under noncancellable operating leases. Motor vehicles, production equipment and certain manufacturing facilities are also leased under capital leases. Rent expense for the three years ended December 31, 2000 totaled approximately $6,360, $5,626 and $5,226, respectively. The future minimum lease payments under noncancellable capital leases and their related assets recorded at December 31, 2000 and 1999 were not material. The future minimum lease payments under noncancellable operating leases with initial or remaining terms of one year or more at December 31, 2000, were as follows:

                                                          OPERATING
                                                            LEASES
                                                          ---------
              2001                                        $   4,469
              2002                                            3,027
              2003                                            1,575
              2004                                              906
              2005                                              329
              Thereafter                                        282
                                                          ---------
              Total minimum lease payments                $  10,588
                                                          =========

           LEGAL PROCEEDINGS - In April 1995, IVAX Pharmaceuticals received approvals from the FDA to manufacture and market the antibiotic cefaclor in capsule and oral suspension formulations. Cefaclor is the generic equivalent of Ceclor(R), a product of Eli Lilly and Company ("Lilly"). On April 27, 1995, Lilly filed a lawsuit against IVAX Pharmaceuticals and others in federal court alleging that IVAX Pharmaceuticals' cefaclor raw material supplier, a third party unaffiliated with IVAX, manufactured cefaclor raw material in a manner which infringed two process patents owned by Lilly, and that IVAX Pharmaceuticals and the other defendants knowingly and willfully infringed and induced the supplier to infringe the patents by importing the raw material into the United States. The lawsuit seeks to enjoin IVAX Pharmaceuticals and the other defendants from infringing or inducing the infringement of the patents and from making, using or selling any product incorporating the raw material provided by such supplier, and seeks an unspecified amount of monetary damages and the destruction of all cefaclor raw material manufactured by the supplier and imported into the United States. In August 1995, the Court denied Lilly's motion for preliminary injunction which sought to prevent IVAX Pharmaceuticals from selling cefaclor until the merits of Lilly's allegations could be determined at trial. On May 10, 1996, the United States Court of Appeals for the Federal Circuit affirmed the district court's denial of Lilly's motion for preliminary injunction. On February 28, 1997, Lilly filed an amended complaint alleging the infringement of an additional patent. Lilly subsequently filed a second amended complaint but did not revise its allegations regarding IVAX Pharmaceuticals. IVAX Pharmaceuticals has asserted a counterclaim, which remains pending. IVAX Pharmaceuticals ceased selling cefaclor in January 1997, when it announced a recall in the United States of cefaclor as a result of the recall by IVAX Pharmaceuticals' supplier of raw material used to manufacture the product.

           In December 1998, Louisiana Wholesale Drug Co. filed an action purporting to be a class action in the United States District Court for the Southern District of Florida against Abbott Laboratories, Geneva Pharmaceuticals and IVAX Pharmaceuticals, alleging a violation of Section 1 of the Sherman Antitrust Act. Plaintiffs purport to represent a class consisting of customers who purchased a certain proprietary drug directly from Abbott during the period beginning on October 29, 1998. Plaintiffs allege that, by settling patent-related litigation against Abbott in exchange for quarterly payments, the defendants engaged in an unlawful restraint of trade. The complaint seeks unspecified treble damages and injunctive relief. Fourteen additional class action lawsuits containing allegations similar to those in the Louisiana Wholesale suit were filed in various jurisdictions between July 1999 and February 2001, the majority of which have been consolidated with the Louisiana Wholesale suit. On December 13, 2000, plaintiffs' motion for summary judgement on the issue of whether the settlement agreement constituted a per se violation of Section 1 of the Sherman Antitrust Act in the Louisiana Wholesale case was granted. IVAX Pharmaceuticals has sought leave to appeal to the United States Court of Appeals for the Eleventh Circuit. On March 13, 2000 the Federal Trade Commission ("FTC") announced that it had issued complaints against, and negotiated consent decrees with Abbott and Geneva Pharmaceuticals arising out of an investigation of the same subject matter that is involved in these lawsuits. The FTC took no action against IVAX Pharmaceuticals.

           IVAX Pharmaceuticals has been named in a number of individual and class action lawsuits in both state and federal courts involving the diet drug combination of fenfluramine and phentermine, commonly known as "fen-phen." Generally, these lawsuits seek damages for personal injury, wrongful death and loss of consortium, as well as punitive damages, under a variety of liability theories including strict products liability, breach of warranty and negligence. IVAX Pharmaceuticals did not manufacture either fenfluramine or phentermine, but did distribute the generic version of phentermine manufactured by Eon Labs Manufacturing, Inc. ("Eon") and Camall Company. Although IVAX Pharmaceuticals had a very small market share, as of January 31, 2001, IVAX Pharmaceuticals has been named in approximately 4,950 cases and has been dismissed from approximately 3,381 cases, with additional dismissals pending. IVAX Pharmaceuticals intends to vigorously defend all of the lawsuits, and while management believes that its defense will succeed, as with any litigation, there can be no assurance of this. Currently, Eon is paying for approximately 50% of IVAX Pharmaceuticals' costs in defending these suits and is fully indemnifying IVAX Pharmaceuticals against any damages IVAX Pharmaceuticals may suffer as a result of cases involving product manufactured by Eon. In the event Eon discontinues providing this defense and indemnity, IVAX Pharmaceuticals has its own product liability insurance. While IVAX Pharmaceuticals' insurance carriers have issued reservations of rights, IVAX Pharmaceuticals believes that it has adequate coverage. Although it is impossible to predict with certainty the outcome of litigation, in the opinion of management, this litigation will not have a material adverse impact on IVAX's financial condition or results of operations.

           On March 7, 2000, individuals purporting to be IVAX shareholders filed a class action complaint against IVAX and certain current and former officers and directors in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida. The plaintiff seeks to act as the representative of a class consisting of all purchasers of IVAX's common stock between December 19, 1997 and the date of class certification. The complaint generally alleges that IVAX's adoption of a shareholder rights plan containing a provision that would limit the ability of certain members who might be added to the Board of Directors following a change of control to approve a decision to redeem the rights, which is commonly known as a "dead hand" provision, is a violation of the Florida Business Corporation Act and IVAX's articles of incorporation and by-laws. Plaintiffs seek an injunction invalidating this provision, as well as damages in an unspecified amount which, in the opinion of management, would not be material. On February 8, 2001, a motion for summary judgement was granted in IVAX's favor. Plaintiffs have a Motion for Attorneys' Fees pending.

           PACLITAXEL RELATED LITIGATION

           On March 26, 1998, BMS filed a complaint against IVAX Pharmaceuticals in the United States District Court for the District of New Jersey alleging patent infringement of two of its patents relating to Taxol(R). IVAX Pharmaceuticals filed various counterclaims based on antitrust and unfair competition. On March 3, 2000, the court granted IVAX Pharmaceuticals' motion for summary judgment of invalidity. On April 17, 2000, BMS filed an appeal which remains pending. IVAX Pharmaceuticals' counterclaims have been stayed.

           On August 11, 2000, American BioScience, Inc. ("ABI") filed a complaint in the United States District Court for the Central District of California for a temporary restraining order and preliminary injunction compelling BMS to list in the FDA's Orange Book ABI's '331 patent, which purportedly covers BMS's Taxol(R) product. A hearing was held on September 6, 2000 and the Court denied ABI's request for preliminary injunction, declined to approve the settlement between ABI and BMS and dismissed ABI's complaint and ordered that BMS de-list the '331 patent. ABI appealed and sought a stay of the Order from the Ninth Circuit Court of Appeals, which was denied on September 13, 2000. The appeal remains pending.

           On September 7, 2000, ABI filed a lawsuit against IVAX, IVAX Pharmaceuticals and Baker Norton Pharmaceuticals, Inc. ("BNP"), a wholly-owned subsidiary of IVAX, in the United States District Court for Central District of California alleging infringement of its '331 patent, which purports to cover paclitaxel. This matter remains pending.

           On September 20, 2000, ABI filed a complaint in the United States District Court for the District of Columbia which sought by temporary restraining order and preliminary injunction a rescission of BNP's final marketing approval for its generic paclitaxel product. Both BMS and BNP intervened in the action. On October 3, 2000, the Court denied ABI's request for relief. Thereafter, ABI sought an emergency injunction pending appeal from the United States Court of Appeals for the District of Columbia Circuit, which was also denied on October 13, 2000. ABI's appeal remains pending.

           On October 16, 2000, ABI filed a complaint in the United States District Court for the Central District of California which recites virtually the same claims as the action ABI filed in the District of Columbia Court set out above. BNP moved to intervene and opposed ABI's request for preliminary injunction. On November 7, 2000, the United States District Court of the District of Columbia ordered ABI to refrain from pursuing this litigation, or any other litigation that duplicates the litigation ABI initiated in the District of Columbia Circuit.

           IVAX intends to vigorously defend each of the foregoing lawsuits, but their respective outcomes cannot be predicted. Any of such lawsuits, if determined adversely to IVAX, could have a material adverse effect on IVAX's financial position and results of operations. IVAX's ultimate liability with respect to any of the foregoing proceedings is not presently determinable.

           IVAX is involved in various other legal proceedings arising in the ordinary course of business, some of which involve substantial amounts. In order to obtain generic approvals prior to the expiration of patents on branded products, and to benefit from the exclusivity allowed to ANDA applicants that successfully challenge these patents, IVAX frequently becomes involved in patent infringement litigation brought by branded pharmaceutical companies. Although these lawsuits involve products that are not yet marketed and therefore pose little or no risk of liability for damages, the legal fees and costs incurred in defending such litigation can be substantial. While it is not feasible to predict or determine the outcome or the total cost of these proceedings, in the opinion of management, based on a review with legal counsel, any losses resulting from such legal proceedings will not have a material adverse impact on IVAX's financial position or results of operations.

(15)       QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

           The following tables summarize selected quarterly data of IVAX for the years ended December 31, 2000 and 1999:


                                               FIRST        SECOND        THIRD        FOURTH          FULL
                                              QUARTER      QUARTER       QUARTER       QUARTER         YEAR
                                            ----------   ----------    ----------     ----------    -----------

2000
-----
Net revenues (1)                            $  183,258   $  184,827    $  182,566     $  242,754    $   793,405
Gross profit (1)                                88,085       89,620        88,174        117,623        383,502
Income from continuing operations (2)           26,666       32,480        30,920         49,703        139,769
Net income (3)                                  20,195       30,226        30,920         49,703        131,044
Basic earnings per common share:
    Continuing operations                         0.17         0.21          0.19           0.32           0.89
    Extraordinary item                              --        (0.01)           --             --          (0.02)
    Net earnings                                  0.12         0.20          0.19           0.32           0.83
Diluted earnings per common share:
    Continuing operations                         0.17         0.20          0.19           0.30           0.86
    Extraordinary item                              --        (0.01)           --             --          (0.02)
    Net earnings                                  0.13         0.19          0.19           0.30           0.80

1999
-----
Net revenues (1)                            $  147,658   $  154,354    $  163,399     $  191,071    $   656,482
Gross profit (1)                                60,008       65,820        70,988         81,699        278,515
Income from continuing operations (2)            9,717       13,120        16,929         29,778         69,544
Income from discontinued operations                290          290             5             --            585
Net income                                      10,040       13,495        17,409         29,778         70,722
Basic earnings per common share:
    Continuing operations                         0.06         0.08          0.10           0.19           0.43
    Extraordinary item                              --           --          0.01             --           0.01
    Net earnings                                  0.06         0.08          0.11           0.19           0.44
Diluted earnings per common share:
    Continuing operations                         0.06         0.08          0.10           0.18           0.42
    Extraordinary item                              --           --          0.01             --           0.01
    Net earnings                                  0.06         0.08          0.11           0.18           0.43

     ----------
     (1) Amounts have been restated to conform to current period's presentation.

     (2) The second, third and fourth quarters of 2000 include reversals of previously recorded restructuring reserves of $3,144, $895 and $496, respectively. The third and fourth quarters of 1999 include restructuring costs of $586 and a reversal of previously recorded restructuring reserves of $1,198, respectively.

     (3) The first quarter of 2000 includes a cumulative effect of a change in accounting principle charge of $6.5 million which was recorded during the fourth quarter. The first, second, third and fourth quarters include $1,245, $160, $160 and $160 pretax increases in other revenue from amortization of deferred revenue related to the accounting change.

(16)       RELATED PARTY TRANSACTIONS:

           IVAX paid $1,969 and $1,637 during 2000 and 1999, respectively, to PharmAir Corporation for use of an airplane. PharmAir Corporation is indirectly, beneficially owned by IVAX's Chairman and CEO.

(17)       SUBSEQUENT EVENTS:

           During January and February, 2001, IVAX repurchased 585 shares of its stock at a total cost, including commissions, of $20,278.

           On February 9, 2001, IVAX indirectly acquired Laboratorios Fustery, S.A. de C.V., a corporation organized under the laws of Mexico ("Fustery"), by purchasing the outstanding securities of Fustery's parent, Maancirkel Holding BV, a corporation organized under the laws of The Netherlands, from Morcob CVA, an entity organized under the laws of Belgium pursuant to a stock purchase agreement entered into among the parties on October 11, 2000. Under the terms of the stock purchase agreement, IVAX acquired Maancirkel for 1,325 shares of common stock of IVAX, valued at $57,000, and $60,000 in cash. Pursuant to the term of the stock purchase agreement, the amount of common stock may be adjusted within 180 days based on the per share market price of IVAX's common stock. Fustery manufactures, markets and distributes pharmaceutical products in Mexico.

           On February 26, 2001, IVAX acquired the assets of a research organization located in the United States for 487 shares of common stock of IVAX, valued at $18,000, and $5,000 in cash.

           On March 13, 2001, IVAX acquired Netpharma Scandinavia AB, a Swedish pharmaceutical company, for $100 in cash, 499 shares of common stock of IVAX, valued at $18,365, and additional shares of IVAX common stock, valued at $2,052, subject to achievement of earnout targets for each of the next two years. If the earnout targets are achieved, the number of additional shares issued will be based on the exchange rate in effect on the payment dates and the average price of IVAX common stock just prior to April 30, 2002 and 2003.

           On March 14, 2001, IVAX's wholly-owned subsidiary, IVAX Diagnostics, Inc., was merged with b2bstores.com, a non-operating company, resulting in IVAX owning approximately 70% of the newly merged public company. IVAX received 20,000 shares of b2bstores.com common stock in exchange for all the outstanding shares of IVAX Diagnostics, Inc. and b2bstores.com's name was changed to IVAX Diagnostics, Inc. For accounting purposes, this transaction is treated as the sale of a minority interest in IVAX Diagnostics, Inc. resulting in an estimated gain of $8,000, net of $2,378 of compensation expense from outstanding options under the IVAX Diagnostics, Inc. 1999 Stock Option Plan converting to a fair value plan as a result of the merger.

                                    PART III

                UNAUDITED FINANCIAL INFORMATION ON THE IVAX GROUP
                      FOR THE QUARTER ENDED MARCH 31, 2001

The following financial statements and notes are extracted without material adjustment from the section headed, "Financial Statements" in Part I of the Quarterly Report on Form 10-Q for the period ended on March 31, 2001, filed with the SEC on May 10, 2001.

                        IVAX CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)



                                                                                       MARCH 31,    DECEMBER 31,
                                                                                         2001          2000
                                                                                     -----------     -----------
                                                                                     (Unaudited)

ASSETS

Current assets:
    Cash and cash equivalents                                                        $   203,045     $   251,528
    Accounts receivable, net of allowances for doubtful
       accounts of $18,392 in 2001 and $19,703 in 2000                                   189,990         155,685
    Inventories                                                                          197,550         178,910
    Other current assets                                                                  66,380          72,991
                                                                                     -----------     -----------
       Total current assets                                                              656,965         659,114

Property, plant and equipment, net                                                       273,834         250,852
Intangible assets, net                                                                   248,337         117,171
Other assets                                                                              42,053          41,049
                                                                                     -----------     -----------
       Total assets                                                                  $ 1,221,189     $ 1,068,186
                                                                                     ===========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Loans payable                                                                    $    20,257     $     1,877
    Current portion of long-term debt                                                        977             934
    Accounts payable                                                                      57,244          49,951
    Accrued income taxes payable                                                          23,575          11,854
    Accrued expenses and other current liabilities                                       157,767         156,008
                                                                                     -----------     -----------
       Total current liabilities                                                         259,820         220,624

Long-term debt, net of current portion                                                   253,616         253,755
Other long-term liabilities                                                               33,241          23,472
Minority interest                                                                         14,467           1,712

Shareholders' equity:
    Common stock, $.10 par value, authorized 437,500 (350,000 shares pre-split),
       issued and outstanding 199,773 in 2001 and 198,547 in 2000                         19,977          19,855
    Capital in excess of par value                                                       383,067         315,039
    Put options                                                                           62,500          84,503
    Retained earnings                                                                    263,338         203,206
    Accumulated other comprehensive loss                                                 (68,837)        (53,980)
                                                                                     -----------     -----------
       Total shareholders' equity                                                        660,045         568,623
                                                                                     -----------     -----------
       Total liabilities and shareholders' equity                                    $ 1,221,189     $ 1,068,186
                                                                                     ===========     ===========


                        IVAX CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                                                     2001          2000
                                                                  ---------     ---------

THREE MONTHS ENDED MARCH 31,
(In thousands, except per share data)

Net revenues                                                      $ 259,932     $ 183,258
Cost of sales                                                       123,724        95,173
                                                                  ---------     ---------
    Gross profit                                                    136,208        88,085
                                                                  ---------     ---------

Operating expenses:
    Selling                                                          27,502        17,979
    General and administrative                                       23,721        24,175
    Research and development                                         18,883        15,456
    Amortization of intangible assets                                 3,593         1,967
                                                                  ---------     ---------
    Total operating expenses                                         73,699        59,577
                                                                  ---------     ---------
    Income from operations                                           62,509        28,508

Other income (expense):
    Interest income                                                   3,808         1,054
    Interest expense                                                 (4,359)       (2,042)
    Other income, net                                                 1,750         4,822
    Gain on partial sale of IVAX Diagnostics, Inc.                   10,278            --
                                                                  ---------     ---------
    Total other income                                               11,477         3,834
                                                                  ---------     ---------

    Income from continuing operations before income taxes
       and minority interest                                         73,986        32,342

Provision for income taxes                                           13,755         5,440
                                                                  ---------     ---------

    Income from continuing operations before minority interest       60,231        26,902

Minority interest                                                       (99)         (236)
                                                                  ---------     ---------

    Income from continuing operations                                60,132        26,666

Cumulative effect of a change in accounting principle, net of
    tax benefit of $2,773 in 2000                                        --        (6,471)
                                                                  ---------     ---------

Net income                                                        $  60,132     $  20,195
                                                                  =========     =========



                        IVAX CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Continuation)



                                                                2001           2000
                                                             -----------    -----------

THREE MONTHS ENDED MARCH 31,
(In thousands, except per share data)

BASIC EARNINGS PER COMMON SHARE (PRE-SPLIT):
    Continuing operations                                    $      0.38    $      0.17
    Cumulative effect of a change in accounting principle             --          (0.04)
                                                             -----------    -----------
    Net income                                               $      0.38    $      0.13
                                                             ===========    ===========

DILUTED EARNINGS PER COMMON SHARE (PRE-SPLIT):
    Continuing operations                                    $      0.36    $      0.17
    Cumulative effect of a change in accounting principle             --          (0.04)
                                                             -----------    -----------
    Net income                                               $      0.36    $      0.13
                                                             ===========    ===========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
    OUTSTANDING (PRE-SPLIT):
    Basic                                                        159,404        153,764
                                                             ===========    ===========
    Diluted                                                      165,016        160,042
                                                             ===========    ===========

                     -------------------------------------

BASIC EARNINGS PER COMMON SHARE (POST-SPLIT):

    Continuing operations                                    $      0.30    $      0.14
    Cumulative effect of a change in accounting principle             --          (0.03)
                                                             -----------    -----------
    Net income                                               $      0.30    $      0.11
                                                             ===========    ===========

DILUTED EARNINGS PER COMMON SHARE (POST-SPLIT):
    Continuing operations                                    $      0.29    $      0.13
    Cumulative effect of a change in accounting principle             --          (0.03)
                                                             -----------    -----------
    Net income                                               $      0.29    $      0.10
                                                             ===========    ===========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
    OUTSTANDING (POST-SPLIT):
    Basic                                                        199,255        192,205
                                                             ===========    ===========
    Diluted                                                      206,270        200,053
                                                             ===========    ===========




                        IVAX CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                               2001         2000
                                                                            ---------     --------

THREE MONTHS ENDED MARCH 31,
(In thousands, except per share data)

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                              $  60,132     $ 20,195
    Adjustments to reconcile net income to net cash
       flows from operating activities:
       Depreciation and amortization                                           10,529        8,142
       Deferred tax provision                                                  (1,115)         762
       Tax effect of stock option exercises                                     1,642           --
       Compensation expense related to partial sale of IVAX
          Diagnostics                                                           1,041           --
       Provision for doubtful accounts                                            421          226
       Provision for inventory obsolescence                                     5,140        1,037
       Minority interest                                                           99          236
       Equity in earnings of affiliates                                          (388)        (539)
       Gain on partial sale of IVAX Diagnostics                               (10,278)          --
       Gain on sale of product rights                                          (1,290)        (769)
       Gains (losses) on disposal of assets, net                                  362         (991)
       Cumulative effect of a change in accounting principle                       --        6,471
       Changes in operating assets and liabilities:
          Accounts receivable                                                 (16,227)      10,172
          Inventories                                                          (2,952)      (7,882)
          Other current assets                                                  3,748        9,931
          Other assets                                                          2,318       (1,026)
          Accounts payable, accrued expenses, and other
              current liabilities                                               7,639           79
          Other long-term liabilities                                           3,439       (1,366)
          Other, net                                                             (291)          --
                                                                            ---------     --------
          Net cash flows from operating activities                             63,969       44,678
                                                                            ---------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:

    Proceeds from sale of product rights                                        1,230          769
    Capital expenditures                                                       (9,171)      (9,348)
    Proceeds from sales of assets                                                  22           23
    Proceeds from partial sale of IVAX Diagnostics                             22,285           --
    Acquisitions of patents, trademarks, licenses and other
       intangibles                                                            (10,925)        (161)
    Acquisitions of businesses, net of cash acquired                          (59,401)          --
    Investment in affiliated companies                                         (5,197)          --
                                                                            ---------     --------
       Net cash flows from investing activities                               (61,157)      (8,717)
                                                                            ---------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:

    Borrowings on long-term debt and loans payable                              1,093          761
    Payments on long-term debt and loans payable                               (2,212)      (1,301)
    Exercise of stock options and employee stock purchases                      4,120       15,604
    Repurchase of common stock net of put option premium                      (53,482)          --
                                                                            ---------     --------
       Net cash flows from financing activities                               (50,481)      15,064
                                                                            ---------     --------
Effect of exchange rate changes on cash and cash equivalents                     (814)       3,847
                                                                            ---------     --------
Net increase (decrease) in cash and cash equivalents                          (48,483)      54,872
Cash and cash equivalents at the beginning of the year                        251,528       41,408
                                                                            ---------     --------
Cash and cash equivalents at the end of the period                          $ 203,045     $ 96,280
                                                                            =========     ========


                        IVAX CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (Continuation)




                                                                                             2001                2000
                                                                                           --------            --------
THREE MONTHS ENDED MARCH 31,
(In thousands, except per share data)

SUPPLEMENTAL DISCLOSURES:
    Interest paid                                                                          $    104            $  1,950
                                                                                           ========            ========
    Income tax payments                                                                    $    863            $    634
                                                                                           ========            ========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

    Information with respect to acquisitions which were accounted for under the purchase method of accounting is summarized as follows:

Fair value of assets acquired                                                              $ 84,197
Liabilities assumed                                                                          56,536
                                                                                           --------
                                                                                             27,661

Reduction of minority interest                                                                   --
                                                                                           --------
Net assets acquired                                                                          27,661
                                                                                           --------

PURCHASE PRICE:
    Cash, net of cash acquired                                                               59,374
    Acquisition costs                                                                            27
    Fair market value of stock and options issued                                            93,365
                                                                                           --------
    Total                                                                                   152,766
                                                                                           --------
Goodwill                                                                                   $125,105
                                                                                           ========











THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                        IVAX CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)
                      (In thousands, except per share data)

(1) GENERAL:

The accompanying unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q and, therefore, do not include all information normally included in audited financial statements. However, in the opinion of management, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the results of operations, financial position and cash flows have been made. The results of operations and cash flows for the three months ended March 31, 2001 are not necessarily indicative of the results of operations and cash flows which may be reported for the remainder of 2001. The interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes to consolidated financial statements included in IVAX' Annual Report on Form 10-K for the year ended December 31, 2000.

Certain prior period amounts presented in the consolidated financial statements have been reclassified to conform to the current period's presentation.

(2) INVENTORIES:

         Inventories consist of the following:

                                      MARCH 31,         DECEMBER 31,
                                        2001                2000
                                     ----------         ------------

      Raw materials                   $ 79,365            $ 72,991
      Work-in-process                   29,695              27,683
      Finished goods                    88,490              78,236
                                      --------            --------
         Total inventories            $197,550            $178,910
                                      ========            ========

(3)  EARNINGS PER SHARE:

On April 20, 2001, IVAX' Board of Directors approved a 5-for-4 stock split effective May 18, 2001, in the form of a stock dividend for shareholders of record on May 1, 2001 and to increase the number of authorized shares proportionately. All share and per share amounts have been retroactively restated for the split, except where otherwise indicated. A reconciliation of the denominator of the basic and diluted earnings per share computation for income from continuing operations is as follows:


                                                                 2001         2000
                                                                -------      -------

THREE MONTHS ENDED MARCH 31,

Basic weighted average number of shares outstanding             199,255      192,205
Effect of dilutive securities - stock options and warrants        7,015        7,848
                                                                -------      -------
Diluted weighted average number of shares outstanding           206,270      200,053
                                                                =======      =======
Not included in the calculation of diluted earnings
    per share because their impact is antidilutive:

    Stock options outstanding                                     2,654        2,278
    Convertible debt                                              8,412           --
    Put options                                                      --        2,110


(4) REVENUES:

Net revenues are comprised of gross revenues less provisions for expected customer returns, inventory credits, discounts, promotional allowances, volume rebates, chargebacks and other allowances. The reserve balances related to these provisions are included in "Accounts receivable, net of allowances for doubtful accounts" and "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets in the amounts of $53,673 and $64,544, respectively, at March 31, 2001 and $51,080 and $63,448, respectively, at December 31, 2000.

(5) PARTIAL SALE OF IVAX DIAGNOSTICS, INC.:

On March 14, 2001, IVAX' wholly-owned subsidiary, IVAX Diagnostics, Inc., was merged with b2bstores.com, a non-operating company with a significant amount of cash, approximately $22,285, resulting in IVAX owning approximately 70% of the newly merged public company. IVAX received 20,000 shares of b2bstores.com common stock in exchange for all of the outstanding shares of IVAX Diagnostics, Inc. and b2bstores.com's name was changed to IVAX Diagnostics, Inc. For accounting purposes, this transaction is treated as a partial sale of IVAX Diagnostics, Inc. in exchange for cash of b2bstores.com. IVAX elected income statement recognition as its accounting policy for sales of subsidiary stock and recorded a gain of $10,278. Deferred taxes have not been recorded related to the gain as it represents an outside basis difference and IVAX expects it can recover its investment in IVAX Diagnostics, Inc. tax-free. Also recorded was $1,041 of nondeductible compensation expense from outstanding options under the IVAX Diagnostics, Inc. 1999 Stock Option Plan converting to a fair value plan as a result of the merger. IVAX Diagnostics, Inc. is engaged in the development, manufacture and marketing of diagnostic test kits, reagents and instruments.

(6) ACQUISITIONS:

On February 9, 2001, IVAX indirectly acquired Laboratorios Fustery, S.A. de C.V. ("Fustery"), a corporation organized under the laws of Mexico, by purchasing the outstanding securities of Fustery's parent, Maancirkel Holding BV, a corporation organized under the laws of The Netherlands, from Morcob CVA, an entity organized under the laws of Belgium pursuant to a stock purchase agreement entered into among the parties on October 11, 2000. Under the terms of the stock purchase agreement, IVAX acquired Maancirkel for 1,656 shares (1,325 shares pre-split) of common stock of IVAX, valued at $57,000, and $57,210 in cash, net of cash acquired. Pursuant to the term of the stock purchase agreement, the amount of common stock may be adjusted within 180 days based on the per share market price of IVAX' common stock. The preliminary fair value of net assets acquired was $21,135 resulting in goodwill of $93,075 being recorded.

The operating results of Fustery are included in the consolidated financial statements subsequent to the February 9, 2001 acquisition date.

On February 26, 2001, IVAX acquired the assets of a research organization located in the United States for 609 shares (487 shares pre-split) of common stock of IVAX, valued at $18,000, $4,650 in cash, net of cash acquired, and other costs of $7. The preliminary fair value of net assets acquired was $5,714 resulting in goodwill of $16,943 being recorded. The operating results of this company are included in the consolidated financial statements subsequent to the February 26, 2001 acquisition date.

On March 13, 2001, IVAX acquired Netpharma Scandinavia AB ("Netpharma"), a Swedish pharmaceutical company for 624 shares (499 shares pre-split) of common stock of IVAX, valued at $18,365, other costs of $20 and received cash in excess of cash paid of $949. In addition, additional shares of IVAX common stock, valued at $2,052, will be issued contingent on achievement of earnout targets for each of the next two years. If the earnout targets are achieved, the number of additional shares issued will be based on the exchange rate in effect on the payment dates and the average price of IVAX common stock just prior to April 30, 2002 and 2003. The preliminary fair value of net assets acquired was $812 resulting in goodwill of $16,624 being recorded. The operating results of Netpharma are included in the consolidated financial statements subsequent to the March 13, 2001 acquisition date.

Pro-forma information for the above acquisitions as if the purchases occurred on January 1 of each year are presented below.

                                                    2001          2000
                                                  --------      --------
THREE MONTHS ENDED MARCH 31,

Revenues                                          $286,627      $217,863
Net income                                          60,690        24,262
Diluted weighted average shares (pre-split)        166,313       162,353
Diluted earnings per share (pre-split)            $   0.36      $   0.15
Diluted weighted average shares (post-split)       207,892       202,942
Diluted earnings per share (post-split)           $   0.29      $   0.12

These pro-forma results of operations are not necessarily indicative of results that might have been achieved if the acquisitions had actually occurred on January 1 of the periods presented.

During the first quarter of 2001, IVAX received $1,673 representing a reduction of purchase price and goodwill of Laboratorios Elmor, S.A. that was acquired in June, 2000. In addition, IVAX paid $136 of other costs, representing an increase to the purchase price and goodwill of Wakefield Pharmaceuticals, Inc. that was acquired in September, 2000.

(7) INCOME TAXES:

The provision for income taxes from continuing operations consists of the following:

                                    2001         2000
                                  --------       ------
THREE MONTHS ENDED MARCH 31,
         Current:
             Domestic             $ 11,144       $  250
             Foreign                 3,726        4,428
         Deferred                   (1,115)         762
                                  --------       ------
         Total                    $ 13,755       $5,440
                                  ========       ======

The domestic current provision was favorably impacted by $8,156 from utilization of previously reserved net operating loss and tax credit carryforwards. Payment of the current tax provision for the year ended December 31, 2001, for domestic and foreign operations will be reduced by $1,384 and $258, respectively, representing the incremental impact of compensation expense deductions associated with non-qualified stock option exercises during the current quarter. These amounts were credited to "Capital in excess of par value". As of March 31, 2001, a domestic net deferred tax asset of $41,960 and an aggregate foreign net deferred tax asset of $10,348 are included in "Other current assets" and "Other assets" in the accompanying consolidated balance sheet. The domestic net deferred tax asset was approximately 47% reserved as of March 31, 2001. Realization of the net deferred tax assets is dependent upon generating sufficient future domestic and foreign taxable income. Although realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized.

(8) COMPREHENSIVE INCOME:

The components of IVAX' comprehensive income are as follows:

                                                        2001           2000
                                                      --------       --------
THREE MONTHS ENDED MARCH 31,

    Net income                                        $ 60,132       $ 20,195
    Unrealized gains on marketable securities,
      net of taxes                                        (104)           279
    Foreign currency translation adjustments           (14,753)        (6,381)
                                                      --------       --------
    Comprehensive income                              $ 45,275       $ 14,093
                                                      ========       ========

(9) BUSINESS SEGMENT INFORMATION:

IVAX is a multinational company with subsidiaries that operate in the pharmaceutical business and are engaged in the research, development, manufacture, marketing and sale of pharmaceutical products. Pharmaceutical products include prescription drugs and over-the-counter products. IVAX reviews financial information, allocates resources and manages its business by major operating subsidiary. However, IVAX' pharmaceutical subsidiaries utilize similar production processes, and sell similar types of products to similar types of customers under similar regulatory environments using similar methods of distribution. IVAX also expects these subsidiaries to have similar long-term financial performance. Since these pharmaceutical subsidiaries meet the aggregation criteria under paragraph 17 of Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, the pharmaceutical operating subsidiaries are aggregated into one reportable segment, pharmaceutical, and all other subsidiaries are reported in Corporate and Other.

To provide additional information, IVAX has disaggregated its pharmaceutical segment results into the geographic regions in which the subsidiaries are located. The North America region contains IVAX subsidiaries in the United States and Canada. The Europe region contains subsidiaries located in Europe. Latin America consists of subsidiaries in South America and Mexico. Corporate and Other includes the diagnostic subsidiaries, animal health subsidiary and subsidiaries located in other geographic regions as well as corporate activities and elimination of intercompany transactions.

The information provided is based on internal reports and was developed and utilized by management for the sole purpose of tracking trends and changes in the results of the regions. The information, including the allocations of expense and overhead, were calculated based on a management approach and may not reflect the actual economic costs, contributions or results of operations of the regions as stand alone businesses. If a different basis of presentation or allocation were utilized, the relative contributions of the regions might differ but the relative trends would, in management's view, likely not be materially impacted.

Other revenues included in "Net revenues" in the accompanying consolidated statements of operations consist of license fees, royalties and product development fees, received primarily from two companies.

REVENUES BY REGION

THREE MONTHS ENDED MARCH 31,                     2001            2000
                                              ---------       ---------
North America

      External sales                          $ 138,743       $  67,733
      Intersegment sales                            386             200
      Other revenues                                121          14,846
                                              ---------       ---------
      Net revenue - North America               139,250          82,779
                                              ---------       ---------
Europe

      External sales                             70,288          76,733
      Intersegment sales                          7,741           7,276
      Other revenues                             15,205           7,548
                                              ---------       ---------
      Net revenue - Europe                       93,234          91,557
                                              ---------       ---------
Latin America

      External sales                             26,509           7,762
      Other revenues                                229             474
                                              ---------       ---------
      Net revenue - Latin America                26,738           8,236
                                              ---------       ---------
Corporate & Other

      External sales                              8,371           8,146
      Intersegment sales                         (8,127)         (7,476)
      Other revenues                                466              16
                                              ---------       ---------
      Net revenue - Corporate & Other               710             686
                                              ---------       ---------
Consolidated net revenues                     $ 259,932       $ 183,258
                                              =========       =========

PROFITS BY REGION
THREE MONTHS ENDED MARCH 31,                    2001            2000
                                              ---------       ---------
INCOME FROM CONTINUING OPERATIONS
      BEFORE MINORITY INTEREST:

      North America                           $  35,086       $  15,966
      Europe                                         75            (655)
      Latin America                               1,305             296
      Corporate & Other                          23,765          11,295
                                              ---------       ---------
Income from continuing operations
      before minority interest                   60,231          26,902
                                              ---------       ---------

NET INCOME:

      Minority interest                             (99)           (236)
                                              ---------       ---------
Net income                                    $  60,132       $  26,666
                                              =========       =========

                                                       MARCH 31,
                                               ------------------------
LONG-LIVED ASSETS:                              2001            2000
                                              ---------       ---------

      North America                           $  61,410       $  53,842
      Europe                                    213,595         194,001
      Latin America                             177,154           7,157
      Corporate & Other                          96,851          29,798
                                              ---------       ---------
Total                                         $ 549,010       $ 284,798
                                              =========       =========

(10) RECENTLY ISSUED ACCOUNTING STANDARDS:

Effective January 1, 2001, IVAX adopted SFAS No. 133, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in Accumulated Other Comprehensive Loss ("OCL") and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

Certain forecasted transactions are exposed to foreign currency risk. The principal currency hedged is the Irish punt against the British pound. Forward options used to hedge a portion of forecasted international expenses for up to one year in the future are designated as cash flow hedging instruments. The adoption of SFAS 133 on January 1, 2001 resulted in an increase to OCL of $1,613, net of tax of $179. The increase to OCL is mostly attributable to unrealized gains on cash flow hedges. The net derivative gains included in OCL as of January 1, 2001, will be reclassified into earnings during the twelve months ended December 31, 2001.

During the first quarter of 2001, IVAX adopted EITF Issue No. 00-19, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN, A COMPANY'S OWN STOCK, which addresses the classification and accounting treatment of equity derivative contracts (such as IVAX' put options) as equity instruments (either temporary or permanent) or assets and liabilities. As a result, put options were reclassified from temporary equity to permanent equity.

As of March 31, 2001, IVAX had outstanding freestanding put options for 2,144 (1,715 pre-split) shares of IVAX common stock that were issued in connection with the share repurchase program. The put options bear strike prices ranging from $27.68 to $30.40 ($34.60 to $38.00 pre-split) and mature between April and July 2001. In the event the put options are exercised, IVAX may elect to settle by one of three methods: physical settlement by payment in exchange for IVAX shares, net cash settlement or net share settlement. The maximum repurchase obligation under the physical settlement method is $62,500.

(11) LEGAL PROCEEDINGS:

With respect to the case styled AMERICAN BIOSCIENCE, INC. V. DONNA E. SHALALA, ET AL., previously reported in IVAX' Annual Report on Form 10-K for the year ended December 31, 2000, on March 30, 2001, the appellate court vacated the district court's decision and remanded the case based on FDA's failure to file an administrative record in the court below. On April 6, 2001, FDA filed its administrative record and American BioScience, Inc. ("ABI") renewed its motion for a temporary restraining order or preliminary injunction. On April 19, 2001, the district court again denied ABI's motion. ABI has appealed this ruling, and on May 4, 2001, the appellate court ordered that the appeal be expedited.

With respect to the case styled BRISTOL MYERS SQUIBB COMPANY V. ZENITH GOLDLINE PHARMACEUTICALS, INC., ET AL., previously reported in IVAX' Annual Report on Form 10-K for the year ended December 31, 2000, on April 20, 2001, the appellate court affirmed the district court's grant of summary judgment of invalidity with respect to all but two of the asserted claims of Bristol's patents and remanded the remaining claims to the district court for further proceedings. The Company will now pursue its counterclaims against Bristol.

(12) RESTRUCTURING COSTS:

The components of restructuring costs, spending and other activity, as well as the remaining reserve balances at March 31, 2001, which are included in "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets, are as follows:

                                    EMPLOYEE                         TOTAL
                                   TERMINATION         PLANT      RESTRUCTURING
                                    BENEFITS         CLOSURES       RESERVES
                                   -----------      ----------    -------------

Balance at January 1, 2001           $ 110            $ 619            $ 729
Cash payments during 2001              (15)             (52)             (67)
Non-cash activities                     81              (22)              59
                                     -----            -----            -----
Balance at March 31, 2001            $ 176            $ 545            $ 721
                                     =====            =====            =====

(13) SUBSEQUENT EVENTS:

On April 3, 2001, IVAX acquired the remaining 70% of Indiana Protein Technologies, Inc. for $4,169 in cash, of which $2,500 is subject to an earnout over a period of 5 years.

On April 10, 2001, IVAX made a final payment of $16,309 in cash in lieu of additional shares for the acquisition of Fustery.

During April 2001, IVAX repurchased 225 shares (180 shares pre-split) of its stock at a total cost, including commissions, of $5,095.

On May 4, 2001, IVAX consummated a private offering of $575,000 of its 4.5% Convertible Senior Subordinated Notes due May 15, 2008 pursuant to Rule 144A, Regulation D and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and received net proceeds of approximately $559,550 therefrom. On May 9, 2001, IVAX sold an additional $150,000 of its 4.5% Notes under the over-allotment option provided to the initial purchaser and received net proceeds of $146,100. The 4.5% Notes were issued without registration under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The 4.5% Notes are convertible at any time prior to maturity, unless previously redeemed, into 24.96875 shares (19.975 shares pre-split) of IVAX' common stock per $1,000 of principal amount of the 4.5% Notes. This ratio results in a conversion price of approximately $40.05 per share ($50.0625 per share pre-split). The 4.5% Notes are redeemable by IVAX on or after May 29, 2004. The net proceeds from the sale of the 4.5% Notes are expected to be used primarily to acquire other businesses and products, to fund the research, development, testing and commercialization of pharmaceutical products and for general working capital purposes.

                                     PART IV

                UNAUDITED FINANCIAL INFORMATION ON THE IVAX GROUP
                      FOR THE QUARTER ENDED JUNE 30, 2001

The following unaudited financial information is extracted without material adjustment from the announcement of IVAX's financial results for the second quarter and six months ended June 30, 2001 made on July 25, 2001.


                                                                     Three Months                   Six Months
RESULTS OF OPERATIONS                                          -----------------------        -------------------------
PERIOD ENDED JUNE 30,                                           2001            2000            2001            2000
(In thousands, except per share data)                         ---------       ---------       ---------       ---------

Net revenues                                                  $ 301,782       $ 184,827       $ 561,714       $ 368,085

Cost of sales                                                   143,339          95,207         267,063         190,380
                                                              ---------       ---------       ---------       ---------
       Gross profit                                             158,443          89,620         294,651         177,705
                                                              ---------       ---------       ---------       ---------
Selling, general and administrative                              59,009          39,277         110,232          81,431

Research and development                                         20,020          17,153          38,903          32,609

Amortization                                                      4,229           1,786           7,823           3,755

Restructuring reversal                                             (220)         (3,142)           (221)         (3,144)
                                                              ---------       ---------       ---------       ---------
       Total operating expenses                                  83,038          55,074         156,737         114,651
                                                              ---------       ---------       ---------       ---------
       Income from operations                                    75,405          34,546         137,914          63,054
       Total other income, net                                    8,655            (682)         20,132           3,152
                                                              ---------       ---------       ---------       ---------
       Income from continuing operations before income
       taxes and minority interest                               84,060          33,864         158,046          66,206

Provision for income taxes                                       16,211           1,182          29,966           6,622
                                                              ---------       ---------       ---------       ---------
       Income from continuing operations before minority
       interest                                                  67,849          32,682         128,080          59,584

Minority interest                                                    14            (202)            (85)           (438)
                                                              ---------       ---------       ---------       ---------
       Income from continuing operations                         67,863          32,480         127,995          59,146
Cumulative effect of a change in accounting principle,               --              --              --          (6,471)
net of taxes
Extraordinary item - loss on extinguishment of debt                  --          (2,254)             --          (2,254)
                                                              ---------       ---------       ---------       ---------
       NET INCOME                                             $  67,863       $  30,226       $ 127,995       $  50,421
                                                              =========       =========       =========       =========



                                                                     Three Months                   Six Months
RESULTS OF OPERATIONS                                          -----------------------        -------------------------
PERIOD ENDED JUNE 30,                                           2001            2000            2001            2000
(In thousands, except per share data)                         ---------       ---------       ---------       ---------

BASIC EARNINGS PER SHARE:
       Income from continuing operations                      $    0.34       $    0.17       $    0.64       $    0.30

       Cumulative effect, net of tax                                 --              --              --           (0.03)
       Extraordinary item                                            --           (0.01)             --           (0.01)
                                                              ---------       ---------       ---------       ---------
       Net Income                                             $    0.34       $    0.16       $    0.64       $    0.26
                                                              =========       =========       =========       =========
DILUTED EARNINGS PER SHARE:
       Income from continuing operations                      $    0.33       $    0.16       $    0.62       $    0.29
       Cumulative effect, net of tax                                 --              --              --           (0.03)
       Extraordinary item                                            --           (0.01)             --           (0.01)
                                                              ---------       ---------       ---------       ---------
       Net Income                                             $    0.33       $    0.15       $    0.62       $    0.25
                                                              =========       =========       =========       =========
AVERAGE SHARES OUTSTANDING:

       Basic                                                    199,876         193,668         199,567         193,873
                                                              =========       =========       =========       =========
       Diluted                                                  207,605         203,321         206,979         202,761
                                                              =========       =========       =========       =========


CONDENSED BALANCE SHEETS                                              June 30, 2001          December 31, 2000
(In thousands)                                                        -------------          -----------------
ASSETS
Current assets                                                          $ 1,404,023                 $ 659,114
Property, plant and equipment, net                                          282,168                   250,852
Other assets                                                                324,160                   158,220
                                                                        -----------                 ---------
       Total assets                                                     $ 2,010,351               $ 1,068,186
                                                                        ===========                 =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of long-term debt                                             $ 973                     $ 934
Other current liabilities                                                   261,210                   219,690
Long-term debt                                                              978,408                   253,755
Other long-term liabilities                                                  31,591                    23,472
Minority interest                                                            14,434                     1,712
Temporary equity - put options                                                   --                    84,503
Shareholders' equity                                                        723,735                   484,120
                                                                        -----------                 ---------
       Total liabilities and shareholders' equity                       $ 2,010,351               $ 1,068,186
                                                                        ===========                 =========



REPORTABLE SEGMENT DATA


                                                                 Quarter Ended           Six Months Ended
                                                                   June 30,                  June 30,
                                                             ----------------------    ----------------------
                                                               2001        2000         2001         2000
                                                             ---------    ---------    ---------    ---------
North America
    External Sales                                            $162,246      $74,505     $300,989     $142,238
    Intersegment Sales                                              77          101          463          301
    Other Revenues                                                 147        5,161          268       20,007
                                                             ---------    ---------    ---------    ---------
    Net Revenue - North America                                162,470       79,767      301,720      162,546
                                                             ---------    ---------    ---------    ---------
Europe
    External Sales                                              75,910       66,284      146,198      143,017
    Intersegment Sales                                          13,459        8,325       21,200       15,601
    Other Revenues                                              13,684       17,593       28,889       25,141
                                                             ---------    ---------    ---------    ---------
Net Revenue - Europe                                           103,053       92,202      196,287      183,759
                                                             ---------    ---------    ---------    ---------
Latin America
    External Sales                                              38,661       10,529       65,170       18,291
    Other Revenues                                                 306          336          535          810
                                                             ---------    ---------    ---------    ---------
Net Revenue - Latin America                                     38,967       10,865       65,705       19,101
                                                             ---------    ---------    ---------    ---------
Corporate & other
    External Sales                                               9,360       10,422       17,731       18,568
    Intersegment Sales                                         (13,536)      (8,426)     (21,663)     (15,902)
    Other Revenues                                               1,468           (3)       1,934           13
                                                             ---------    ---------    ---------    ---------
Net Revenue - Corporate & other                                 (2,708)       1,993       (1,998)       2,679
                                                             ---------    ---------    ---------    ---------
NET REVENUES                                                 $ 301,782    $ 184,827    $ 561,714    $ 368,085
                                                             =========    =========    =========    =========


                                     PART V

                             ADDITIONAL INFORMATION

1.      RESPONSIBILITY


        The Directors, whose names are set out below, accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.         DIRECTORS


       Set forth below are the names, ages, positions held and business experience during the past five years of the persons who currently serve as Directors.

       MARK EDWIN ANDREWS (non-executive director since 1987)

       Mark Andrews, age 51, has served as the Chairman and President of Great Spirits Company LLC (consumer products) since founding it in 1998. He served as the Chairman of the Board of Directors and Chief Executive Officer of American Exploration Company (oil and gas exploration and production) from 1980 until its merger into Louis Dreyfus Natural Gas Corp. (oil and gas exploration and production) in October 1997 when he became the Vice Chairman of the Board of Directors of the combined entity. Mr. Andrews has also served as Chairman of the Board of Directors of Vault Mortgage Company (mortgage brokerage) since 1998.

       ERNST RUDOLPH BIEKERT, PH.D. (non-executive director since 1991)

       Ernst Biekert, age 76, is a professor at the University of Heidelberg in Germany. He was the Chairman of the Board and Chief Executive Officer of Knoll A.G. (pharmaceuticals) from 1968 to 1985. Dr. Biekert was a consultant to BASF A.G. (chemicals and pharmaceuticals) from 1985 to 1987 and was Chairman of its pharmaceutical division from 1975 to 1985.

       CHARLES MATTHEW FERNANDEZ (non-executive director since 1998)

       Charles Fernandez, age 39, has been the President, Chief Executive Officer, and a director of Big City Radio, Inc. (broadcasting/internet) since 1999. He has also been the Chairman of the Board of Continucare Corporation (integrated health care) since 1996 and was its Chief Executive Officer from 1996 to 1999. He has also been Vice-Chairman of HealthCare2Net Solutions (internet solutions) since 1999. From 1985 to 1996, he was the Executive Vice President and a director of Heftel

       Broadcasting Corporation (radio broadcasting). From 1998 to 1999 he was a director of Frost Hanna Capital Group, Inc. (investment company).

       JACK FISHMAN, PH.D. (non-executive director since 1987)

       Jack Fishman, age 70, is an Adjunct Professor at The Rockefeller University and director of Research of Strang Cornell Cancer Research Laboratory, a non-profit entity associated with Cornell University Medical College. He served as Chief Scientific Officer from 1991 to 1995, as a Vice Chairman of the Board from 1991 to 1997 and as President from 1988 to 1991. Dr. Fishman served as a Research Professor of Biochemistry and Molecular Biology at the University of Miami from 1988 to 1992.

       NEIL WILLIAM FLANZRAICH (director since 1997)

       Neil Flanzraich, age 57, has served as Vice Chairman and President since May 1998. He was a shareholder and served as Chairman of the Life Sciences Legal Practices Group of Heller Ehrman White & McAuliffe from 1995 to 1998. From 1981 to 1994, he served in various capacities at Syntex Corporation (pharmaceuticals), most recently as its Senior Vice President, General Counsel and a member of the Corporate Executive Committee. From 1994 to 1995, after Syntex Corporation was acquired by Roche Holding Ltd., he served as Senior Vice President and General Counsel of Syntex (U.S.A.) Inc., a Roche subsidiary. He was Chairman of the Board of Directors of North American Vaccine, Inc. (vaccine research and development) from 1991 to 2000. He is a director of Whitman Education Group, Inc. (proprietary education).

       PHILLIP FROST, M.D. (director since 1987)

       Phillip Frost, age 64, has served as Chairman of the Board of Directors and Chief Executive Officer since 1987. He served as President from July 1991 until January 1995. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986 and Vice Chairman of the Board of Directors of North American Vaccine, Inc. (vaccine research and development) from 1989 to 2000. He is Chairman of the Board of Directors of Whitman Education Group, Inc. (proprietary education), Vice Chairman of the Board of Directors of Continucare Corporation (integrated health care), and a director of Northrop Grumman Corp. (aerospace). He is Vice Chairman of the Board of Trustees of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

       JANE HUEY HSIAO, PH.D. (director since 1995)

       Jane Hsiao, age 54, has served as Vice Chairman-Technical Affairs since February 1995, as Chief Technical Officer since July 1996, and as

       Chairman, Chief Executive Officer and President of DVM Pharmaceuticals, Inc., IVAX's veterinary products subsidiary, since March 1998. From 1992 until February 1995, she served as Chief Regulatory Officer and Assistant to the Chairman, and as Vice President-Quality Assurance and Compliance of Baker Norton Pharmaceuticals, Inc., IVAX's principal proprietary pharmaceutical subsidiary. From 1987 to 1992, Dr. Hsiao was Vice President-Quality Assurance, Quality Control and Regulatory Affairs of Baker Norton Pharmaceuticals, Inc.

       ISAAC KAYE (director since 1990)

       Isaac Kaye, age 71, has served as Deputy Chief Executive Officer since 1990 and as Chairman of Norton Healthcare Limited, the principal United Kingdom pharmaceutical subsidiary, since 1990.

3.     EXECUTIVE COMPENSATION

       (a) Each Director not employed by IVAX currently receives an annual fee of US$15,000 for his or her service as a director. In addition, each Director is reimbursed for expenses incurred in attending board and committee meetings. Pursuant to the 1994 Stock Option Plan, non-employee directors are automatically granted each year, on the first business day following the annual meeting of shareholders, non-qualified options to purchase 7,500 shares of IVAX Common Stock at an exercise price equal to the fair market value of the IVAX Common Stock on the date of the grant, and having a term of ten years.

       (b) The following table contains certain information regarding aggregate compensation paid or accrued by IVAX during 1998, 1999 and 2000 to the Chief Executive Officer and to each of the four highest paid executive officers other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------- ---------------- ----------------
                                                ANNUAL COMPENSATION                        LONG-TERM
                            -----------------------------------------------------------   COMPENSATION
                                                                                             SHARES
NAME AND PRINCIPAL                                                       OTHER ANNNUAL     UNDERLYING       ALL OTHER
POSITION                       YEAR       SALARY          BONUS          COMPENSATION     STOCK OPTIONS    COMPENSATION
--------------------------- ---------- ----------- -------------------- ---------------- ---------------- ----------------

                                          ($)              ($)                ($)        (#)(5)           ($)(1)
--------------------------- ---------- ----------- -------------------- ---------------- ---------------- ----------------
                              2000      700,000          650,000               0             562,500         5,100
Phillip Frost, M.D.           1999      575,000          316,250(2)            0                   0         4,800
Chief Executive Officer       1998      575,000                0               0             281,250         4,800
--------------------------- ---------- ----------- -------------------- ---------------- ---------------- ----------------
                              2000      667,175          531,130               *             562,500           0
Isaac Kaye (3)                1999      541,716          287,500(2)            *                   0           0
Deputy Chief Executive        1998      550,301                0               *             281,250           0
Officer
--------------------------- ---------- ----------- -------------------- ---------------- ---------------- ----------------
                              2000      600,000          525,000               0             468,750         5,100
Neil Flanzraich (4)           1999      500,000          275,000(2)            0                   0         4,800
President                     1998      296,154          147,754               0             750,000         4,800
--------------------------- ---------- ----------- -------------------- ---------------- ---------------- ----------------
                              2000      600,000          525,000               *             468,750         5,100
Jane Hsiao, Ph.D              1999      400,000          270,000(2)            *                   0         4,800
Chief Technical Officer       1998      338,462          200,000               *             375,000         4,800
--------------------------- ---------- ----------- -------------------- ---------------- ---------------- ----------------
                              2000      648,500          200,000               0             150,000         5,100
Rafick G. Henein, Ph.D.       1999      635,123          279,900(2)            0              70,313         4,800
Senior Vice President         1998      613,500           75,000               *             140,625         4,800
--------------------------- ---------- ----------- -------------------- ---------------- ---------------- ----------------


* Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officer.

(1) The amounts set forth in the "All Other Compensation" column represent matching contributions made by IVAX under the IVAX Corporation Employee Savings Plan, an employee retirement plan maintained under Section 401(k) of the Internal Revenue Code.

(2) The amount included in "bonus" for 1999 includes a retention bonus of 5% of 1999 base salary, which was paid to all IVAX employees who were employed in the United States for the period from July 1, 1998 through June 30, 1999, excluding those employees subject to collective bargaining agreements or other retention programs.

(3) Mr. Kaye's salary and other compensation are paid in British pounds. The information in the table is based on the average exchange rate during the applicable year.

(4)  Mr. Flanzraich's employment commenced in May 1998.

(5)  Adjusted to reflect the five-for-four stock split effective May 18, 2001.

(c) Compensation of US$4,858,305 in aggregate was paid to the the Directors in respect of the financial year ended December 31, 2000.

(d) It is estimated that under the arrangements in force at the date of this document compensation of US$2,627,175 (excluding possible bonus payments to be granted at the end of the financial year) in aggregate will be payable to the Directors in respect of the financial year ending December 31, 2001.

4.       AGREEMENTS WITH DIRECTORS AND OFFICERS

(a)      EMPLOYMENT AGREEMENTS

         On November 28, 1997, IVAX entered into employment agreements with Dr. Frost and Mr. Kaye, pursuant to which Dr. Frost serves as Chairman and Chief Executive Officer and Mr. Kaye serves as Deputy Chief Executive Officer and as Chairman of Norton Healthcare Limited, the United Kingdom subsidiary. Pursuant to the agreements, Dr. Frost receives an annual base salary of not less than US$575,000, and Mr. Kaye receives an annual base salary of not less than US$575,000 less certain automobile-related expenses paid on his behalf. The agreements provide for severance payments if either executive's employment is terminated under certain circumstances. The agreements have five-year terms, and automatically renew for additional two-year terms thereafter unless terminated by either party.

         On July 28, 1997, IVAX entered into an employment agreement with Dr. Henein pursuant to which he serves as Senior Vice President and as the President and Chief Executive Officer of IVAX Pharmaceuticals, Inc. Pursuant to the agreement, Dr. Henein was paid a signing bonus of US$200,000 and he was granted options to purchase 468,750 shares of IVAX Common Stock. He is entitled to an annual base salary of not less than US$575,000, an additional annual cash payment of US$38,500 and certain employee benefits, and he is eligible for an annual bonus of up to one hundred percent (100%) of his base salary dependent on the performance of IVAX Pharmaceuticals, Inc. IVAX also agreed to pay Dr. Henein's relocation expenses, including a US$100,000 payment to cover the loss on the sale of his former residence. The agreement provides for severance benefits if Dr. Henein's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

         On January 19, 1998, IVAX entered into an employment agreement with Dr. Hsiao pursuant to which she serves as Chief Technical Officer. Pursuant to the agreement, Dr. Hsiao receives an annual base salary of not less than US$300,000. The agreement provides for severance payments if Dr. Hsiao's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

         On May 26, 1998, IVAX entered into an employment agreement with Mr. Flanzraich pursuant to which he serves as Vice Chairman and President. Pursuant to the agreement, Mr. Flanzraich was paid a signing bonus of US$100,000 and is entitled to receive an annual base salary of not less than US$500,000. The agreement provides for severance payments if Mr. Flanzraich's employment is terminated under certain circumstances. The agreement has a five-year term, and automatically renews for additional two-year terms thereafter unless terminated by either party.

         Pursuant to each of the above agreements, the director or executive is eligible to participate in all bonus plans offered by IVAX to other key executives based in the United States and are eligible to receive stock options as may be determined by the Directors from time to time in their discretion. In addition, Drs. Frost, and Hsiao and Mr Flanzraich are eligible to participate in all savings, incentive and retirement plans and all welfare benefit plans made available by IVAX to other key executives based in the United States. Mr Kaye is eligible to participate in all savings, incentive and retirement plans and all welfare benefit plans made available by Norton Healthcare Limited to other key executives based in England. The Agreements also provide that the executives are eligible to receive payments at two to three times base salary (depending on the date of the termination) if the employment is terminated by IVAX.

         Each Director not employed by IVAX currently receives an annual fee of US$15,000 for his or her service as a director. In addition, each Director is reimbursed for expenses incurred in attending board and committee meetings. Pursuant to the 1994 Stock Option Plan, non-employee directors are automatically granted each year, on the first business day following the annual meeting of shareholders, non-qualified options to purchase 7,500 shares of IVAX Common Stock at an exercise price equal to the fair market value of the IVAX Common Stock on the date of the grant, and having a term of ten years.

(b)      CHANGE IN CONTROL AGREEMENTS

         IVAX has entered into change in control employment agreements with certain officers, including Dr. Frost, Mr. Kaye, Mr. Flanzraich, Dr. Hsiao and Dr. Henein. These agreements are intended to provide protection to key employees and to provide for continuity of management in the event of a change in control. The agreements become effective if a change in control occurs during the three-year period that commences on the execution of the agreement. The period is automatically renewed each year for an additional year, unless IVAX provides notice of non-renewal.

         Under the change in control agreements, a change in control includes any of the following events: (1) the acquisition of forty percent (40%) or more of IVAX Common Stock by a person or group; (2) a change in the majority of the Directors (other than a change approved by the incumbent board); (3) approval by the shareholders of a reorganisation, merger or consolidation; or (4) approval by the shareholders of a liquidation or dissolution or sale of all or substantially all of IVAX's assets. Exceptions are provided for certain transactions, including those where existing shareholders maintain effective control.

         Once the agreements become effective upon a change in control, they have a term of three years. Each agreement provides that a covered officer will have a position, responsibilities and authority at least commensurate with those held during the ninety days preceding the change in control. Each agreement also provides that the covered officer will be paid an annual base salary equal to the highest salary received during the twelve months preceding the change in control; will be entitled to an annual bonus equal to the average annual bonus paid during the three years preceding the change in control; will be entitled to a one-time special bonus equal to his annual base salary plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control if the officer remains employed with IVAX through the six month anniversary of the change in control; and will be entitled to continued participation in IVAX benefit plans, fringe benefits, office support and staff, vacation, and expense reimbursement on the same basis as prior to the change in control, and in any case no less favourable than those provided by IVAX to peer executives (as defined in the agreements).

         If, following a change in control, the officer's employment is terminated for any reason other than death, disability or for cause, or if such officer terminates his or her employment agreement for good reason (as defined in the agreements) or for any reason during the thirty-day period following the six month anniversary of the change in control, then the officer is entitled to a severance payment equal to two times the officer's annual base salary (as defined in the agreements) plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control. In addition, if the special bonus has not been paid to the officer, the severance payment shall be increased by the amount of the special bonus. The agreements also provide that the officer is entitled to continue to participate in IVAX's welfare benefit plans for the full three-year period.

         In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the US Internal Revenue Code of 1986, as amended, IVAX will "gross-up" the officer's compensation for all federal, state and local income and excise taxes and any penalties and interest.

(c)     STOCK OPTIONS

        The following table sets forth information concerning stock option grants (adjusted for the five-for-four stock split effective as of May 18, 2001) made during 2000 to the executive officers named in the "Summary Compensation Table." All stock options identified in the table are nonqualified options and vest in equal portions over four years.

                     STOCK OPTION GRANTS IN FISCAL YEAR 2000



-------------------------- -------------- ------------- ----------- --------------- ------------------------------
                                           PERCENT OF                                    POTENTIAL REALISABLE
                               SHARES        TOTAL                                            VALUE AT
                            UNDERLYING      OPTIONS                                    ASSUMED ANNUAL RATES OF
                              OPTIONS      GRANTED TO    EXERCISE     EXPIRATION      STOCK PRICE APPRECIATION
NAME                          GRANTED      EMPLOYEES       PRICE          DATE             FOR OPTION TERM
-------------------------- -------------- ------------- ----------- --------------- ------------------------------
                                (#)           (%)          ($)                           5%             10%
                                                                                        ($)             ($)
-------------------------- -------------- ------------- ----------- --------------- ------------- ----------------
Phillip Frost, M.D.           562,500         8.9        14.6334       1/12/10       3,350,951    7,809,142
-------------------------- -------------- ------------- ----------- --------------- ------------- ----------------
Isaac Kaye                    562,500         8.9        14.6334       1/12/10       3,350,951    7,809,142
-------------------------- -------------- ------------- ----------- --------------- ------------- ----------------
Neil Flanzraich               468,750         7.4        14.6334       1/12/10       2,792,460    6,507,618
-------------------------- -------------- ------------- ----------- --------------- ------------- ----------------
Jane Hsiao, Ph.D              468,750         7.4        14.6334       1/12/10       2,792,460    6,507,618
-------------------------- -------------- ------------- ----------- --------------- ------------- ----------------
Rafick G. Henein, Ph.D.       150,000         2.4        18.4666       2/02/10       1,127,667    2,627,943
-------------------------- -------------- ------------- ----------- --------------- ------------- ----------------

       The following table sets forth information concerning stock option exercises during 2000 by each of the executive officers named in the "Summary Compensation Table" and the year-end value of unexercised options held by such officers, based on the closing price of US$38.30 on December 29, 2000,adjusted to reflect the five-for-four stock split effective as of May 18, 2001.


-----------------------------------------------------------------------------------------------------------------
                                   STOCK OPTION EXERCISES IN FISCAL YEAR 2000
                                       AND FISCAL YEAR-END OPTION VALUES
-----------------------------------------------------------------------------------------------------------------

                              SHARES
                             ACQUIRED                     NUMBER OF SHARES             VALUE OF UNEXERCISED
                               ON         VALUE        UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
          NAME              EXERCISE    REALIZED     OPTIONS AT FISCAL YEAR END          FISCAL YEAR END
------------------------- ----------- ------------- ------------ --------------- --------------- ---------------
                                                     EXERCISABLE  UN-EXERCISABLE   EXERCISABLE    UN-EXERCISABLE
-------------------------- ----------- ------------- ------------ --------------- --------------- ---------------
                              (#)          ($)           (#)           (#)             ($)             ($)
-------------------------- ----------- ------------- ------------ --------------- --------------- ---------------
Phillip Frost, M.D.         468,750     1,918,770      421,875       703,125        8,702,820       12,642,176
-------------------------- ----------- ------------- ------------ --------------- --------------- ---------------
Isaac Kaye                  375,000     2,714,259      515,625       703,125        9,831,570       12,642,176
-------------------------- ----------- ------------- ------------ --------------- --------------- ---------------
Neil Flanzraich                   0             0      384,375       843,750        9,969,758       17,243,123
-------------------------- ----------- ------------- ------------ --------------- --------------- ---------------
Jane Hsiao, Ph.D.           421,875     3,287,123      328,125       703,125        8,194,384       13,468,744
-------------------------- ----------- ------------- ------------ --------------- --------------- ---------------
Rafick G. Henein, Ph.D.      62,500     1,689,585      494,140       273,048       12,743,461        4,884,847
-------------------------- ----------- ------------- ------------ --------------- --------------- ---------------


       The following table sets forth information concerning stock options granted to the Directors (all of which were granted for nil consideration) and which remained outstanding as at July 16, 2001 (adjusted to reflect stock splits subsequent to the date of grant):


                                               SHARES
                                             UNDERLYING       EXERCISE       EARLIEST
       NAME                                OPTIONS GRANTED     PRICE      EXERCISE DATE   EXPIRATION DATE
       ----                                ---------------     -----      -------------   ----------------
                                                 (#)           (US$)
       Mark Andrews                                  9,375       14.4000     10/06/96        09/06/06
                                                     6,250       28.2000     16/06/00        15/06/10
                                                     7,500       38.5000     18/06/01        17/06/11
                                           ----------------
                                                    23,125

       Ernst Bickert Ph.D.                           6,250       28.2000     16/06/00        15/06/10
                                                     7,500       38.5000     18/06/01        17/06/11
                                           ----------------
                                                    13,750

       Charles Fernandez Ph.D.                       9,375        4.9666     08/06/98        07/06/08
                                                     9,375        5.1334     03/12/98        02/12/08
                                                     9,375        7.1000     18/06/99        17/06/09
                                                     6,250       28.2000     16/06/00        15/06/10
                                                     7,500       38.5000     18/06/01        17/06/11
                                           ----------------
                                                    41,875

       Jack Fishman Ph.D.                            6,250          28.2     16/06/00        15/06/10
                                                     7,500          38.5     18/06/01        17/06/11
                                           ----------------
                                                    13,750

       Neil Flanzraich Ph.D.                         9,375        6.1334     19/09/97        18/09/07
                                                   750,000        4.6666     26/05/99        25/05/05
                                                   468,750       14.6334     13/01/01        12/01/10
                                                   468,750       28.8000     24/01/02        23/01/11
                                           ----------------
                                                 1,696,875

       Phillip Frost M.D.                          140,625       11.0000     24/02/96        23/02/02
                                                   140,625       14.2666     21/02/97        20/02/03
                                                   281,250        4.7666     31/07/99        30/07/05
                                                   562,500       14.6334     13/01/01        12/01/10
                                                   562,500       28.8000     24/01/02        23/01/11
                                           ----------------
                                                 1,687,500

       Jane Hsiao Ph.D.                            187,500        6.8666     14/03/98        13/03/04
                                                   375,000        4.7666     31/07/99        30/07/05
                                                   468,750       14.6334     13/01/01        12/01/10
                                                   468,750       28.8000     24/01/02        23/01/11
                                           ----------------
                                                 1,500,000

       Isaac Kaye                                  140,625       11.0000     24/02/96        23/02/02
                                                   140,625       14.2666     21/02/97        20/02/03
                                                   281,250        4.7666     31/07/99        30/07/05
                                                   562,500       14.6334     13/01/01        12/01/10
                                                   562,500       28.8000     24/01/02        23/01/11
                                           ----------------
                                                 1,687,500


5.       DIRECTORS' AND OTHERS' INTERESTS

(a)      DIRECTORS' INTERESTS

         The interests of each Director, including any connected person, the existence of which is known to, or could with reasonable diligence be ascertained by, that Director whether or not held through another party, in the issued share capital of IVAX are set out in the table below:

        NAME                                                NUMBER OF SHARES
        ----                                                ----------------

Mark Andrews                                                      59,625 (1)
Ernst Biekert, Ph.D.                                              42,500
Charles M. Fernandez                                              62,500
Jack Fishman, Ph.D.                                            3,681,153 (2)
Neil Flanzraich                                                   17,223
Phillip Frost, M.D.                                           30,487,381 (3)
Jane Hsiao, Ph.D.                                              5,828,786 (4)
Isaac Kaye                                                        56,250 (5)


------------
(1) Includes 5,250 shares held by a trust for the benefit of Mr. Andrews' children.

(2)  Includes 12,500 shares held by Dr. Fishman's wife.

(3) Includes 24,044,425 shares held by Frost-Nevada Limited Partnership ("FNLP") and 937,500 shares which may be acquired by FNLP upon exercise of a warrant. Dr. Frost is the sole limited partner of FNLP and the sole shareholder of Frost-Nevada Corporation, the general partner of FNLP. Also includes305,625 shares held by Dr. Frost's wife. Dr. Frost's business address is 4400 Biscayne Boulevard, Miami, Florida 33137.

(4) Includes 1,845,553 shares held as trustee for the benefit of certain family members.

(5)  Includes 56,250 shares owned by Woodworth Investment Ltd.

(b)      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Whitman Education Group, Inc. ("Whitman") leases approximately 6,964 square feet of office space from IVAX in Miami, Florida at an annual rental of US$153,031. The lease may be terminated by either party upon 180 days notice. Phillip Frost and Neil Flanzraich serve as directors of Whitman. In addition, Dr. Frost is a principal shareholder of Whitman. IVAX paid US$1,968,525 to PharmAir Corporation ("PharmAir") for use of an airplane in 2000 and intends to make additional payments to PharmAir for use of the airplane in 2001. PharmAir is indirectly beneficially owned by Dr. Frost.

         In November 1999, IVAX borrowed US$50,000,000 from Frost-Nevada Limited Partnership to pay for part of the purchase of IVAX Common Stock from BASF Corporation. The loan had an original term of 14 months and bore simple interest at the rate of 10% per year. On June 30, 2000 the loan was repaid. In connection with this transaction, IVAX also granted to Frost-Nevada Limited Partnership a warrant to purchase 937,500 shares of IVAX Common Stock at a price of US$9.60 per share, exercisable immediately and expiring seven years from the date of grant.

         Other than Dr. Frost and Neil Flanzraich in respect of the matters described in this paragraph 5(b), none of the Directors has or has had any interest in transactions which are or were unusual in their nature or conditions or significant to the business of the IVAX Group and which were effected by IVAX (a) during the current or immediately preceding financial year or (b) during an earlier financial year and remain in any respect outstanding or unperformed.

(c)      SUBSTANTIAL INTERESTS

         The following persons are the only persons (other than Directors) known to IVAX on the basis of all required public disclosures to be directly or indirectly interested in 3% or more of the issued IVAX Common Stock:

        NAME                                               NUMBER OF SHARES
        ----                                               ----------------

Putnam Investment, LLC                                       13,318,960(1)

Putnam Investment Management, LLC                            10,814,337(1)

------------
(1) Based on information contained in a Schedule 13G dated February 20, 2001, filed by Marsh & McLennan Companies, Inc., includes 10,814,337 shares owned by Putnam Investment Management, LLC and 2,504,623 shares owned by The Putnam Advisory Company, LLC, wholly owned subsidiaries of Putnam Investment, LLC. Putnam Investment, LLC disclaims beneficial ownership of these shares. Putnam Investment, LLC's and Putnam Investment Management, LLC's business address is One Post Office Square, Boston, Massachusetts 02109.

6.       INCORPORATION AND STATUS

         IVAX was incorporated in (and is subject to the laws of the state of) Florida in 1993, as successor to a Delaware corporation formed in 1985.

7.       IVAX SUBSIDIARIES

         The following is a list of subsidiaries of IVAX:

                                                                     PROPORTION OF      JURISDICTION OF
NAME AND REGISTERED OFFICE                  TYPE OF BUSINESS         CAPITAL HELD       ORGANISATION
--------------------------                  ----------------         ------------       ----------------

AXIV International Limited                  Holding Company          100%               Ireland
Arthur Cox Building
Earlsfort Terrace
Dublin 2, Ireland

Baker Norton International GmbH             R & D                    100%               Switzerland
St. Leonhardstrasse 20                      Holding Company
Post Fach 327
9001, St. Gallen, Switzerland

Baker Norton U.S., Inc.                     Holding Company          100%               Florida
4400 Biscayne Boulevard
Miami, FL  33137

Beijing Jiai Pharmaceuticals Limited        Manufacturing            100%               China
Liability Company
No. 38, Xueyuan Lu
Beijing 100083, China

C.K. Netpharma Oy                           Sales and                100%               Finland
Alexandersgatan 17                          Marketing
00100 Helsingfors

Coverdale B.V.                              Holding Company          100%               Netherlands
Officia 1, De Boelelaan 7
1083 HJ Amsterdam, The Netherlands

Cummins Properties, Inc.                    Holding Company          100%               Florida
4400 Biscayne Boulevard
Miami, FL  33137

D & N Holding Company                       Holding Company          100%               Delaware
c/o The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801

Diamedix Corporation                        Develops, manufactures   100% owned by      Florida
2140 North Miami Avenue                     markets Diagnostics      IVAX Diagnostics
Miami, FL  33127                            Products

Delta Biologicals, S.r.l.                   Manufacturing of         100% owned by      Italy
Via Costarica 14                            Diagnostic Products      IVAX Diagnostics
00040 Pomezia, Roma, Italy


                                                                     PROPORTION OF      JURISDICTION OF
NAME AND REGISTERED OFFICE                  TYPE OF BUSINESS         CAPITAL HELD       ORGANISATION
--------------------------                  ----------------         ------------       ----------------


DVM Pharmaceuticals, Inc.                   Sales and                100%               Florida
4400 Biscayne Boulevard                     Manufacturing of
Miami, FL 33137                             Veterinary products

Eagle Invest Limited                        Holding Company          100%               British Virgin
P.O. Box 146                                                                            Islands
Road Town
Tortola
British Virgin Islands

Elmor, S.A.                                 Holding Company          100%               Venezuela
Calle Girasol con Avenue
Rio de Oro, Edf. Elmor
Prados del Este, ZP1080-A
Caracas, Venezuela
Apartado postal 80.444

Elvetium Peru S.A.                          Sales                    100%               Peru
Av. Larco 930, of. 1001
Miraflores, Lima, Peru

Elvetium S.A. (Argentina)                   Manufacturing and        100%               Argentina
Catulo Castillo 2437                        Sales
1261 Buenos Aires
Argentina

Elvetium S.A. (Uruguay)                     Sales                    100%               Uruguay
Av. Uruguay 1227
Montevideo, R.O. del Uruguay

Farmagonist AB                              Holding Company          100%               Sweden
Ledstiernan Partners AB
Birger Jarlsgatan 14
114 34 Stockholm

Goldline Laboratories, Inc.                 Sales and                100%               Florida
4400 Biscayne Boulevard                     Marketing
Miami, FL  33137

Immunovision, Inc                           Manufacturing, Sales     100% owned by      Florida
1820 Ford Avenue                            and Marketing            IVAX Diagnostics
Springdale, Arkansas  72764

Indiana Protein Technologies, Inc.          R & D                    100%               Indiana
Ronald E. Zimmerman, President
122 South Park Boulevard
Greenwood, IN  46143

Inversiones Glaciar I Limitada              Holding Company          100%               Chile
Gertrudis Echenique 30,  Piso 12
Las Condes, Santiago, Chile

IVAX Asia Limited                           Sales                    100%               Hong Kong
1805 Kodak House II
321 Java Road
North Point, Hong Kong

IVAX (Bermuda) Ltd.                         Holding Company          100%               Bermuda
Milner House
18 Parliament Street
Hamilton HM 12
Bermuda


                                                                     PROPORTION OF      JURISDICTION OF
NAME AND REGISTERED OFFICE                  TYPE OF BUSINESS         CAPITAL HELD       ORGANISATION
--------------------------                  ----------------         ------------       ----------------


IVAX Corporation                            Holding Company          100%               Florida
4400 Biscayne Boulevard
Miami, FL  33137

IVAX-CR, a.s.                               Manufacturing and Sales  98.1%              Czech Republic
Ostravska 29
74770 Opava 9
Czech Republic

IVAX-CR, a.s.                               Sales                    98.1%              Russia
`Stoleshniki' Business Centre
Building 9, Dmitrovsky Pereulok, Floor 5
Moscow 103031 Russia

IVAX Drug Research Institute                R& D                     100%               Hungary
Limited
P.O. Box 82
H-1325
Budapest, Hungary or
Berlini utca 47-49
1045 Budapest, Hungary

IVAX India PVT Limited                      R & D                    100%               India
250, Oshiwara Industrial Centre,
Opp. Oshiwara Bus Depot,
Link Road, Goregaon  (W)
Mumbai 400 104, India

IVAX Laboratories, Inc.                     R & D                    100%               Florida
4400 Biscayne Boulevard
Miami, FL  33137

IVAX D Sub, LLC.                            Holding Company          100%               Florida
4400 Biscayne Boulevard
Miami, FL  33137

IVAX Diagnostics, Inc.                      Sales and marketing      70%                Florida
2140 North Miami Avenue
Miami, FL  33127

IVAX Holdings AG                            Holding Company          100%               Switzerland
St. Leonhardstrasse 20
Post Fach 327
9001, St. Gallen, Switzerland

IVAX Holdings C.I.                          Holding Company          100%               Cayman Islands
c/o Maples and Calder
P.O. Box 309
Grand Cayman, Cayman Islands
British West Indies

Ivax International B.V.                     Holding Company          100%               Netherlands
Officia 1, De Boelelaan 7
1083 HJ Amsterdam, The Netherlands

Ivax International (Luxembourg) Sarl        Holding Company          100%               Luxembourg
L-2086 Luxembourg
23, Avenue Monterey
Luxembourg


                                                                     PROPORTION OF      JURISDICTION OF
NAME AND REGISTERED OFFICE                  TYPE OF BUSINESS         CAPITAL HELD       ORGANISATION
--------------------------                  ----------------         ------------       ----------------

IVAX interactive Inc.                       Internet Services        100%               Florida
4400 Biscayne Boulevard
Miami, FL  33137

IVAX Pharmaceuticals, Inc.                  Sales and                100%               Florida
4400 Biscayne Boulevard                     Marketing
Miami, FL  33137

IVAX Pharmaceuticals Canada, Inc.           Holding Company          100%               Canada
c/o Frasner Milner & Casgrain
1, Place Ville-Marie
Montreal (Quebec) Canada H3B 4M7

IVAX Pharmaceuticals Caribe, Inc.           Manufacturing            100%               Delaware
Street C, Lot 18-19
Cidra Industrial Park
Cidra, PR  07390

IVAX Pharmaceuticals                        Manufacturing            100%               Florida
Golden Glades, Inc.
50 Northwest 176th Street
Miami, FL  33169

IVAX Pharmaceuticals NV, Inc.               R & D                    100%               Florida
140 Legrand Avenue
Northvale, NJ  07647

IVAX Pharmaceuticals Pralex, Inc.           Manufacturing            100%               Delaware
5127 Mount Welcome
Christiansted, St. Croix, USVI  00820

Ivax Specialty Chemicals Sub, LLC.          Holding Company          100%               Florida
4400 Biscayne Boulevard
Miami, FL  33137

IVAX UK Limited                             Holding Company          100%               England
Albert Basin, Royal Docks
London, England  E16 2QJ

Kilburn B.V.                                Holding Company          100%               Netherlands
Officia 1, De Boelelaan 7
1083 HJ Amsterdam, The Netherlands

Kunming Baker Norton Pharmaceutical Co.,    Joint Venture -          50%                China
Ltd.                                        Manufacturing
West suburb
Kunming, 650100 People's Republic of China

Laboratorios Elmor, S.A.                    Manufacturing and        100%               Venezuela
Edif. Elmor                                 Sales
Calle Girasol
Prados del Este, Caracas 1080-A
Venezuela, Aptdo. Postal 80.444


                                                                     PROPORTION OF      JURISDICTION OF
NAME AND REGISTERED OFFICE                  TYPE OF BUSINESS         CAPITAL HELD       ORGANISATION
--------------------------                  ----------------         ------------       ----------------

Laboratorios Elmor, S.A. (Guacara)          Holding Company          100%               Venezuela
Urbanizacion Industrial El Nepe
Calle 2 con Transversal 2
Guacara ZP 2015-A
Estado Carabobo, Venezuela
Apartado Postal 134

Laboratorios Fustery,                       Manufacturing and        100%               Mexico
S.A. DE C.V.                                Sales
Calz. De Tlalpan N(degree)3007
Col. Sta. Ursula Coapa
C.P. 04650 Mexico, D.F.

Maancirkel Holding B.V                      Holding Company          100%               Netherlands
Officia 1, De Boelelaan 7
1083 HJ Amsterdam, The Netherlands

Medimport Scandinavia AB                    Sales and Marketing      100%               Sweden
Birger Jarlsgatan  37, 6tr
111 45  Stockholm
Sweden

Netpharma Scandinavia AB                    Sales and                100%               Sweden
Birger Jarlsgatan 37, 6 tr.                 Marketing
SE-111 45 STOCKHOLM
SWEDEN

Norton Gelkaps Gelatine Kapsel              Manufacturing            100%               Germany
Produktion GmbH
AM Hunengrab 20
16928 Falkenhagen, Germany

Norton Healthcare Limited                   Manufacturing            100%               England
Albert Basin, Royal Docks
London, England  E16 2QJ

Norton Healthcare (Proprietary) Limited     Sales                    100%               South Africa
Shell House
9 Riebeeck Street
Cape Town 8001
South Africa

Norton Poland Sp.z.o.o.                     Marketing                100%               Poland
Apartment No. 1 Kubickeigo 7
Warsaw, Poland

Norton (Waterford) Limited                  Holding Company          100%               Ireland
Industrial Estate
Waterford, Ireland  R01

Norton SAS                                  Sales                    100%               France
192 Ave Charles de Gaulle
92523 Neuilly Sur Seine
CEDEX
FRANCE


                                                                     PROPORTION OF      JURISDICTION OF
NAME AND REGISTERED OFFICE                  TYPE OF BUSINESS         CAPITAL HELD       ORGANISATION
--------------------------                  ----------------         ------------       ----------------

Novaserben, S.A. DE C.V.                    Administrative           100%               Mexico
Ave. Vasconcelos ote. 365 primer piso       Service Company
Col. Santa Engracia
66262 San Pedro Garza Carcia N.L.
Mexico

Soft Drugs, Inc .                           Holding Company          100%               Florida
4400 Biscayne Boulevard
Miami, FL  33137

Vitrium Division Farmaceutica,              Manufacturing and        100%               Mexico
S.A. DE C.V.                                Sales
Ave. Vasconcelos ote. 365 primer piso
Col. Santa Engracia
66262 San Pedro Garza Carcia N.L.
Mexico

Wakefield Pharmaceuticals, Inc.             Sales and                100%               Florida
3310 Maxwell Road                           Marketing
Suite 100
Alpharetta, Georgia 30004

Welfer De Mexico, S.A. DE C.V.              Holding Company          100%               Mexico
Ave. Vasconcelos ote. 365 primer piso
Col. Santa Engracia
66262 San Pedro Garza Carcia N.L.
Mexico

XenoBiotic Laboratories, Inc.               Research                 100%               Delaware
 107 Morgan Lane
Plainsboro, New Jersey 08536

Zenith Goldline Dermatologicals, Inc.       Holding Company          100%               Florida
4400 Biscayne Boulevard
Miami, FL  33137

--------------
o   branch offices not included


8.       SHARE CAPITAL

         The share capital of IVAX as at July 1, 2001 (being the last practicable date prior to the issue of this document) was and upon Admission will be as follows:


                                   DESCRIPTION                  AMOUNT                     NUMBER
                                   -----------                  ------                     ------
AUTHORISED                   IVAX Common Stock               US$43,750,000              437,500,000

ISSUED AND FULLY PAID        IVAX Common Stock             US$20,037,410.60             200,374,106



         AUTHORIZED SHARES AND STOCK SPLITS

         As of December 31, 1999, the aggregate number of shares of IVAX Common Stock which IVAX had authority to issue was 250,000,000.

         On January 14, 2000 the Directors approved a three-for-two stock split effective February 22, 2000 in the form of a stock dividend for shareholders of record as of February 1, 2000.

         On June 15, 2000 the shareholders of IVAX approved an increase in authorized shares from 250,000,000 to 350,000,000.

         On April 20, 2001 the Directors approved a five-for-four stock split in the form of a 25% dividend which was paid in IVAX Common Stock on May 18, 2001. The stock split had a record date of May 1, 2001. In connection with the stock split, the Directors approved a proportionate increase in IVAX authorized common stock from 350,000,000 shares to 437,500,000 shares.

         Effective as of May 18, 2001 the aggregate number of shares of IVAX Common Stock which IVAX had authority to issue was 437,500,000.

         ISSUED SHARES

         As of December 31, 1998 there were 114,835,497 shares of IVAX Common Stock issued and outstanding.

         As of December 31, 1999 there were 152,234,860 shares of IVAX Common Stock issued and outstanding.

         As of December 31, 2000 there were 158,837,361 shares of IVAX Common Stock issued and outstanding.

         As of July 1, 2001, there were 200,374,106 shares of IVAX Common Stock issued and outstanding.

         The existing issued shares of IVAX Common Stock are in registered form and are capable of being held in uncertificated form.

         DIVIDENDS

         IVAX did not pay cash dividends on IVAX Common Stock during 1999 or 2000 and the Directors do not intend to pay any cash dividends in the foreseeable future.

         CONVERTIBLE SENIOR SUBORDINATED NOTES

         During May 2000 US$250 million of 5 1/2% Convertible Senior Subordinated Notes due 2007 of IVAX ("5 1/2% Notes") was issued in a transaction exempt from the Securities Act to qualified institutional buyers (as defined in Rule 144A under the Securities Act), accredited investors (as defined in Rule 501 under the Securities Act) and non-U.S. persons (as defined in Regulation S under the Securities Act). The 5 1/2% Notes are convertible at any time prior to maturity, unless previously redeemed, into 33.65 shares of IVAX Common Stock per

         US$1,000 of principal amount of the 5 1/2% Notes. This ratio results in a conversion price of approximately US$29.72 per share of IVAX Common Stock. The 5 1/2% Notes are redeemable by IVAX on or after May 29, 2003. In connection with the issuance of the 5 1/2% Notes, IVAX and the initial purchaser entered into a Registration Rights Agreement pursuant to which, IVAX filed with the SEC a shelf registration statement to cover resales of the notes and the underlying common stock by the holders thereof.

         During May 2001 a total of US$725 million of 4 1/2% Convertible Senior Subordinated Notes due 2008 of IVAX ("4 1/2% Notes") was issued in a transaction exempt from the Securities Act to qualified institutional buyers (as defined in Rule 144A under the Securities Act), accredited investors (as defined in Rule 501 under the Securities Act) and non-U.S. persons (as defined in Regulation S under the Securities Act). The 4 1/2% Notes are convertible at any time prior to maturity, unless previously redeemed, into 24.97 shares of IVAX Common Stock per US$1,000 of principal amount of the 4 1/2% Notes at a price of US$40.05 per share of IVAX Common Stock. The 4 1/2% Notes are redeemable by IVAX on or after May 29, 2004. The 4 1/2% Notes are unsecured subordinated obligations of IVAX and rank pari-passu with the 5 1/2% Notes. In connection with the issuance of the 4 1/2% Notes, IVAX and the initial purchaser entered into a Registration Rights Agreement pursuant to which, IVAX agreed to file with the SEC within 90 days of the date on which IVAX issued the notes, a shelf registration statement to cover resales of the notes and the underlying common stock by the holders thereof.

         SETTLEMENT

         It is common practice for IVAX Common Stock to be registered in the names of nominees, such as stockbrokers and banks, in order to facilitate dealings in the stock. In such cases, dealings can be effected through the relevant stockbroker or bank, without the need for the transferor to complete, execute and deliver a stock power and a share certificate.

         The price for IVAX Common Stock on the London Stock Exchange, as shown in the London Stock Exchange Daily Official List, will be expressed in United States dollars. Transactions on the London Stock Exchange will normally be effected for settlement on the third dealing day after the date of this transaction. Settlement will normally be made by the delivery of certificates in the United States against payment in the United States or confirmation of payment in London. Purchasers of IVAX Common Stock on the London Stock Exchange who have not appointed a proxy in the United States should consult their London broker or banker.

9.       ARTICLES OF INCORPORATION AND BYLAWS

(a)      ARTICLES OF INCORPORATION

         IVAX's articles of incorporation (the "Articles") provide, at Article VI, that it is organized for the purpose of transacting any or all lawful business for corporations organized under the Florida Business Corporation Act.

         The Articles were amended effective as of May 18, 2001 pursuant to the provisions of Section 607.1006 of the Florida Statutes, as follows:
         Article III of the Articles was deleted in its entirety and replaced with the following:

         "ARTICLE III - CAPITAL STOCK

         The aggregate number of shares which the Corporation shall have authority to issue is Four Hundred Thirty Seven and One Half Million (437,500,000) shares of Common Stock, par value US$0.10 per share."

         This amendment was duly adopted by the Directors at a meeting held on April 20, 2001 and did not require shareholder approval pursuant to Florida law as such proportionate increase was in connection with the five-for-four stock split, also approved on April 20, 2001, effective as of May 18, 2001.

(b)      BYLAWS

         IVAX's bylaws (the "Bylaws"), which are available for inspection at the address specified in paragraph 18 below, include provisions to the following effect:

        (i)       SHAREHOLDER QUORUM

         Except as otherwise required by law, or by the Articles of Incorporation, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Any number of shareholders, even if less than a quorum, may adjourn the meeting from time to time and place to place without further notice until a quorum is obtained. When a specified item of business is required to be voted on separately by a particular class or series of stock, the presence of a majority of the shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series, except as otherwise required by law, by the Articles of Incorporation or by the terms of the particular class or series of shares. If less than a quorum of shares entitled to vote on a matter, as above defined, shall be present at the time and place for which a meeting shall be called, the Chairman of the Board of Directors, or secretary or the holders of a majority of the shares represented may adjourn any such meeting from time to time without notice other than by announcement at such meeting, until the number of shares requisite to constitute a quorum shall be present. At any adjourned meeting at which a quorum, as above defined, shall be present, in person or by proxy, any business may be transacted which might have been transacted at the meeting as originally called.

         (ii)     SHAREHOLDER VOTING

         If a quorum is present, action on a matter is approved and shall be the act of the shareholders if the votes cast favoring the action exceed the votes cast against the action, except as otherwise provided in
         Section 6 of Article II of the Bylaws (in relation to the election of Directors and described at paragraph 9 (b) (v) below) or the Articles of Incorporation or as required by law. Except as otherwise provided in the Articles of Incorporation or as required by law, each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

         (iii)    DIVIDENDS AND DISTRIBUTIONS ON LIQUIDATION TO SHAREHOLDERS

         The Board of Directors may, from time to time, declare distributions to its shareholders in cash, property, or its own shares, unless the distribution would cause (i) IVAX to be unable to pay its debts as they become due in the usual course of business, or (ii) IVAX's assets to be less than its liabilities plus the amount necessary, if IVAX were dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose rights are superior to those receiving the distribution. The shareholders and IVAX may enter into an agreement requiring the distribution of corporate profits, subject to the provisions of applicable law.

         (iv)     TRANSFER OF SHARES

         Any certificate for shares of IVAX shall be transferable (subject to any applicable restrictions imposed or which may be imposed by law, contract or otherwise) in person or by attorney upon the surrender thereof to IVAX or any transfer agent therefor (for the class of shares represented by the certificate surrendered) properly endorsed for transfer and accompanied by such assurances as IVAX or such transfer agent may require as to the genuineness and effectiveness of each necessary endorsement.

         (v)      DIRECTORS

         The Directors, as such, shall be entitled to receive such reasonable compensation for their services as may be fixed from time to time by resolution of the Board of Directors. In addition, the Directors may be reimbursed for expenses of attending meetings of the Board of Directors and committees thereof and meetings of the shareholders. Members of the executive committee or of any standing or special committee of the Board of Directors may by resolution of the Board of Directors be allowed such compensation for their services as the Board of Directors may deem reasonable, and additional compensation may be allowed to Directors for special services rendered.

         The Board of Directors shall consist of a number of persons not less than two, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of all the Directors then holding office at any special or regular meeting. Any resolution increasing or decreasing the number of Directors shall have the effect of creating or eliminating a vacancy or vacancies, as the case may be, provided that no resolution shall reduce the number of Directors below the number then holding office.

         Each Director shall hold office until the annual meeting next succeeding his election and until his successor is elected and qualified, or until his earlier resignation, removal from office or death.

         Directors shall be elected at the annual meeting of shareholders, but when the annual meeting is not held or Directors are not elected thereat, they may be elected at a special meeting called and held for that purpose. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

         Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by the shareholders or by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A Director elected to fill a vacancy shall hold office only until the next election of directors by the shareholders. If there are no remaining directors, the vacancy shall be filled by the shareholders.

         At a meeting of shareholders, any director or the entire Board of Directors may be removed, with or without cause, provided the notice of the meeting states that one of the purposes of the meeting is the removal of the Director or Directors. A Director may be removed only if the number of votes cast for removal exceeds the number of votes cast against removal.

         A majority of the number of directors fixed pursuant to the Bylaws shall constitute a quorum for the transaction of business The act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

        The Directors shall appoint a Chairman of the Board of Directors, a chief executive officer, a president, and a secretary. A person may hold more than one such office. The Directors may from time to time create such offices and appoint such other officers, subordinate officers and assistant officers as it may determine. The Chairman of the Board, shall be, but the other officers need not be, chosen from among the members of the Board of Directors. Each officer shall hold office at the pleasure of the Board of Directors, and perform such duties as the Board of Directors may prescribe. The Board of Directors may, from time to time, authorize any officer to appoint and remove subordinate and assistant officers, to prescribe their authority and duties, and to fix their compensation.

        The officers of IVAX shall hold office at the pleasure of the Board of Directors, and, unless sooner removed by the Board of Directors, until the annual meeting of the Board of Directors following the date of their appointment and until their successors are chosen and qualified. The Board of Directors may remove any officer at any time, with or without cause. A vacancy in any office established by these Bylaws or created by the Board of Directors shall be filled by the Board of Directors.

        The Chairman of the Board shall preside at all meetings of the Board of Directors and meetings of shareholders.

        The chief executive officer shall exercise supervision over the management of the business of IVAX and its several officers, subject, however, to the oversight of the Board of Directors. In the absence of the Chairman of the Board, he shall preside at meetings of the shareholders.

        The president shall exercise supervision over the management of the business of IVAX and its several officers, subject, however, to the oversight of the Board of Directors and the chief executive officer. In the absence of the Chairman of the Board and chief executive officer, he shall preside at meetings of the shareholders.

        Neither the Chairman, the chief executive officer nor the president may be removed from office unless such removal shall have first been approved by a majority of the whole Board of Directors.

        Any director or officer of IVAX may resign his office at any time upon presenting his written resignation to the Board of Directors, the Chairman of the Board, the chief executive officer, the president or the secretary, and, unless some time be fixed in such resignation as the date upon which it is to become effective, the same shall become effective immediately upon presentation. The acceptance of a resignation shall not be required to make it effective, unless otherwise so stated in such resignation, and in that event it shall become effective at the pleasure of the Board of Directors.

        Unless otherwise ordered by the Board of Directors, the Chairman of the Board, the chief executive officer, or the president shall, in the order above stated, have full power and authority on behalf of IVAX to attend, act and vote at any meeting or meetings of shareholders of any corporation in which IVAX may hold stock or other securities, and at any such meeting shall possess and may exercise on behalf of IVAX any and all of the rights and powers incident to the ownership of such stock or other securities. The person having the power and authority as set forth above may in his discretion delegate the same to another person that he designates to act on behalf of the corporation at any given meeting. The Board of Directors, by resolution, may from time to time confer like powers upon any other person or persons.

10.     STOCK INCENTIVE PLANS

        IVAX administers and has stock options outstanding under IVAX's 1997 Employee Stock Option Plan ("1997 Plan"), IVAX's 1994 Stock Option Plan ("1994 Plan"), IVAX's 1985 Stock Option Plan ("1985 Plan"), and certain stock option plans assumed in business acquisitions. The options outstanding under the plans assumed in the business acquisitions were converted into options to acquire IVAX Common Stock using the applicable exchange ratios. No additional stock options may be issued under the 1985 Plan or the plans assumed in the business acquisitions.

        The 1997 Plan permits the issuance of options to employees and consultants to purchase up to 7,500,000 shares of IVAX Common Stock. On February 26, 1999, IVAX's Board of Directors approved an increase to 15,000,000 shares of IVAX Common Stock that may be issued under the 1997 Plan. The 1994 Plan permits the issuance of options to employees, non-employee directors and consultants to purchase up to 13,125,000 shares of IVAX Common Stock. Both plans provide that the exercise price of the issued options shall be no less than the fair market value of the IVAX Common Stock on the date of grant and that the option terms shall not exceed ten years.

         The following table presents additional information concerning the activity in the stock option plans (number of shares in thousands):


                                   -------------------------- --------------------- -----------------------
                                             2000                     1999                   1998
                                   -------------------------- --------------------- -----------------------
                                   NUMBER OF     WEIGHTED     NUMBER    WEIGHTED    NUMBER OF   WEIGHTED
                                     SHARES       AVERAGE     OF        AVERAGE       SHARES    AVERAGE
                                                 EXERCISE      SHARES   EXERCISE                EXERCISE
                                                   PRICE                  PRICE                   PRICE
---------------------------------- ----------- -------------- --------- ----------- ----------- -----------
Balance at beginning of year           12,240        $   7.31   16,806     $   7.60     18,858      $ 10.60
 Granted
 Exercised
 Terminated/exchanged                   6,634           17.63     1118         7.62     10,057         4.66
                                       (4,483)           7.83   (2,369)        5.16       (746)        3.97
                                         (706)          10.68   (3,315)        9.60    (11,363)       10.22
---------------------------------- ----------  -------------- --------  ----------------------  -----------
Balance at end of year                 13,685           11.88   12,240         7.31     16,806         7.60
---------------------------------- ----------  -------------- --------  ----------------------  -----------
Exercisable at December 31              4,593        $   7.55    6,658     $   8.66      9,244      $  9.30
---------------------------------- ----------  -------------- --------  ----------------------  -----------


        The following table summarises information about fixed stock options outstanding at December 31, 2000 (number of shares in thousands):

-------------------------- ----------------------------------------------- ------------------------------
                                        OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
-------------------------- ----------------------------------------------- ------------------------------
RANGE OF EXERCISE PRICES      NUMBER          WEIGHTED        WEIGHTED         NUMBER         WEIGHTED
                            OUTSTANDING       AVERAGE          AVERAGE      EXERCISABLE        AVERAGE
                            AT 12/31/00      REMAINING        EXERCISE      AT 12/31/00    EXERCISE PRICE
                                          CONTRACTUAL LIFE      PRICE
-------------------------- -------------- ----------------- -------------- --------------- --------------
0.00 - 3.94                     146            3.7              3.62            123              3.60
-------------------------- -------------- ----------------- -------------- --------------- --------------
3.95 -7.88                    5,425            4.2              5.12          2,943              5.00
-------------------------- -------------- ----------------- -------------- --------------- --------------
7.89 - 11.82                    938            2.2             10.13            752             10.41
-------------------------- -------------- ----------------- -------------- --------------- --------------
11.83 - 15.76                 4,174            7.1             14.55            641             14.04
-------------------------- -------------- ----------------- -------------- --------------- --------------
15.77 - 19.70                 2,028            6.0             18.46            109             18.40
-------------------------- -------------- ----------------- -------------- --------------- --------------
19.71 - 23.64                   404            6.3             21.74             --                --
-------------------------- -------------- ----------------- -------------- --------------- --------------
23.65 - 27.58                     1            6.6             23.80             --                --
-------------------------- -------------- ----------------- -------------- --------------- --------------
27.59 - 31.52                   320            6.7             28.61             25             28.20
-------------------------- -------------- ----------------- -------------- --------------- --------------
31.53 - 35.46                   230            6.7             34.29             --                --
-------------------------- -------------- ----------------- -------------- --------------- --------------
35.47 - 39.40                    19            6.6             38.93             --                --
-------------------------- -------------- ----------------- -------------- --------------- --------------
                             13,685            5.4          $  11.88          4,592        $     7.55
-------------------------- -------------- ----------------- -------------- --------------- --------------


        The following table summarises information about stock options outstanding at July 25, 2001:

-------------------------------------- -------------------------------- ---------------------------------
RANGE OF EXERCISE PRICES               OPTIONS EXERCISABLE              OPTIONS OUTSTANDING
-------------------------------------- -------------------------------- ---------------------------------
0.00 - 3.94                              109,935                          132,671
-------------------------------------- -------------------------------- ---------------------------------
3.95 -7.88                             2,845,757                        4,701,158
-------------------------------------- -------------------------------- ---------------------------------
7.89 - 11.82                             729,052                          895,347
-------------------------------------- -------------------------------- ---------------------------------
11.83 - 15.76                            857,748                        1,655,565
-------------------------------------- -------------------------------- ---------------------------------
15.77 - 19.70                            818,445                        3,755,247
-------------------------------------- -------------------------------- ---------------------------------
19.71 - 23.64                             73,736                          372,128
-------------------------------------- -------------------------------- ---------------------------------
23.65 - 27.58                              6,250                        2,414,386
-------------------------------------- -------------------------------- ---------------------------------
27.59 - 31.52                             98,278                        2,527,500
-------------------------------------- -------------------------------- ---------------------------------
31.53 - 35.46                                  0                          227,188
-------------------------------------- -------------------------------- ---------------------------------
35.47 - 39.40                             30,000                           87,250
-------------------------------------- -------------------------------- ---------------------------------


        In December 1997, IVAX instituted a stock option exchange program in which it offered holders of certain outstanding out-of-the-money (exercise price in excess of then market prices) stock options, excluding executive officers and directors of IVAX, the right to exchange such options for the same or a lesser number of new options with a lower exercise price and, in some cases, a modified vesting schedule and term. As a result of the exchange program, on January 23, 1998, approximately 5,625,000 stock options with exercise prices ranging from US$5.27 to US$18.60 were exchanged for approximately 3,938,000 stock options with an exercise price of US$4.44.

        IVAX's pro forma net income, pro forma net income per common share and pro forma weighted average fair value of options granted, with related assumptions, assuming IVAX had adopted the fair value method of accounting for all stock-based compensation arrangements consistent with the provisions of SFAS No. 123, using the Black-Scholes option pricing model for all options granted after January 1, 1995, are indicated below:


---------------------------------------------------------------------------------------------------------
                                                                    YEAR ENDED DECEMBER 31
----------------------------------------------------- ---------------------------------------------------
                                                            2000             1999             1998
----------------------------------------------------- ----------------- ---------------- ----------------
Net income as reported                                $   131,044       $    70,722           71,594
----------------------------------------------------- ----------------- ---------------- ----------------
Pro forma net income                                      114,098            66,298           65,973
----------------------------------------------------- ----------------- ---------------- ----------------
Basic EPS as reported                                        0.67              0.35             0.32
----------------------------------------------------- ----------------- ---------------- ----------------
Pro forma basic EPS                                          0.58              0.34             0.30
----------------------------------------------------- ----------------- ---------------- ----------------
Diluted EPS as reported                                      0.64              0.34             0.32
----------------------------------------------------- ----------------- ---------------- ----------------
Pro forma diluted EPS                                        0.56              0.32             0.30
----------------------------------------------------- ----------------- ---------------- ----------------
Pro forma weighted average fair value of options      $      8.31       $      3.24             1.22
granted
----------------------------------------------------- ----------------- ---------------- ----------------
Expected life (years)                                         5.4               4.1              4.6
----------------------------------------------------- ----------------- ---------------- ----------------
Risk-free interest rate                               5.44 - 6.63%      4.57 - 6.08%      4.37-5.65%
----------------------------------------------------- ----------------- ---------------- ----------------
Expected volatility                                           25%               27%              27%
----------------------------------------------------- ----------------- ---------------- ----------------
Dividend yield                                                 0%                0%               0%
----------------------------------------------------- ----------------- ---------------- ----------------


        As the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. In addition, valuations are based on highly subjective assumptions about the future, including stock price, volatility and exercise patterns.

              EMPLOYEE STOCK PURCHASE PROGRAM

              On June 17, 1999, the IVAX Corporation 1999 Employee Stock Purchase Plan ("ESPP") was approved at the Annual Meeting of Shareholders. IVAX's Board of Directors also approved the purchase of IVAX Common Stock in the open market, as needed, for the ESPP. The maximum number of shares available for sale under the ESPP is 5,250,000 subject to future increases as stated in the plan. The ESPP became effective January 1, 2000 for employees based in the United States and Puerto Rico and allows them to purchase IVAX Common Stock at 85% of the fair market value on the enrollment date or exercise date, whichever is lower. The maximum amount of stock an employee may purchase in a year is US$25,000 and subsequent resale is restricted as stated in the plan. The ESPP is accounted for as a non-compensatory plan.

              SHARE REPURCHASE PROGRAM

              In December 1998, IVAX's Board of Directors approved an increase of 11,250,000 shares to a total of 18,750,000 shares of IVAX Common Stock that may be repurchased. In April, June and November 1999, IVAX's Board of Directors approved increases of 7,500,000, 2,250,000 and 7,500,000 shares, respectively in the share repurchase program. In August 2000, IVAX's Board of Directors approved an increase of 10,000,000 shares, bringing the total authorized for repurchase to 46,000,000 shares. Cumulatively through December 31, 2000, IVAX repurchased 34,380,000 shares of IVAX Common Stock at a total cost, including commissions, of US$338,926,000. Under Florida law, repurchased shares constitute authorized but unissued shares. During April 2001, IVAX repurchased 225,000 shares (180,000 shares pre-split) at a total cost, including commissions of US$5,095,000.

       11.     MATERIAL CONTRACTS

              The following are the only contracts (not being contracts entered into in the ordinary course of business) which are or might be material, which have been entered into by members of the IVAX Group (a) within the two years immediately preceding the date of this document or (b) which contain provisions under which any member of the IVAX Group has any obligation or entitlement which is material to the IVAX Group as at the date of this document:

               (a) Rights Agreement, dated December 29, 1997, between IVAX and ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon"), pursuant to which IVAX appointed ChaseMellon to act as agent for IVAX and the holders of the Rights (as defined below).

                     On December 19, 1997, the Directors authorised and declared a dividend of one right (a "Right") for each share of IVAX Common Stock outstanding at the close of business on December 29, 1997, each such Right representing the right to purchase one half (1/2) of a share of IVAX Common Stock at a price of US$12.00 (subject to adjustment).

                     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire IVAX on terms not approved by the Directors. The Rights should not interfere with any merger or other business combination approved by the Directors.

                     The Rights, unless earlier redeemed by the Directors, become exercisable upon the close of business on the day (the "Distribution Date") which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 15% or more of the outstanding voting stock of IVAX (an "Acquiring Person") and (ii) the tenth business day (or such later date as may be determined by the Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the ownership of 15% or more of IVAX's outstanding voting stock (even if no shares are actually purchased pursuant to such offer); prior thereto, the Rights would not be exercisable, would not be represented by a separate certificate, and would not be transferable apart from IVAX's Common Stock, but will instead be evidenced, with respect to any of the IVAX Common Stock certificates outstanding as of December 29, 1997, by such IVAX Common Stock certificate with a copy of the Summary of Rights (included as an exhibit to the Rights Agreement) attached thereto. An Acquiring Person does not include (A) IVAX, (B) any subsidiary of IVAX, (C) any employee benefit plan or employee stock plan of IVAX or of any subsidiary of IVAX, or any trust or other entity organized, appointed, established or holding IVAX Common Stock for or pursuant to the terms of any such plan or (D) any person or group whose ownership of 15% or more of the shares of voting stock of IVAX then outstanding results solely from (i) any action or transaction or transactions approved by the Directors before such person or group became an Acquiring Person or
                     (ii) a reduction in the number of issued and outstanding shares of voting stock of IVAX pursuant to a transaction or transactions approved by the Directors (provided that any person or group that does not become an Acquiring Person by reason of clause (i) or (ii) above shall become an Acquiring Person upon acquisition of an additional 1% of IVAX's voting stock unless such acquisition of additional voting stock will not result in such person or group becoming an Acquiring Person by reason of such clause (i) or (ii)).

                     Until the Distribution Date (or earlier redemption or expiration of the Rights), new IVAX Common Stock certificates issued after December 29, 1997 will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of IVAX's Common Stock certificates outstanding as of December 29, 1997, with or without a copy of the Summary of Rights attached, will also constitute the transfer of the Rights associated with the IVAX Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the IVAX's Common Stock as of the close of business on the Distribution Date and such separate certificates alone will evidence the Rights from and after the Distribution Date.

                     The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on December 18, 2007, unless earlier redeemed by IVAX as described below.

                     The number of shares of IVAX Common Stock issuable upon exercise of the Rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, the IVAX Common Stock. The Exercise Price for the Rights is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of IVAX Common Stock.

                     Unless the Rights are earlier redeemed, in the event that, after the time that a Person becomes an Acquiring Person, IVAX were to be acquired in a merger or other business combination (in which any shares of IVAX Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of IVAX and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the

                     Rights Agreement provides that proper provision will be made so that each holder of record of a Right will from and after such date have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Exercise Price. In addition, unless the Rights are earlier redeemed, if a person or group (with certain exceptions) becomes the beneficial owner of 15% or more of IVAX's voting stock, the Rights Agreement provides that proper provision will be made so that each holder of record of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of shares of IVAX Common Stock having a market value at the time of the transaction equal to two times the Exercise Price. The Rights Agreement also grants the Directors the option, after any person or group acquires beneficial ownership of 15% or more of the voting stock but before there has been a 50% acquisition, to exchange one share of IVAX Common Stock for each then valid Right (which would exclude Rights held by the Acquiring Person that have become void).

                     At any time on or prior to the close of business on the tenth day after the time that a person has become an Acquiring Person (or such later date as a majority of the Directors may determine), IVAX may redeem the Rights in whole, but not in part, at a price of $.01 per Right ("Redemption Price"). Immediately upon the effective time of the action of the Directors authorising redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

                     For as long as the Rights are then redeemable, IVAX may, except with respect to the redemption price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, IVAX may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such.

                     Until a Right is exercised, the holder, as such, will have no rights as a stockholder of IVAX, including, without limitation, the right to vote or to receive dividends.

               (b) Warrant to Purchase Shares of Common Stock of IVAX Corporation dated November 18, 1999 between IVAX and Frost-Nevada Limited Partnership pursuant to which Frost-Nevada is entitled to purchase from IVAX an aggregate of 937,500 fully paid and nonassessable shares of IVAX Common Stock at a price per share of US$9.60 (subject to adjustment).

               (c) Quota Purchase Agreement dated October 12, 1999, by and between Institute for Drug Research, Inc., Institute for Drug Research, Ltd (Gyogyszerkutato Intezet Kft.), IVAX International B.V. and IVAX Holdings, A.G., and Quota Sale and Purchase Agreement between Richter Gedeon Ltd. and IVAX International B.V. pursuant to which IVAX acquired 100% ownership of the IVAX Drug Research Institute Ltd, a pharmaceutical research and development company in Budapest, Hungary, for an amount equal to US$3,367,143 plus assumption of US$3,540,000 in loans.

               (d) Indenture dated May 12, 2000, between IVAX and U.S. Bank Trust National Association, as Trustee, constituting US$250 million in principal amount of 5 1/2% Convertible Senior Subordinated Notes due May 15, 2007 of IVAX (the "5 1/2% Notes"). The 5 1/2% Notes are convertible at any time prior to maturity, unless previously redeemed, into 33.65 shares of IVAX Common Stock per US$1,000 of principal amount of the 5 1/2% Notes. This ratio results in a conversion price of approximately US$29.72 per share of IVAX Common Stock. The 5 1/2% Notes are redeemable at the relevant percentage of their principal amount plus accrued and unpaid interest on or after May 29, 2003.

               (e) Stock Purchase Agreements dated June 19, 2000 between IVAX and each of Alfa Centura Holdings, N.V. and Mountainrise Trading Limited, pursuant to which IVAX acquired Laboratorios Elmor, S.A. through the acquisitions of its two holding companies, for a consideration equal to US$60,000,000 subject to adjustment by reference to a closing balance sheet.

               (f) Agreement and Plan of Merger dated August 3, 2000 among IVAX, Wakefield Pharmaceuticals, Inc.("Wakefield"), the Principal Stockholders of Wakefield Pharmaceuticals, Inc. and WPI Merger Corporation ("Merger Sub"), pursuant to which it was agreed that Wakefield would become a subsidiary of IVAX as a result of a merger of Merger Sub with and into Wakefield and pursuant to which each outstanding share of common stock of Wakefield was converted into the right to receive shares of IVAX Common Stock resulting in the issue of 830,000 shares of IVAX Common Stock.

               (g) Stock Purchase Agreement dated October 11, 2000 between Morcob, CVA ("Morcob") and IVAX, pursuant to which IVAX agreed to purchase all of the outstanding shares of capital stock of Maancirkel Holding, B.V. ("Maancirkel"), a corporation organised under the laws of the Netherlands and the parent company of Laboratorios Fustery, S.A. de C.V.("Fustery") for a consideration equal to US$117,000,000 satisfied by the delivery of 1,656,000 shares (1,325,519 shares pre-split) of IVAX Common Stock, valued at

                     US$57,000,000, and US$57,210,000 in cash, net of cash
                     acquired. Pursuant to the terms of the stock purchase agreement, the amount of Common Stock could be adjusted within 180 days based on the market price of IVAX Common Stock on April 10, 2001, IVAX made a final payment of US$16,309,000 in cash.

               (h) Indenture dated May 4, 2001, between IVAX and U.S. Bank Trust National Association, as Trustee, constituting US$725 million in principal amount of 4 1/2% Convertible Senior Subordinated Notes due 2008 of IVAX (the "4 1/2% Notes"). The 4 1/2% Notes are convertible at any time prior to maturity, unless previously redeemed, into 24.97 shares of IVAX Common Stock per US$1,000 of principal amount of the 4 1/2% Notes. This ratio results in a conversion price of approximately US$40.05 per share of IVAX Common Stock. The 4 1/2% Notes are redeemable at the relevant percentage of their principal amount plus accrued and unpaid interest on or after May 29, 2004.

               (i) Agreement to Tender, dated May 18, 2001, between IVAX, Comercial e Inversiones Portfolio Limitada ("SH1") and Inversiones Portfolio S.A.("SH2") pursuant to which IVAX agreed to commence, within twenty one days from the date of the agreement, an offer (the "Offer") to acquire up to 100% of the outstanding shares of common stock of Laboratorios Chile S.A. (the "Shares"), including any Shares represented by American Depositary Shares ("ADSs") at a price equal to US$1.25 per share (or US$25.00 per ADS) in cash and each of SH1 and SH2 agreed to tender all Shares owned by them in the Offer.

               (j) Sponsorship Agreement dated July 27, 2001 between IVAX and UBS Warburg, pursuant to which UBS Warburg agreed to act as the sponsor of IVAX in connection with the introduction of the whole of the issued share capital of IVAX to the Official List and to use all reasonable endeavours to procure Admission. In consideration of UBS Warburg's services IVAX has agreed to pay the Sponsor's reasonable legal and other out-of-pocket expenses in connection with the introduction. The Sponsorship Agreement contains warranties given by IVAX to UBS Warburg as to the accuracy of the information contained in the Listing Particulars and other matters relating to the IVAX Group and an indemnity from IVAX in favour of UBS Warburg in respect of (inter alia) any losses suffered by UBS Warburg in connection with the services performed by it under the agreement or as a result of any breach by IVAX of such warranties. UBS Warburg may terminate the Sponsorship Agreement if at any time prior to Admission certain circumstances arise, including any statement in the Listing Particulars becoming untrue or misleading or a material breach of the warranties given by IVAX occurring.

12.            PROPERTY

               IVAX's corporate headquarters are located in Miami, Florida. IVAX maintains offices, warehouses, research and development facilities and/or distribution centers in Argentina, Chile, China, the Czech Republic, Finland, Germany, Hong Kong, Hungary, India, Ireland, Italy, Kazakhstan, Mexico, Latvia, Peru, Poland, Russia, the Slovak Republic, Sweden, Switzerland, Taiwan, Ukraine, Uruguay, Venezuela and various parts of the United States and the United Kingdom, most of which are held pursuant to leases. None of these leases are material to IVAX.

               IVAX operates pharmaceutical manufacturing facilities in Buenos Aires, Argentina; Maraton, Chile; Cerrillos, Chile; Beijing, China; Opava-Komarov, Czech Republic; Runcorn, England; Miami, Florida; Falkenhagen, Germany; Budapest, Hungary; Waterford, Ireland; Mexico City and Monterey, Mexico; Northvale, New Jersey; Cidra, Puerto Rico; St. Croix, US Virgin Islands; Montevideo, Uruguay; and Guacara, Venezuela. IVAX Diagnostics, Inc. has manufacturing facilities located in Springdale, Arkansas; Miami, Florida; and Rome, Italy. IVAX owns its Miami, Budapest, Buenos Aires, Cidra, Guacara, Mexico City, Monterey, Montevideo, Opava-Komarov and Falkenhagen manufacturing facilities, and leases its remaining manufacturing facilities. In connection with the sale of the specialty chemicals business, IVAX retained ownership of its manufacturing facilities in Rock Hill, South Carolina and Marion, Ohio which it is seeking to sell.

               The following properties are principal establishments:

               (a) the property located at 8800 N.W. 36th Street, Miami, Florida. This property is owned by the IVAX Group and comprises 83,305 sq. ft.;

               (b) the property located at 50 N.W. 176th Street, Miami, Florida. This property is owned by the IVAX Group and consists of three buildings - "Building 100" comprises 124,000 sq. ft.; "Building 50" comprises 43,000 sq. ft.; and the "Butler Building" comprises 112,000 sq. ft.;

               (c) the freehold property located at Street C, Lot 18-19, Cidra Industrial Park, Cidra, Puerto Rico 07390. This property is owned by the IVAX Group and consists of two buildings - "C-1" comprises 46,000 sq. ft. and "C-2" comprises 69,000 sq. ft.;

               (d) the leasehold property located at Unit 301, Industrial Estate, Cork Road, Waterford. "Unit 301" comprises 138,000 sq. ft., 9,300 sq. ft. of which is under development. The lease in relation to this property expires in October 2990. "Units 13-16" together comprise 51,500 sq. ft. and the lease in respect of these units expires in December 2995. "Unit 26A" comprises 15,000 sq. ft. and the term of the lease is currently under negotiation. "Units 33-25" together comprise 72,500 sq. ft., 70,000 sq. ft. of which are under development - the leases in relation to these units expire as follows: "Unit 33" - October 2977; "Unit 34" - October 2979; and "Unit 35" - January 2986; the leasehold property located at 6 Cross Roads comprises 26,000 sq. ft. the lease expires in November 2005; and

               (e) the leasehold property located at Goddard Road, Astmoor Industrial Estate, Runcorn, WA7 1QF, Cheshire. "Unit 1-3" comprises 22,400 sq. ft. and the lease expires in December 2001; "Units 4-11" comprise 33,000 sq. ft and the leases in relation to these units expire as follows: "Unit 4" - March 2008; "Unit 5" - March 2003; "Unit 6" - March 2001; "Unit
                     7" - May 2001; "Units 8 to 11" - March 2001; "Units 4 & 5,
                     Pembroke Court" comprise 40,175 sq. ft. and the lease expires in August 2017.


13.            LITIGATION

               The following are the only legal or arbitration proceedings (including any such proceedings which are pending or threatened of which IVAX is aware) in which a member of the IVAX Group is, or has been, involved which may have or have had during the twelve months preceding the date of this document a significant effect on the IVAX Group's financial position:

               (a) In late April 1995, IVAX Pharmaceuticals, NV (which was formerly named Zenith Laboratories, Inc.), one of IVAX's wholly-owned subsidiaries ("Zenith"), received approvals from the FDA to manufacture and market the antibiotic cefaclor in capsule and oral suspension formulations. Cefaclor is the brand equivalent of Ceclor(R), a product of Eli Lilly and Company ("Lilly"). On April 27, 1995, Lilly filed a lawsuit against Zenith and others styled Eli Lilly and Company v. American Cyanamid Company, Biocraft Laboratories, Inc., Zenith Laboratories, Inc. and Biochimica Opos S.p.A. in the United States District Court for the Southern District of Indiana, Indianapolis Division. In general, the lawsuit alleges that Biochimica Opos S.p.A. ("Opos"), Zenith's cefaclor raw material supplier, manufactured cefaclor raw material in a manner which infringed two process patents owned by Lilly, and that Zenith and the other defendants knowingly and wilfully infringed and induced Opos to infringe the patents by importing the raw material into the United States. The lawsuit seeks to enjoin Zenith and the other defendants from infringing or inducing the infringement of the patents


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                     and from making, using or selling any product incorporating the raw material provided by Opos, and seeks an unspecified amount of monetary damages and the destruction of all cefaclor raw material manufactured by Opos and imported into the United States. In August 1995, the Court denied Lilly's motion for preliminary injunction which sought to prevent Zenith from selling cefaclor until the merits of Lilly's allegations could be determined at trial. On May
                     10, 1996, the United States Court of Appeals for the
                     Federal Circuit affirmed the district court's denial of Lilly's motion for preliminary injunction. On February 28, 1997, Lilly filed an amended complaint alleging the infringement of an additional patent. Lilly subsequently filed a second amended complaint but did not revise its allegations regarding Zenith. Zenith has asserted a counterclaim, which remains pending. Zenith ceased selling cefaclor in January 1997, when it announced a recall in the United States of cefaclor as a result of the recall by Opos of the raw material used to manufacture the product.

               (b) On December 21, 1998, an action purporting to be a class action, styled Louisiana Wholesale Drug Co. vs. Abbott Laboratories, Geneva Pharmaceuticals, Inc. and Zenith Goldline Pharmaceuticals, Inc., was filed against IVAX Pharmaceuticals and others in the United States District Court for the Southern District of Florida, alleging a violation of Section 1 of the Sherman Antitrust Act. Plaintiffs purport to represent a class consisting of customers who purchased a certain proprietary drug directly from Abbott Laboratories during the period beginning on October 29, 1998. Plaintiffs allege that, by settling patent-related litigation against Abbott in exchange for quarterly payments, the defendants engaged in an unlawful restraint of trade. The complaint seeks unspecified treble damages and injunctive relief. Fourteen additional class action lawsuits containing allegations similar to those in the Louisiana Wholesale case were filed in various jurisdictions between July 1999 and February 2001, the majority of which have been consolidated with the Louisiana Wholesale case. On December 13, 2000 plaintiffs' motion for summary judgement on the issue of whether the settlement agreement constituted a per se violation of Section 1 of the Sherman Antitrust Act in the Louisiana Wholesale case was granted. IVAX Pharmaceuticals has sought leave to appeal to the United States Court of Appeals for the



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                     Eleventh Circuit. On March 13, 2000 the Federal Trade
                     Commission ("FTC") announced that it had issued complaints against, and negotiated consent decrees with, Abbott Laboratories and Geneva Pharmaceuticals arising out of an investigation of the same subject matter that is involved in these lawsuits. The FTC took no action against IVAX Pharmaceuticals. IVAX Pharmaceuticals' motion for reconsideration remains pending.

               (c) IVAX Pharmaceuticals has been named in a number of individual and class action lawsuits in both state and federal courts involving the diet drug combination of fenfluramine and phentermine, commonly known as "fen-phen." Generally, these lawsuits seek damages for personal injury, wrongful death and loss of consortium, as well as punitive damages, under a variety of liability theories including strict products liability, breach of warranty and negligence. IVAX Pharmaceuticals did not manufacture either fenfluramine or phentermine, but did distribute the brand equivalent version of phentermine manufactured by Eon Labs Manufacturing, Inc. ("Eon") and Camall Company. Although IVAX Pharmaceuticals had a very small market share, as ofJuly 6, 2001, IVAX Pharmaceuticals has been named in approximately 5,001 cases and has been dismissed from approximately 3,381 cases, with additional dismissals pending. IVAX Pharmaceuticals intends to vigorously defend all of the lawsuits, and while management believes that its defense will succeed, as with any litigation, there can be no assurance of this. Currently Eon is paying for approximately 50% of IVAX Pharmaceuticals' costs in defending these suits and is fully indemnifying IVAX Pharmaceuticals against any damages IVAX Pharmaceuticals may suffer as a result of cases involving product manufactured by Eon. In the event Eon discontinues providing this defense and indemnity, IVAX Pharmaceuticals has its own product liability insurance. While IVAX Pharmaceuticals' insurance carriers have issued reservations of rights, IVAX Pharmaceuticals believes that it has adequate coverage. Although it is impossible to predict with certainty the outcome of litigation, in the opinion of management, this litigation will not have a material adverse impact on IVAX's financial condition or results of operation.

               (d) On March 7, 2000, individuals purporting to be IVAX shareholders filed a class action complaint styled Goldfisher v. IVAX Corporation, et al against IVAX and certain of IVAX's current and former officers and directors in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida. The plaintiff seeks to act as the representative of a class consisting of all purchasers of IVAX Common Stock between December 19, 1997 and the date of class certification. The complaint generally alleges that the adoption of a shareholder rights plan containing a



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                     provision that would limit the ability of certain members
                     who might be added to the Board of Directors following a change of control to approve a decision to redeem the rights, which is commonly known as a "dead hand" provision, is a violation of the Florida Business Corporation Act and IVAX articles of incorporation and by-laws. Plaintiffs seek an injunction invalidating this provision, as well as damages in an unspecified amount which, in the opinion of management, would not be material. On February 8, 2001, a motion for summary judgment was granted in IVAX's favor. Plaintiffs have a Motion for Attorneys' Fees pending.

               (e)   PACLITAXEL RELATED LITIGATION

                     (i) On March 26, 1998, Bristol Myers Squibb Company ("BMS") filed a complaint in the United States District Court for the District of New Jersey styled Bristol Myers Squibb Company v. Zenith Goldline Pharmaceuticals, Inc., et al alleging patent infringement of two of its patents relating to Taxol(R). IVAX Pharmaceuticals filed various counterclaims based on antitrust and unfair competition. On April 20, 2001 IVAX announced that the United States Court of Appeals for the Federal Circuit had affirmed the New Jersey District Court's grant of summary judgment invalidating eight out of ten of BMS's asserted patent claims relating to Taxol(R). With respect to the two remaining claims, the appellate court remanded the case to the district court for further proceedings. In so doing, the court of appeals stated that the district court should determine on remand whether, "perhaps even as a matter of law," such claims should be held invalid in any event.

                     (ii) On March 3, 2000, the court granted IVAX Pharmaceuticals's motion for summary judgment of invalidity. On April 17, 2000, BMS filed an appeal which remains pending. IVAX Pharmaceuticals' counterclaims have been stayed. On April 20, 2001, the appellate court affirmed the district court's grant of summary judgment of invalidity with respect to all but two of the asserted claims of Bristol's patents and remanded the remaining claims to the district court for further proceedings. IVAX will now pursue its counterclaims against BMS.

                     (iii) On August 11, 2000, American BioScience, Inc. ("ABI") filed a complaint in the United States District Court for the Central District of California styled American BioScience, Inc. v. Bristol Myers Squibb Company for a temporary restraining order and preliminary injunction compelling BMS to list in the FDA's Orange Book ABI's `331 patent, which purportedly covers BMS's Taxol(R) product. The listing of the patent in the FDA's Orange Book would have the effect of blocking brand equivalent competition. A hearing was held on September 6, 2000 and the Court denied ABI's request for preliminary injunction, declined to approve the settlement between ABI and BMS and dismissed ABI's



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                            complaint and ordered that BMS de-list the `331
                            patent. ABI appealed and sought a stay of the Order from the Ninth Circuit Court of Appeals, which was denied on September 13, 2000. The appeal remains pending. On April 19, 2001 IVAX announced that the District Court in Washington D.C. denied the motion of ABI for a temporary restraining order or preliminary injunction which sought to require the FDA to revoke its approval of Onxol(TM). ABI had renewed this motion after the FDA filed the administrative record of its decision-making process in granting final approval of the ANDA for Onxol(TM). In her opinion, District Court Judge Colleen Kollar-Kotelly again concluded that ABI's arguments were not substantially likely to succeed on the merits.

                     (iv) On September 7, 2000, ABI filed a lawsuit for patent infringement styled American BioScience, Inc. v. Baker Norton Pharmaceuticals, Inc., Zenith Goldline Pharmaceuticals, Inc., and IVAX Corporation in the United States District Court for Central District of California alleging infringement of its `331 patent, which purports to cover paclitaxel, and seeking damages in an unspecified amount. This matter remains pending.

                     (v) On September 20, 2000, ABI filed a complaint in the United States District Court for the District of Columbia styled American BioScience, Inc. v. Donna
                            E. Shalala, et al., which sought by temporary restraining order and preliminary injunction a rescission of Baker Norton Pharmaceuticals' final marketing approval by the FDA for its brand equivalent paclitaxel product. Both BMS and Baker Norton Pharmaceuticals intervened in the action. On October 3, 2000, the Court denied ABI's request for relief. Thereafter, ABI sought an emergency injunction pending appeal from the United States Court of Appeals for the District of Columbia


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                            Circuit, which was also denied on October 13, 2000.
                            On March 30, 2001, the appellate court vacated the district court's decision and remanded the case based on FDA's failure to file an administrative record in the court below. On April 6, 2001, FDA filed its administrative record and ABI renewed its motion for a temporary restraining order or preliminary injunction. On April 19, 2001, the district court again denied ABI's motion. ABI has appealed this ruling, and on May 4, 2001, the appellate court ordered that the appeal be expedited.

                     (vi) On October 16, 2000, ABI filed a complaint in the United States District Court for the Central District of California styled American BioScience, Inc. v. Donna E. Shalala, et al., which recites virtually the same claims as the action ABI filed in the District of Columbia Court set out above. IVAX Pharmaceuticals moved to intervene and opposed ABI's request for preliminary injunction. On November 7, 2000, the United States District Court of the District of Columbia ordered ABI to refrain from pursuing this litigation, or any other litigation that duplicates the litigation ABI initiated in the District of Columbia Circuit.

               (f)   ASTRAZENECA

                     On April 12, 2001 IVAX confirmed that it was being sued by AstraZeneca based on the patent challenges made in its application to market a brand equivalent form of Prilosec(R) (omeprazole), an anti-ulcer drug having annual U.S. sales of $3.54 billion. IVAX's patent challenges were necessary in order for it to obtain approval of its brand equivalent drug before the expiration of the patents involved in this lawsuit, which expire as late as 2007.

                     IVAX intends to vigorously defend each of the foregoing lawsuits, but their respective outcomes cannot be predicted. Any of such lawsuits, if determined adversely to IVAX, could have a material adverse effect on its financial position and results of operations. IVAX's ultimate liability with respect to any of the foregoing proceedings is not presently determinable.

14.      TAXATION

(a)      U.S. TAXATION

         Under current law and subject to the discussion below, dividends paid to a non-U.S. holder of IVAX Common Stock generally will be subject to the withholding of U.S. income tax at a rate of 30 per cent. of the amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. For the purposes of determining whether tax is to be withheld at either a 30 per cent. rate or at a reduced rate as specified by an income tax treaty, IVAX ordinarily will presume, pursuant to current applicable law, that dividends paid to an



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         address in a foreign country are paid to a resident of such country without actual knowledge or reason to know that such presumption is not warranted. However, , the benefits of an income tax treaty may be claimed by a non-U.S. holder only upon filing a duly completed Internal Revenue Service ("IRS") Form W-8 BSM which must include a taxpayer identification number obtained from the IRS.

         If a non-U.S. holder files a duly completed IRS Form W-8 EC1 with IVAX, no withholding tax will be withheld on dividends that are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax in the same manner as if the non-U.S. holder were a U.S. resident. Effectively connected dividends received by a non-U.S. corporation may be subject to an additional "branch profits tax" at a rate of 30 per cent. (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments.

         Generally, IVAX must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence. U.S. backup withholding tax generally will not apply to dividends paid to non-U.S. holders at a residence outside the United States unless the payer has knowledge or reason to know that the payee is a United States person.

(b)      U.K. TAXATION

         THE FOLLOWING SUMMARY IS INTENDED AS A GENERAL GUIDE ONLY. IT IS BASED ON UNITED KINGDOM LAW AND INLAND REVENUE PRACTICE CURRENTLY IN FORCE, IS NOT EXHAUSTIVE AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSIDERED TO BE, LEGAL OR TAX ADVICE. THE SUMMARY RELATES SOLELY TO THE HOLDERS OF IVAX COMMON STOCK WHO ARE RESIDENT AND, IF INDIVIDUALS, ORDINARILY RESIDENT IN THE UNITED KINGDOM FOR UNITED KINGDOM TAX PURPOSES, WHO ARE THE ABSOLUTE BENEFICIAL OWNERS OF THEIR IVAX COMMON STOCK AND WHO HOLD THEIR IVAX COMMON STOCK AS INVESTMENTS AND NOT AS ASSETS TO BE REALISED IN THE COURSE OF A TRADE ("UK HOLDERS"). THE SUMMARY ASSUMES THAT THE RELEVANT UK HOLDER IS NOT A COMPANY WHICH, EITHER DIRECTLY OR INDIRECTLY, CONTROLS 10% OR MORE OF THE VOTING POWER OF IVAX AND THAT THE REGISTER EVIDENCING TITLE TO THE IVAX COMMON STOCK IS AND WILL REMAIN OUTSIDE THE UNITED KINGDOM AT ALL TIMES.



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         Where a UK Holder is entitled to a dividend in respect of that UK
         Holder's IVAX Common Stock, such UK Holder may, depending upon the UK Holder's particular circumstances, be subject to United Kingdom income tax or corporation tax on the gross amount of the dividend. Credit may be available for any United States tax withheld on the dividend.

         The Finance Act 2000 abolished the rules requiring the deduction of United Kingdom tax from payments made by United Kingdom paying and collecting agents with effect from April 2001. In its letter dated February 15, 2001 to United Kingdom paying and collecting agents, the Inland Revenue stated that payments of, inter alia, foreign dividends paid or collected on or after April 1, 2001 must be passed on without deduction of United Kingdom income tax. However, with effect from April 6, 2001 United Kingdom paying and collecting agents will, by way of notice, be required to make annual information returns in the specified form to the Inland Revenue under Section 18 of the Taxes Management Act 1970.

         UK HOLDERS WHO ARE IN ANY DOUBT AS TO THEIR TAX POSITION SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISERS.

15.      LISTINGS AND DEALINGS

         Application has been made to the UK Listing Authority for all the existing issued IVAX Common Stock to be admitted to the Official List by way of Introduction and application has been made for admission of such IVAX Common Stock to trading on the London Stock Exchange's market for listed securities. It is expected that Admission will become effective and that dealings in IVAX Common Stock on the London Stock Exchange's market for listed securities will commence on August 1, 2001.

         IVAX Common Stock is listed on the American Stock Exchange.

16.      WORKING CAPITAL

         IVAX is of the opinion that the IVAX Group has sufficient working capital for its present requirements, that is for at least the twelve months from the date of this document.

17.      GENERAL

         (a) Save as disclosed in "Current trading and prospects for the IVAX Group" in Part I of this document, there has been no significant change in the trading or financial position of the IVAX Group since June 30, 2001, being the end of the last financial period for which interim financial statements have been published.



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         (b)   The expenses of Admission which are payable by IVAX are estimated to amount to approximately (pound)600,000 (excluding VAT).

         (c) IVAX's financial statements for the three years ended December 31, 2000 were audited by Andersen LLP, independent certified public accountants, of Suite 1470, 1 Biscayne Tower, Miami, Florida, FL 33131, United States of America in accordance with auditing standards generally accepted in the United States. Andersen LLP has acted as IVAX's independent public accountants since 1986.

         (d) UBS Warburg Ltd, 1 Finsbury Avenue, London EC2M 2PP (for the attention of Corporate Finance) is a point of contact for shareholders in the United Kingdom.

18.      DOCUMENTS AVAILABLE FOR INSPECTION

         Copies of the following documents will be made available for inspection at the offices of Theodore Goddard, 150 Aldersgate Street, London EC1A 4EJ, during normal business hours on any weekday (public holidays excepted), for a period ending on August 10, 2001:

         (a)   the articles of incorporation and bylaws of IVAX;

         (b) the annual reports of IVAX on Form 10-K for the two years ended December 31, 2000;

         (c) the quarterly report of IVAX for the quarterly period ended March 31, 2001;

         (d) the announcement of IVAX's financial results for the second quarter and six months ended June 30, 2001;

         (e) the agreements with certain of the Directors referred to in paragraph 4 above;

         (f)   the material contracts referred to in paragraph 11 above;

         (g)   these Listing Particulars.

         July 27, 2001



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                                     PART VI

                                   DEFINITIONS

The following definitions apply throughout this document unless the context requires otherwise:

"Admission"                        the admission of all the existing issued IVAX
                                   Common Stock to the UK Official List becoming effective in accordance with the Listing
                                   Rules and the admission of such IVAX Common
                                   Stock to trading on the London Stock
                                   Exchange's market for listed securities

"ANDA"                             Abbreviated New Drug Application

"Australia"                        the Commonwealth of Australia, its states,
                                   territories and possessions

"Canada" Canada, its provinces and territories and all areas subject to its jurisdiction and any political sub-division of any of them

"Companies Act"                    the Companies Act 1985 of Great Britain

"Directors"                        the directors of IVAX whose names are listed
                                   on page 3 of this document

"FDA"                              the United States Food and Drug
                                   Administration

"IVAX" IVAX Corporation, incorporated under the laws of the State of Florida

"IVAX Common Stock"                shares of common stock of IVAX with a par
                                   value of US$0.10 per share

"IVAX Group"                       IVAX and its subsidiaries

"Japan"                            Japan, its cities and prefectures,
                                   territories and provinces

"Listing Particulars"              this document

"Listing Rules"                    the listing rules of the UK Listing
                                   Authority

"London Stock Exchange"            London Stock Exchange plc

"NDA"                              New Drug Application

"Official List"                    the Official List maintained by the UK
                                   Listing Authority for the purposes of Part IV of the Financial Services Act 1986 of Great
                                   Britain

"SEC" the Securities and Exchange Commission of the United States



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"Securities Act"                   the Securities Act of 1933 of the United
                                   States, as amended

"UBS Warburg"                      UBS Warburg Ltd, a subsidiary of UBS
                                   AG

"UK"                               the United Kingdom of Great Britain and
                                   Northern Ireland

"UK Listing Authority"             the Financial Services Authority acting
                                   in its capacity as the competent authority for the purposes of Part IV of the Financial
                                   Services Act 1986 of Great Britain


"United States" or "USA"           the United States of America, its possessions
                                   or territories, any state of the United
                                   States and the District of Columbia and all other areas subject to the jurisdiction of the United States of America



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